As filed with the Securities and Exchange Commission on April 29, 1997

                    Registration No. 333-19109


             SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         Amendment No. 1
                              to

                           Form  S-1
                     REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933


                    CADIZ LAND COMPANY, INC.
     (Exact name of registrant as specified in its charter)

        Delaware                   0100                         77-0313235
(State or other jurisdiction of (Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code Number) Identification No.)

              10535 Foothill Boulevard, Suite 150
               Rancho Cucamonga, California 91730
                         (909) 980-2738
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Keith Brackpool
              10535 Foothill Boulevard, Suite 150
               Rancho Cucamonga, California 91730
                         (909) 980-2738
   (Name, address, and telephone number of agent for service)


                  Copies of communications to:
                  HOWARD J. UNTERBERGER, ESQ.
                     J. BRAD WIGGINS, ESQ.
                        Miller & Holguin
             1801 Century Park East, Seventh Floor
                 Los Angeles, California 90067
                         (310) 556-1990


Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                CALCULATION OF ADDITIONAL REGISTRATION FEE
------------------------------------------------------------------------------
                                         Proposed
Title of each                            maximum       Proposed
class of                                 offering      maximum      Amount of
securities to           Amount            price       aggregate    registration
be registered      to be registered      per unit   offering price       fee
------------------------------------------------------------------------------
Common Stock,
 par value           397,917 shares(1)  $5.00(2)     $ 1,989,585.00  $ 602.91
  $.01 per share
Warrants for the
 purchase  of        75,000 warrants
 Common Stock       (the "Warrants")(3)
------------------------------------------------------------------------------

(1) The Registration Statement as originally filed on December 31, 1996 covered the sale of 8,384,555 shares, for which a registration fee of $11,909.88 was paid. This Amendment No. 1 covers an additional 397,917 shares, including 50,000 shares underlying outstanding Options and 75,000 shares underlying the additional warrants which are included in this Amendment, resulting in an additional registration fee as shown in the table. Also registered hereunder are an indeterminate number of additional shares of Common Stock which may become issuable by virtue of anti-dilution provisions of the Preferred Stock, the Options and the Warrants.

(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's Common Stock as reported by Nasdaq for April 22, 1997, which date is within 5 business days prior to the initial filing date of this Amendment to the Registration Statement.

(3) No fee for registration of the Warrants is required by virtue of the last sentence of Rule 457(g).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                         CADIZ LAND COMPANY, INC.
     Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K Showing the Location in the Prospectus of the Information Required by Part I of Form S-1

        REQUIRED INFORMATION                  LOCATION IN PROSPECTUS
   --------------------------------------    ---------------------------
1. Forepart of the Registration Statement    Facing Page of Registration
    and Outside Front Cover Page of          Statement; Cross-Reference
    Prospectus                               Sheet; Outside Front Cover
                                             Page of Prospectus

2. Inside Front and Outside Back Cover       Inside Front Cover of
     Pages of Prospectus                     Prospectus


3. Summary Information, Risk Factors and     Prospectus Summary;
     Ratios of Earnings to Fixed Charges     Risk Factors


4. Use of Proceeds                           Inapplicable (as indicated on
                                             Outside Front Cover of
                                             Prospectus and in
                                             Prospectus Summary and
                                             Plan of Distribution)

5. Determination of Offering Price           Inapplicable

6. Dilution                                  Inapplicable

7. Selling Security Holders                  Selling Security Holders

8. Plan of Distribution                      Outside Front Cover of
                                             Prospectus; Plan of
                                             Distribution

9. Description of Securities to              Description of Securities
   Be Registered

10. Interests of Named Experts and           Legal Matters; Experts
     Counsel


11. Information with Respect to the          Prospectus Summary; The
      Registrant                             Company; Risk Factors;
                                             Price Range of Common
                                             Stock and Dividend Policy;
                                             Selected Financial Data;
                                             Management's Discussion
                                             and Analysis of Financial
                                             Condition and Results of
                                             Operations; Business;
                                             Management; Certain
                                             Transactions;  Principal
                                             Stockholders; Financial
                                             Statements


12. Disclosure of Commission Position on     Inapplicable
   Indemnification for Securities Act
   Liabilities

PROSPECTUS

                         CADIZ LAND COMPANY, INC.

                    8,782,472 Shares of Common Stock
    (including 683,000 Shares sold in recent private placements;
             7,368,252 Shares issued or issuable upon conversion
             of outstanding shares of Series A Preferred Stock;
      366,220 Shares issued or issuable in payment of dividends upon outstanding shares of Series A Preferred Stock;
       50,000 Shares issuable upon exercise of outstanding Options;
  and 315,000 Shares issuable upon exercise of outstanding Warrants) and 315,000 Warrants for the purchase of Common Stock

        This Prospectus relates to the offer by the security holders named herein under the caption "Selling Security Holders"
(collectively, the "Selling Security Holders") for sale to the public of the following shares of the $.01 par value common stock (the
"Common Stock") of Cadiz Land Company, Inc. (the "Company" or "Cadiz") (collectively, the "Shares"): (i) 683,000 outstanding shares of Common Stock previously sold by the Company and an affiliate of the Company in unregistered private placements (the "Placement Shares");
(ii) 7,368,252 shares of Common Stock (the "Conversion Shares") which have been issued or are issuable by the Company upon the conversion of shares of the Company's Series A Preferred Stock (the "Series A Preferred");
(iii) 366,220 shares of Common Stock (the "Dividend Shares") which have been issued or are issuable by the Company in payment of dividends on the Series A Preferred Stock; (iv) 50,000 shares of Common Stock (the "Option Shares") which are issuable by the Company upon the exercise of outstanding options (the "Options"); and (v) 315,000 shares of Common Stock (the "Warrant Shares") which are issuable by the Company upon the exercise of outstanding warrants (the "Warrants"). In addition, this Prospectus relates to the offer by two of the Selling Security Holders for sale to the public of the Warrants for the purchase of the Warrant Shares.

       The Company will not receive any proceeds from the sale by the Selling Security Holders of the Shares or the Warrants offered hereunder. See "Plan of Distribution."

             The Conversion Shares covered by this Prospectus include 53,332 Conversion Shares which were previously issued upon conversion of Series A Preferred and an additional 7,314,920 Conversion Shares which are issuable upon conversion of outstanding shares of Series A Preferred Stock. Each share of Series A Preferred was issued for $1,000 and is convertible into Conversion Shares at a rate of $3.75 per share. See "Description of Securities."

              The Dividend Shares covered by this Prospectus include 199,905 Dividend Shares which were previously issued in payment of stock dividends on Series A Preferred and an additional 166,315
Dividend Shares which are issuable upon payment of stock dividends on outstanding shares of Series A Preferred Stock. Dividends payable on the Company's Series A Preferred Stock are payable in the form of either cash or shares of Common Stock at the option of the Company. The numbers of Dividend Shares used in this Prospectus have been determined based on the assumption that all Series A Preferred Stock dividends will be paid in the form of shares of Common Stock. See "Description of Securities."

           The 315,000 Warrant Shares covered by this Prospectus are issuable upon exercise of outstanding Warrants held by two of the Company's institutional lenders. The 240,000 Warrants of one holder are exercisable until December 31, 2000 at an exercise price of $.05 per Warrant Share. The 75,000 Warrants of the other holder are exercisable for five years, beginning on April 30, 1997, at an exercise price equal to the average daily closing price of the Company's Common Stock over a ten trading day period ending on April 29, 1997. See "Description of Securities."

              The Common Stock is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation system ("Nasdaq") under the symbol "CLCI." The closing sale price of the Common Stock reported by Nasdaq on April 22, 1997, was $5.0625. See
"Price Range of Common Stock and Dividend Policy."


       The Selling Security Holders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Security Holders and any participating broker may be deemed to be "underwriters" of the Shares within the meaning of the Act. It is anticipated that usual and customary brokerage fees will be paid by Selling Security Holders in all open market transactions. The Company will pay substantially all other expenses of the offering. See "Plan of Distribution."

              The Company has filed a registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of the Shares by the Selling Security Holders. This registration is in satisfaction of the terms of agreements by the Company with certain Selling Security Holders to register their Shares and Warrants for resale under the Act.


         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
              A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."
                          ______________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is ___________, 1997

          No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.


           This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Prospectus including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company, the Selling Security Holders or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Statements.


                          AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 5th Street, N.W., Washington, D.C.
20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.


                            TABLE OF CONTENTS


                                                                Page
                                                                ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . .


Risk Factors   . . . . . . . . . . . . . . . . . . . . . . . .


Price Range of Common Stock and Dividend Policy. . . . . . . .

Selected Financial Data. . . . . . . . . . . . . . . . . . . .

Management's Discussion and Analysis
of Financial Condition and Results of Operations . . . . . . .

Business . . . . . . . . . . . . . . . . . . . . . . . . . . .

Principal Stockholders. . . . . . . . . . . . . . . . . . . . .

Management . . . . . . . . . . . . . . . . . . . . . . . . . . .

Certain Relationships and Related Transactions . . . . . . . . .

Selling Security Holders . . . . . . . . . . . . . . . . . . . .

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .

Description of Securities. . . . . . . . . . . . . . . . . . . .

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Index to Financial Statements. . . . . . . . . . . . . . . . . .  F-1


                            PROSPECTUS SUMMARY

        The following summary information is qualified in its entirety by the detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and, accordingly, should be read in conjunction with that information and those financial statements and notes.

                               THE COMPANY

        Cadiz Land Company, Inc. (the "Company" or "Cadiz") was formed in 1983 under the name AridTech, Inc. On May 9, 1988, the name of the Company was changed to Pacific Agricultural Holdings, Inc., and in May 1992 the Company's shareholders approved the reincorporation of the Company into Delaware under its current name.


        The long-term strategy of the Company is to acquire and develop water-related land and agricultural assets. The Company has created an integrated and complementary portfolio of landholdings, water resources, and agricultural operations within central and southern California which either possess sizable assured supplies of water or can, in future years, utilize water supplied from other Company properties. Management believes that, with both the increasing scarcity of water supplies in California and the increasing demand for water, the Company's access to water will provide it with a competitive advantage both as a major agricultural concern and as a supplier of water which will lead to continued appreciation in the value of the Company's portfolio.

       In 1996, the Company significantly enhanced this portfolio through its acquisition of Sun World International, Inc. ("Sun World"). The Sun World acquisition has made the Company one of the largest fully integrated agricultural companies in California. The Sun World acquisition added to the Company's portfolio more than 17,000 acres of prime agricultural land, packing facilities, marketing expertise, proprietary agricultural products and the highly regarded Sun World brand name.

      Sun World ships approximately 75 varieties of fresh produce to all 50 states in the United States and exports fresh fruits and vegetables to over 30 foreign countries. Produce grown or distributed by Sun World reaches more than 600 accounts including supermarket retailers, food service entities, warehouse clubs and international trading companies throughout North America, Europe and Pacific Rim countries. For the twelve months ended December 31, 1996, Sun World recorded revenues of $100.4 million.

      The acquisition of Sun World also added valuable water rights to the Company's existing water resource development operations. In addition to its Sun World properties, the Company holds more than 39,000 acres of land in eastern San Bernardino County. These landholdings are underlain by excellent groundwater resources and are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. The Company expects to utilize these resources to participate in a broad variety of water transfer and storage projects, including the transfer of surplus water to public agencies which require supplemental sources of water.

       The Company continually seeks to develop and manage its land, water and agricultural resources for their highest and best use. Agricultural development will enable the Company to maximize the value of its landholdings while generating cash flow. The Company will continue to pursue opportunities for use of its water resources, both for internal operations and to relieve water shortages in other portions of Southern California.



        The Company's principal offices are located at 10535 Foothill Boulevard, Suite 150, Rancho Cucamonga, California 91730, and its telephone number is (909) 980-2738.

                                THE OFFERING


Total Shares Offered by the
Selling Security Holders . . . . . . . .     8,782,472 Shares

   Placement Shares. . . . . . . . . . .       683,000 Shares
   Conversion Shares . . . . . . . . . .     7,368,252 Shares
   Dividend Shares . . . . . . . . . . .       366,220 Shares
   Option Shares   . . . . . . . . . . .        50,000 Shares
   Warrant Shares. . . . . . . . . . . .       315,000 Shares

Total Warrants Offered by the
Selling Security Holders . . . . . . . .       315,000 Warrants

Common Stock Outstanding Prior
to this Offering(1). . . . . . . . . . .    24,447,387 shares

Common Stock to Be Outstanding
After Completion of this Offering(2) . .    32,053,622 shares

Risk Factors   . . . . . . . . . . . . .    This offering is speculative and
                                            involves a high degree of risk.
                                            See "Risk Factors."


Use of Proceeds. . . . . . . . . . . . .    The Company will not receive any
                                            proceeds from the sale of Shares
                                            or the sale of Warrants pursuant
                                            to this Prospectus.

Nasdaq National Market System Symbol        CLCI
____________________


(1)   As of April 22, 1997.
(2)   Assumes the conversion of all outstanding Series A Preferred;
      the payment of all dividends on all outstanding Series A Preferred in the form of Dividend Shares; and the exercise of all outstanding Options and Warrants.

                          SUMMARY FINANCIAL DATA

    The following summary financial data insofar as it relates to the nine months ended December 31, 1996 and to each of the years ended March 31, 1996, 1995, 1994 and 1993 has been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The information that follows should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto for the nine months ended December 31, 1996 and for the two years ended March 31, 1996 included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements included herein for Sun World, which was aquired by the Company on September 13, 1996.

                             CADIZ LAND COMPANY, INC.
                              SUMMARY FINANCIAL DATA
                   ($ in thousands, except for per share data)

               Nine Months Ended
                  December 31,           Year Ended March 31,
                    1996(1)         1996       1995      1994        1993
                ----------------  ---------------------------------------

Statement of
 Operations Data:

  Revenues        $ 23,780      $  1,441   $    543   $   190     $   -0-

  Loss from
  continuing
  operations
  before
  extraordinary
  items           $ (5,997)     $ (8,487)  $ (4,706)  $ (4,239)   $(4,087)

  Gain (loss)
  from
  disposal of
  discontinued
  segment(2)      $    -0-      $   -0-    $    -0-   $    145     $   -0-

  Extraordinary
  items           $    -0-      $   -0-    $    115   $    343     $   -0-

  Net loss        $ (5,997)     $ (8,487)  $ (4,591)  $ (3,751)    $ (4,087)

  Less:
   Preferred
    stock
    dividends     $   (674)     $    -0-   $    -0-   $    -0-     $    -0-
   Imputed
    dividend on
    preferred
    stock         $ (2,451)     $    -0-   $    -0-   $    -0-     $    -0-
                  ---------     ---------  --------   --------     ---------
  Net loss
   applicable to
   common stock   $ (9,122)     $ (8,487)  $ (4,591)  $ (3,751)    $ (4,087)
                  =========     =========  =========  =========    =========
Per Share:

 Net loss from
  continuing
  operations
  before
  extraordinary
  items          $   (0.44)    $   (0.48)  $  (0.29)  $  (0.33)    $ (0.47)

  Net income
  (loss)
  from
  operations
  of discontinued
  segment
  and disposal of
  discontinued
   segment(2)    $     -0-     $    -0-    $    -0-   $   0.01     $    -0-

  Extraordinary
  items          $     -0-     $    -0-    $   0.01   $   0.03     $    -0-

  Net loss       $   (0.44)    $  (0.48)   $  (0.28)  $  (0.29)    $  (0.47)


Weighted average
common shares and
equivalents         20,500       17,700      16,500     12,800        8,700


                 Nine Months Ended
                    December 31,                   Year Ended March 31,
                       1996        1996        1995        1994        1993
                ----------------- -------------------------------------------
BALANCE SHEET
 DATA:

 Total assets      $ 230,790      $  38,663   $  34,888   $  34,058   $ 27,635
 Long-term debt    $ 149,111      $      68   $  16,827   $  13,833   $ 15,979

 Redeemable
  preferred stock  $  27,431      $     -0-   $     -0-   $     -0-   $    -0-

 Preferred stock,
  common stock
  and
  additional
  paid-in-
  capital          $  88,808      $  73,149   $  62,857   $  60,044   $ 45,199
 Accumulated
  deficit          $ (61,067)     $ (54,396)  $ (45,909)  $ (41,318)  $(37,567)

_________________

(1) Subsequent to the Company's September 13, 1996 acquisition of Sun World, the Company changed its fiscal year end from March 31 to December 31 in order to align the Company's year end with that of Sun World. Additionally, as a result of the Sun World acquisition, the operations for the nine months ended December 31, 1996 include the results of operations of Sun World for the period September 14, 1996 through December 31, 1996.



(2) In December 1990, the Company committed to a plan to eliminate all agri-business operations acquired as part of its 1988 merger with Pacific Agricultural Services, Inc.


                             RISK FACTORS

      The securities offered hereby involve a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following risks affecting the Company and this offering. This Prospectus, and particularly the Management's Discussion and Analysis section, contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements throughout this document as a result of the factors described below.



HISTORICAL OPERATING LOSSES AND ACCUMULATED DEFICITS/UNCERTAINTY OF EFFECT
--------------------------------------------------------------------------
OF SUN WORLD ACQUISITION
------------------------

      The Company has a history of operating losses (approximately $8.5 million for the fiscal year ended March 31, 1996 and approximately $6.0 million for the nine months ended December 31, 1996) and accumulated deficits (approximately $54.4 million at March 31, 1996 and approximately $61.1 million at December 31, 1996). See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." As the results of operations of Sun World prior to September 14, 1996 have not been consolidated with those of the Company, such prior operating history of the Company is not indicative of future trends; rather, the Company's consolidated results of operations will be largely dependent upon the results of operations of its Sun World subsidiary. The Company cannot predict with any degree of accuracy what effect its acquisition of Sun World will have on its business operations in the next several years.
See also "Risks Inherent in Agricultural Operations," below.

RISKS INHERENT IN AGRICULTURAL OPERATIONS
------------------------------------------
           The Company is subject to risks associated with its agricultural operations. Numerous factors can affect the price, yield, and marketability of the crops grown on the Company's properties. Crop prices may vary greatly from year to year as a result of the relationship between production and market demand. For example, the production of a particular crop in excess of demand in any particular year will depress market prices, and inflationary factors and other unforeseeable economic changes may also, at the same time, increase operating costs with respect to such crops. In addition, the agricultural industry in the United States is highly competitive, and domestic growers and produce marketers are facing increased competition from abroad, particularly from Mexico. There are also a number of factors outside of the Company's control that could, alone or in combination, materially adversely affect the Company's agricultural operations, such as adverse weather conditions, insects, blight or other diseases, labor problems such as boycotts or strikes and shortages of competent laborers. The Company's operations may also be adversely affected by changes in governmental policies, social and economic conditions, and industry production levels. As a result, there can be no assurance that the Company's agricultural operations will be commercially profitable.

SEASONALITY
-----------
     Sun World's agricultural operations are impacted by the general seasonal trends that are characteristic of the agricultural industry.
Sun World has historically received the majority of its net income during the second and third calendar quarters following the harvest and sale of its table grape and tree fruit crops. Due to this concentrated activity, the Company has, therefore, historically incurred a loss with respect to its agricultural operations in the first and fourth calendar quarters. See "Risk Factors-Significant Leverage and Working Capital Requirements."

      In connection with the water resource development activities of the Company, revenues are not expected to be seasonal in nature. The Company does not expect that contracts entered into for the transfer or storage of water will provide for revenue payments varying significantly from season to season.

DEVELOPMENT STAGE RISKS OF PROPOSED COMMERCIAL PRODUCTION AND TRANSFER
OF WATER
------------------------------------------------------------------
       The Company anticipates that it will continue to incur operating losses from its non-Sun World operations until such time as it is able to receive significant revenues from the development of its water transfer projects. Additional financing specifically in connection with the Company's water projects will be required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition to the risk of delays associated with receiving all necessary regulatory approvals and permits, the Company may also encounter unforeseen technical difficulties which could result in construction delays and cost increases with respect to the Company's water transfer projects. The Company is continuing to negotiate the specific terms of water delivery and/or storage arrangements with various California water agencies. However, the outcome of these negotiations cannot be predicted with any degree of certainty. There can be no assurances as to the amount of water which the Company will be able to deliver or store under such arrangements, nor as to the price which the Company will be able to obtain. Furthermore, the Company has no experience to date in the commercial production and delivery of water in large amounts on a long term basis. There is, therefore, a limited historical basis on which to evaluate future performance of the Company's proposed operations in this area.

POTENTIAL ADVERSE EFFECT OF RAIL-CYCLE PROJECT ON THE COMPANY
-------------------------------------------------------------
         In November 1995 the San Bernardino County Board of Supervisors certified the Environmental Impact Report/Environmental Impact Statement ("EIR/EIS") for, and approved a Conditional Use Permit for, the proposed construction and operation of a landfill adjacent to the Company's
Cadiz properties (the "Rail-Cycle Project"). The Company contends that the Rail-Cycle Project, as currently designed, poses environmental risks to both the Company's agricultural operations at Cadiz and to the groundwater basin underlying the Cadiz property. The Company has vigorously opposed the Rail-Cycle Project on a number of grounds and has filed a lawsuit seeking, among other things, to set aside the County's certification of the EIR/EIS and approval of the proposed project. There can be no assurances as to the outcome of the Company's lawsuit. Furthermore, the Board of Supervisors decided to require a business license tax to be levied against the Rail-Cycle Project which, prior to adoption, required approval by a majority vote in a general election. The business license tax was not approved in the general election held in March 1996, thus at least temporarily halting the Rail-Cycle Project. The Company believes that the Rail-Cycle Project, if constructed and operated as proposed, will have a materially adverse impact upon the Company's business. See "Business - Legal Proceedings." However, management is unable to predict the magnitude of such impact, if any, at this time.

SIGNIFICANT LEVERAGE AND WORKING CAPITAL REQUIREMENTS
-----------------------------------------------------

   As a result of the Sun World acquisition, the consolidated Company's capital structure is significantly leveraged. On April 16, 1997, the Company completed a restructuring of its indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." After giving effect to the restructuring, Cadiz has approximately $10 million of indebtedness outstanding due
April 30, 1998 (with provisions for extensions, if required), and Sun
World has $120 million of indebtedness outstanding (including $115 million of 11-1/4% First Mortgage Notes due April 15, 2004 (the "Sun World Notes")) and $30 million of borrowing availability under a revolving credit facility (the "Revolving Credit Facility"). The Cadiz indebtedness is secured by substantially all of the Company's non-Sun World assets. The Sun World Notes are secured by a first lien on substantially all of the assets of Sun World and its subsidiaries, other than the growing crops, crop inventories and accounts receivable and proceeds thereof, which secure the Revolving Credit Facility. The Sun World Notes are also secured by the stock of Sun World held by the Company. Sun World will depend on the Revolving
Credit Facility to meet its significant seasonal working capital needs in 1997. Management anticipates that the credit available under the Revolving Credit Facility will be sufficient to meet Sun World's current seasonal requirements, although no assurances can be given. See "Seasonality" above and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

    The degree to which the Company's capital structure is leveraged could impair both the Company's and Sun World's access to additional financing in the future for working capital, capital expenditures, acquisitions, and general or other corporate purposes. The ability of the Company and Sun World to generate sufficient working capital and cash flow needed for ongoing debt service and working capital needs depends on the future performance of the Company and Sun World. If Sun World does not generate sufficient cash flow to service its debt, or if Sun World or Cadiz fail to comply with covenants in the indenture under which the Sun World Notes were issued (the "Sun World Indenture"), they would face a default on their obligations. Such a default could result in the loss of all of the Company's investment in Sun World.

LIMITATIONS ON ACCESS TO SUN WORLD CASH FLOW AND DIVIDENDS
----------------------------------------------------------

   The Company's ability to receive distributions from Sun World's cash flow is restricted by a series of covenants in the Sun World Indenture that allow for the payment of dividends subject to meeting certain tests and ratios. However, the Company receives a quarterly management fee from Sun World plus reimbursement of the Company's overhead expenditures attributable to the operations of Sun World.

ENVIRONMENTAL MATTERS
---------------------

    In the normal course of its agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials which could subject the Company to liability for the cleanup of such hazardous substances or wastes or may adversely affect the value of the Company's properties. Regulatory agencies periodically conduct inspections and, currently, there are no pending claims with respect to hazardous materials.

REGULATION
-----------
       Certain areas of the Company's operations are subject to varying degrees of federal, state and local laws and regulations. The Company's agricultural operations are subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Comprehensive Environmental Response and the Compensation and Liability Act. Compliance with these foreign and domestic laws and related regulations is an ongoing process which is not currently expected to have a material effect on the Company's capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by the Company, and there can be no assurances that the cost of compliance with environmental laws and regulations in the future will not be material.

    The Company's food operations are also subject to regulations enforced by, among others, the U.S. Food and Drug Adminstration and state, local and foreign equivalents and to inspection by the U.S. Department of Agriculture and other federal, state, local and foreign environmental and health authorities. Among other things, the U.S. Food and Drug Administration enforces statutory standards regarding the safety of food products, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for foods and determines the safety of food substances in the United States. Similar functions are performed by state, local and foreign governmental entities with respect to food products produced or distributed in their respective jurisdictions. In addition, there can be no assurances as to the effect of any environmental regulations which may be adopted in the future.

REGULATORY APPROVALS
--------------------

         As the Company proceeds with the development of its properties, including related infrastructure, the Company will be required to satisfy various regulatory authorities that it is in compliance with the laws, regulations and policies enforced by such authorities.
Groundwater development, and the export of surplus groundwater for sale to single entities such as public water agencies, are not subject to regulation by existing statutes, other than general environmental statutes applicable to all development projects. Management cannot predict with certainty what requirements, if any, may be imposed by regulators upon future development. In addition, the time and costs associated with obtaining regulatory approvals for resource development are significant, and there can be no assurance that the Company will receive desired approvals for future development plans.



COMPETITION
-------------
         The agricultural business is highly competitive. The Company's competitors include a limited number of large international food companies, as well as a large number of smaller independent growers and grower cooperatives. No single competitor has a dominant market share in this industry due to the regionalized nature of these businesses.
Sun World utilizes brand recognition, product quality, harvesting in favorable product windows, competitive pricing, effective customer service and consumer marketing programs to enhance its position within the highly competitive fresh food industry. Consumer and institutional recognition of the Sun World trademark and related brands and the association of these brands with high quality food products contribute significantly to Sun World's ability to compete in the market for fresh fruit and vegetables.

     The Company faces competition for the acquisition, development and sale of its properties from a number of competitors, some of which have significantly greater resources than the Company. The Company may also face competition in the development of water resources associated with its properties. Since California has scarce water resources and an increasing demand for available water, the Company believes that price and reliability of delivery are the principal competitive factors affecting transfers of water in California. In this regard, the ability of the Company to price its water on a competitive basis will depend upon the cost of constructing and maintaining delivery systems for its surplus water. See "Business - Description of Business - Competition."

AUTHORIZATION OF "BLANK CHECK" PREFERRED STOCK
-----------------------------------------------

      The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 100,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences or privileges for such preferred stock which could adversely affect the voting power or other rights of the holders of the Common Stock. To date the Board of Directors has designated three series of Preferred
Stock for issuance, including (i) up to 60,000 shares of Series A Preferred, of which 27,631 shares have been issued and 27,431 shares will remain outstanding until May 7, 1997, when they will all be mandatorily converted by the Company into 7,314,920 shares of Common Stock (see "Description of Securities"); (ii) up to 1,000 shares of 6% Convertible Series B Preferred Stock (the "Series B Preferred"), of which 1,000 shares have been issued and 90 shares currently remain outstanding; and (iii) up to 365 shares of 6% Convertible Series C Preferred Stock (the "Series C Preferred"), of which 300 shares have been issued and no shares currently remain outstanding. See "Description of Securities." The Board of Directors has no present plans or arrangements for the issuance of additional shares of Preferred Stock, and the Company's ability to issue additional Preferred Stock is restricted by covenants in the Sun World Indenture. However, there can be no assurance that the Company will not issue such shares in the future. Such shares could, under certain circumstances, be issued as a method of discouraging, delaying or preventing a change in control of the Company. The issuance of such shares could prevent holders of the Company's Common Stock from receiving a premium for their shares from a potential third-party acquiror.



DILUTION UPON CONVERSION AND EXERCISE OF SECURITIES
----------------------------------------------------
     The issuance of Shares upon conversion and exercise of outstanding Preferred Stock and Warrants may have certain dilutive effects, including dilution of the Company's earnings per share.



MARKET RISKS FROM SUBSTANTIAL INCREASE IN NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR RESALE
--------------------------------------------------------------------------
     The registration for resale hereunder of 683,000 Placement Shares, 7,368,252 Conversion Shares, 366,220 Dividend Shares, 50,000 Options Shares and 315,000 Warrant Shares, for an aggregate total of 8,782,472 Shares, will significantly increase the number of outstanding shares of Common Stock of the Company eligible for resale. See "Description of Securities." The sale, or availability for sale, of these Shares could cause downward pressure on, and decreases in, the market price of the Company's Common Stock, particulary in the event that a large number of Shares were sold in the public market over a short period of time.

NO ASSURANCE OF DIVIDENDS ON COMMON STOCK
----------------------------------------------
            To date, the Company has never paid a cash dividend on Common Stock, and the Company's ability to pay such dividends is restricted by a series of covenants in the Sun World Indenture that allow for the payment of dividends subject to meeting certain tests and ratios. The Company retained an investment banking firm to, among other things, advise the Company as to the most tax-efficient means of distributing revenues from the Company's operations to its shareholders. See "Price Range of Common Stock and Dividend Policy."


             PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CLCI." The following table reflects actual sales transactions. The high and low price range of the Common Stock for each of the dates indicated has been provided by Nasdaq.

                          High               Low
    Quarter Ended      Sales Price       Sales Price
                    --------------      -------------
        1995:
     March 31            $5.438              $4.125
     June 30             $4.875              $4.000
     September 30        $5.500              $3.688
     December 31         $6.250              $4.063

        1996:
     March 31            $6.375              $5.250
     June 30             $6.500              $5.219
     September 30        $6.000              $3.875
     December 31         $5.625              $3.875

        1997:
     March 31            $6.063              $4.838

     On April 22, 1997, the high, low and last sales prices for the Company's Common Stock, as reported by Nasdaq, were $5.125, $4.875 and $5.0625, respectively.

     The Company also has an authorized class of 100,000 shares of preferred stock ("Preferred Stock"). To date the Board of Directors has designated three series of Preferred Stock for issuance, including (i) up to 60,000 shares of Series A Preferred, of which 27,631 shares have been issued and 27,431 shares will remain outstanding until May 7, 1997, when they will all be mandatorily converted by the Company into 7,314,920 shares of Common Stock; (ii) up to 1,000 shares of Series B Preferred, of which 1,000 shares have been issued and 90 shares currently remain outstanding; and (iii) up to 365 shares of Series C Preferred, of which 300 shares have been issued and no shares currently remain outstanding.
See "Description of Securities." The Board of Directors has no present plans or arrangements for the issuance of additional shares of Preferred Stock. The Sun World Indenture includes covenants restricting the Company's ability to issue additional shares of Preferred Stock. See "Risk Factors - Authorization of 'Blank Check' Preferred Stock."

     The estimated number of beneficial owners of the Company's Common Stock is approximately 1,500, and the number of stockholders of record on April 22, 1997, was 256.

     To date, the Company has never paid a cash dividend on Common
Stock, and currently the Company's ability to pay such dividends is restricted by a series of covenants in the Sun World Indenture that allow for the payment of dividends subject to meeting certain tests and ratios. The Company retained an investment banking firm to, among other things, advise the Company as to the most tax-efficient means of distributing revenues from the Company's operations. The amount and frequency of any such dividends would be subject to the discretion of the Board of Directors.

                         SELECTED FINANCIAL DATA

     The following selected financial data, insofar as it relates to the nine months ended December 31, 1996 and each of the years ended March 31, 1996, 1995, 1994, and 1993 has been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The information that follows should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto for the nine months ended December 31, 1996 and for the two years then ended March 31, 1996 included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements included herein for Sun World, which was acquired by the Company on September 13, 1996.


                         CADIZ LAND COMPANY, INC.
                             SELECTED FINANCIAL DATA
                   ($ in thousands, except for per share data)

               Nine Months Ended
                 December 31,                Year Ended March 31,
                    1996(1)         1996       1995      1994        1993
                    ------        ------------------------------------------
Statement of
 Operations Data:

  Revenues         $   23,780     $  1,441   $    543   $    190   $     -0-

  Loss from
  continuing
  operations
  before
  extraordinary
  items                (5,997)      (8,487)    (4,706)    (4,239)     (4,087)

  Gain (loss)
  from
  disposal of
  discontinued
  segment(2)             -0-          -0-        -0-        145         -0-

  Extraordinary
  items                   -0-          -0-        115        343        -0-

  Net loss             (5,997)      (8,487)    (4,591)    (3,751)     (4,087)

  Less: Preferred
        stock
        dividends        (674)         -0-        -0-        -0-         -0-

        Imputed
        dividend on
        preferred
        stock          (2,451)          -0-        -0-       -0-         -0-
                   -----------    ---------   --------  ---------   ---------
  Net loss
   applicable to
   common stock    $   (9,122)    $ (8,487)   $ (4,591)  $ (3,751)   $ (4,087)
                   ==========     =========   =========  =========   =========
Per Share:

 Net loss from
  continuing
  operations
  before
  extraordinary
  items           $    (0.44)    $   (0.48)   $   (0.29) $   (0.33)  $  (0.47)

  Net income
  (loss)
  from
  operations
  of discounted
  segment
  and disposal of
  discontinued
   segment(2)           -0-            -0-          -0-       0.01       -0-

  Extraordinary
  items                 -0-            -0-         0.01       0.03       -0-
                  ---------     ----------    ---------   --------   -------
  Net loss        $   (0.44)    $    (0.48)   $   (0.28)  $  (0.29)  $ (0.47)
                  =========      =========    =========   ========   ========
Weighted average
common shares and
equivalents          20,500         17,700       16,500      12,800    8,700
                   ========      =========    =========     =======   =======

                Nine Months Ended
                  December 31,                Year Ended March 31,
                     1996          1996          1995       1994       1993
                ------------    --------------------------------------------
Balance Sheet
 Data:

 Total assets    $  230,790     $   38,663     $  34,888  $  34,058  $ 27,635

 Long-term debt  $  149,111     $       68     $  16,827  $  13,833  $ 15,979

 Redeemable
  preferred
  stock          $   27,431     $      -0-     $     -0-  $     -0-   $   -0-

 Preferred
  stock,
  common stock
  and
  additional
  paid-in-
  capital        $   88,808     $   73,149     $  62,857  $  60,044  $ 45,199

 Accumulated
  deficit        $  (61,067)    $  (54,396)    $ (45,909) $ (41,318) $(37,567)
_________________

(1) Subsequent to the Company's September 13, 1996 acquisition of Sun World, the Company changed its fiscal year end from March 31 to December 31 in order to align the Company's year end with that of Sun World. Additionally, as a result of the Sun World acquisition, the operations for the nine months ended December 31, 1996 include the results of operations of Sun World for the period September 14, 1996 through December 31, 1996.

(2) In December 1990, the Company committed to a plan to eliminate all agri-business operations acquired as part of its 1988 merger with Pacific Agricultural Services, Inc.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS

GENERAL


      On September 13, 1996, the Company acquired all of the outstanding capital stock of Sun World (the "Sun World Acquisition"). The Sun World Acquisition was accounted for using the purchase method of accounting. The Company's consolidated financial statements include Sun World from the date of acquisition. In addition, the Company has changed its fiscal year end from March 31 to December 31 in order to align the Company's year end with that of Sun World. The financial statements set forth herein for the nine months ending December 31, 1996 are the first year end financial statements of the Company to reflect the Sun World Acquisition. The operations of Sun World have, and will continue to have, a significant impact upon the Company's financial statements.

      Following the Sun World Acquisition, management implemented the following five-point strategy: (i) producing more varieties of crops which are available for delivery at peak pricing windows throughout the year; (ii) expanding third party marketing and packing businesses to increase the Company's ability to absorb the primarily fixed costs of its vertically integrated operations; (iii) improving administrative efficiency through both headcount reductions and a new comprehensive management information system; (iv) commercializing Sun World's extensive proprietary product portfolio consisting of over 600 world wide patents and trademarks; and (v) reducing leverage to lower financial risk and improve operating flexibility.

      As a result of this strategic plan, Sun World has: (i) entered into new agreements to market fruit and vegetables from Chile and Mexico; (ii) added equipment to its San Joaquin Valley packing facility to pack citrus; (iii) relocated its administrative offices to existing space at its San Joaquin Valley packing facility; (iv) entered into licensing agreements for certain of Sun World's proprietary products in Spain, Chile and South Africa; and (v) completed asset sales of more than $12.4 million of fallow land, with the proceeds applied to reduce Sun World's leverage.

      Prior to the Sun World Acquisition, Cadiz had utilized an unclassified balance sheet (eliminating the distinction between current assets and long-term assets and current liabilities and long-term liabilities). The financial statements set forth herein utilize a classified balance sheet, thus requiring certain reclassifications to be made to the prior period balances to conform with the December 31, 1996 presentation.

RESULTS OF OPERATIONS

      The following is management's discussion of certain factors which have affected the Company's financial condition and results of operations for the nine months ended December 31, 1996 and the fiscal years ended March 31, 1996 and 1995 as compared to prior periods.

      The Company's results of operations for the nine months ended December 31, 1996 include the results of operations of Sun World for the period September 14, 1996 through December 31, 1996. The results of operations of Sun World prior to September 14, 1996 have not been consolidated with those of the Company. As a result of the foregoing, and as a result of the change of the Company's fiscal year end from March 31 to December 31, direct comparisons of the Company's consolidated results of operations for the nine months ended December 31, 1996 with results for the fiscal year ended March 31, 1996 will not, in the view of management of the Company, prove meaningful. Instead, a summary of the Sun World elements which management of the Company believes essential to an analysis of the results of operations for such periods is presented below. For purposes of this summary, the term Sun World will be used, when the context so requires, with respect to the operations and activities of the Company's Sun World subsidiary, and the term Cadiz will be used, when context so requires, with respect to those operations and activities of the Company not involving Sun World.

      The following discussion contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements throughout this document.

NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR
ENDED MARCH 31, 1996

      During the nine months ended December 31, 1996, the Company incurred a net loss of $6.0 million compared to a loss of $8.5 million during the fiscal year ended March 31, 1996. The following table summarizes the net loss for both periods
(dollars in thousands):

                                   Nine Months Fiscal Year
                                      Ended       Ended
                                   December 31,  March 31,
                                      1996         1996
                                     ------       ------
     Revenues                      $   23,780   $   1,441
                                   ----------   ---------
     Costs and expenses:
       Cost of sales                   17,725       1,649
       Resource development             1,133       1,680
       Landfill prevention
         activities                       394       1,919
       General and administrative       4,924       1,826
       Depreciation                       864         833
       Amortization                       175         234
       Interest expense, net            5,203       1,787
       Income tax benefit                (641)        -0-
                                   ----------   ---------
     Net loss                      $   (5,997)  $  (8,487)
                                   ==========   ==========

     The operations of Sun World for the period September 14 through December 31, 1996 are included above; however, due to the seasonality of the operations of the Company, this is not indicative of the results of operations should a full fiscal year of activity be included.

     The Company's net income or loss in future fiscal periods will be largely reflective of the operations of Sun World. Sun World conducts its operations through four operating divisions: farming, packing, marketing, and proprietary product development. Net profits from farming operations vary from year to year primarily due to yield and pricing fluctuations which can be significantly influenced by weather conditions, and are, therefore, generally subject to greater annual variation than Sun World's other divisions. However, the geographic distribution of Sun World's farming operations and the diversity of its crop mix makes it unlikely that adverse weather conditions will affect all of Sun World's properties or all of its crops in any single year. Nevertheless, as net profit from Sun World's packing, marketing operations and proprietary product development tends to be more consistent from year to year than net profit from Sun World's farming operations, Sun World is seeking to expand volume in the packing and marketing areas by increasing the number of growers with which Sun World maintains packing and marketing arrangements. Sun World is also actively exploring various domestic and international opportunities to license selected proprietary fruit varieties.

     REVENUES. During the nine months ended December 31, 1996, the Company recorded revenues of $23.8 million, of which $22.5 million resulted from Sun World operations, all of which were recognized from September 14, 1996 (the date subsequent to the Sun World Acquisition) through December 31, 1996. The balance of the Company's revenues were recognized from the development activities of Cadiz, consisting primarily of gross crop proceeds from the Cadiz ranch.

     COST OF SALES.  Cost of sales for the nine months ended
December 31, 1996 of $17.7 million consisted of all direct costs and an allocation of indirect costs related to revenue generated by the Company, $16.4 million of which related to Sun World activities, for the period September 14, 1996 through December 31, 1996, as compared to $1.7 million for the Company during the fiscal year ended March 31, 1996.

     RESOURCE DEVELOPMENT. Expenses recorded in this category consist of costs incurred in the land and water resource development of the Company's landholdings. These costs include the operating costs associated with the Company's continual evaluation of additional potential land acquisition sites, such as overhead, legal and travel, as well as the costs associated with the development and transfer of surplus water from the Company's Cadiz and Piute properties. See "Business - Narrative Description of Business". In relation to the Cadiz water transfer project, Cadiz expects completion of the required EIS/EIR process within 18 months and completion of the necessary delivery systems within several months thereafter, although no assurances can be made.

     Resource development expenses, which consist of costs incurred in the land and water development of the Company's landholdings, totaled $1.1 million for the nine months ended December 31, 1996 as compared to $1.7 million for the fiscal year ending March 31, 1996. The difference is primarily attributable to the difference in the length of the periods reported (nine months versus twelve months).

     LANDFILL PREVENTION ACTIVITIES. The Company is engaged in opposition to the proposed construction and operation of a landfill proposed to be located adjacent to its Cadiz Valley property, and has filed a lawsuit seeking, among other things, to set aside regulatory approvals for the landfill project. See "Legal Proceedings." During the nine months ended December 31, 1996, expenses incurred in connection with activities in opposition to the project, such as litigation costs and professional fees and expenses totalled $0.4 million as compared to $1.9 million during the fiscal year ending March 31, 1996. The decrease is due to the fact that the lawsuit is in the discovery phase; however, management believes expenses in the future will increase since the Company plans to vigorously oppose the proposed project.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses during both the nine months ended December 31, 1996 and the fiscal year ended March 31, 1996 consisted primarily of corporate operating expenses, professional fees and salaries. These expenses increased by $3.1 million during the nine months ended December 31, 1996 as compared to the fiscal year ending March 31, 1996 primarily as a result of the Sun World Acquisition and the addition of corporate and administrative costs related to Sun World in the amount of $2.5 million for the period September 14, 1996 through December 31, 1996. During the period ended December 31, 1996, Cadiz was awarded and received approximately $0.4 million as final payment toward full reimbursement of its legal fees and costs incurred in defending a legal action which was netted against the related legal fees incurred.

     DEPRECIATION. Depreciation totaled $0.9 million for the nine months ended December 31, 1996 as compared to $0.8 million for the fiscal year ended March 31, 1996. The increase is primarily attributable to depreciation for the three and one half month period from September 14, 1996 to December 31, 1996 related to the assets of Sun World which were acquired.

     INTEREST EXPENSE. Net interest expense totaled $5.2 million during the nine months ended December 31, 1996 as compared to $1.8 million during the fiscal year ended March 31, 1996. The following table summarizes the components of net interest expense for the nine months ended December 31, 1996 and the fiscal year ended March 31, 1996 (dollars in thousands):

                                     Nine Months  Fiscal Year
                                        Ended        Ended
                                     December 31,  March 31,
                                         1996        1996
                                        ------      ------
        Interest expense on
          outstanding debt            $   5,193   $   1,000
        Amortization of
          financing costs                   746         841
        Interest income                    (736)        (54)
                                      ---------   ---------
                                      $   5,203   $   1,787
                                      =========   =========

     The increase in interest expense on outstanding debt during the period ended December 31, 1996 is attributable to the long-term debt acquired as part of the Sun World
Acquisition.  Interest income increased due to the average
Sun World cash balance of over $30 million maintained during the fourth calendar quarter of 1996.

     INCOME TAX BENEFIT.  An income tax benefit of $0.6
million arose during the nine months ended December 31, 1996 as a result of utilization of net operating loss carryforwards.



YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

     During the year ended March 31, 1996, Cadiz incurred a net loss of $8.5 million as compared to a net loss of $4.6 million during the previous year. The following table summarizes the net loss for both periods (in thousands):


                                        March 31,    March 31,
                                          1996         1995
                                         ------       ------

     Revenues                           $   1,441    $     543
                                        ---------    ---------
     Costs and expenses:
       Cost of sales                        1,649          506
       Resource development                 1,680        1,039
       Landfill prevention activities       1,919          -0-
       General and administrative           1,826        1,525
       Depreciation                           833          737
       Amortization                           234          234
       Interest expense, net                1,787        1,208
       Gain on debt settlement                -0-         (115)
                                        ---------    ---------
     Net Loss                           $   8,487    $   4,591
                                        =========    =========


     REVENUES. Revenues were recognized from Cadiz' resource development as a result of its entering into joint venture or leasing arrangements with third party growers for the farming of crops on its properties. A combination of gross crop proceeds from the citrus orchard and both rent and percentage of gross crop proceeds from the vineyard totaled $0.6 million and $0.5 million for the years ended March 31, 1996 and 1995, respectively. Gross crop proceeds from the additional acreage developed to row crops in in the latter part of fiscal year 1995 totaled $0.8 million for the year ended March 31, 1996, primarily from the harvest of honeydew melons and seedless watermelon. Revenue from the produce brokerage operation which commenced in May 1995 totalled $82,000 during the 1996 fiscal year.

     COST OF SALES. Cost of sales increased by $1.1 million during the year ended March 31, 1996 from the prior year primarily due to Cadiz' share of joint venture production costs associated with the development of an additional 240 acres to row crops at the beginning of the 1996 fiscal year.

     RESOURCE DEVELOPMENT. Resource development expenses totaled $1.7 million for the year ended March 31, 1996 as compared to $1.0 million for the year ended March 31, 1995.
As activities were taking place on multiple water projects during the 1996 fiscal year, costs associated with development increased as compared to the prior year when Cadiz was involved in only the Cadiz water transfer project. In addition, Cadiz developed an additional 240 acres to row crops at the beginning of the 1996 fiscal year whereby
Cadiz was able to attract third party growers. Cadiz incurred an increase in costs associated with management of the Cadiz ranch with respect to this additional acreage. Also included in resource development are costs associated with evaluation of the potential acquisition of additional sites.

     LANDFILL PREVENTION ACTIVITIES.   During the year ended
March 31, 1996, expenses incurred in connection with activities in opposition to the Rail-Cycle project totaled $1.9 million, including litigation costs, professional fees and expenses, and contributions in support of a local coalition which actively opposed the Rail-Cycle Project.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses during both periods consisted primarily of corporate operating expenses, professional fees and salaries. These expenses increased by $0.3 million during the year ended March 31, 1996 as compared to the prior year.

     During the 1996 fiscal year Cadiz was engaged in, among other things, the Sun World Acquisition; negotiations and/or discussions with prospective purchasers regarding several of Cadiz' water transfer projects; management of Cadiz' permanent crops; and production of additional acreage to row crops in its farming operation. In the prior year, by contrast, activities pertained to evaluation of only one water transfer project and management of Cadiz' permanent crops. As a result of this increased level of activity, Cadiz has incurred a corresponding increase in costs related to overhead, professional fees, salaries and travel, among others.

     DEPRECIATION. Depreciation totalled $0.8 million for the year ended March 31, 1996 as compared to $0.7 million for the prior year. The increase of $96,000 was primarily due to a full year of depreciation on infrastructure improvements at the Cadiz property, including the development of additional irrigation wells which were completed during the fourth quarter of fiscal 1995.

     INTEREST EXPENSE. Net interest expense totalled $1.8 million during the year ended March 31, 1996 as compared to $1.2 million during the same period in 1995. The following table summarizes the components of net interest expense for the years ended March 31, 1996 and 1995 (in thousands):

                                             March 31,  March 31,
                                               1996       1995
                                              ------     -------

     Interest expense on outstanding debt   $   1,000   $    842
     Amortization of financing costs              841        479
     Interest income                              (54)      (113)
                                            ---------   --------

        Net interest expense                $   1,787   $  1,208
                                            =========   ========

     Interest expense on outstanding debt increased during the year as a result of an increased level of borrowing and due to slightly higher interest rates. Amortization of financing costs increased as a result of debt issue costs incurred in connection with Cadiz' March 1995 loan facility. Such costs are amortized over the life of the debt arrangement, which matures on January 31, 1997.

     GAIN ON DEBT SETTLEMENT. In June 1994, Cadiz retired a note payable in the amount of $0.3 million to an individual at a discounted amount resulting in an extraordinary gain on settlement of debt of $0.1 million. The note, which originated in 1985, was scheduled to be retired with a balloon payment in December 1996.


LIQUIDITY AND CAPITAL RESOURCES


     GENERAL DISCUSSION OF LIQUIDITY AND CAPITAL RESOURCES.
Pursuant to its business strategy, Cadiz has utilized its working capital primarily for development purposes; that is, for purposes designed to increase the long-term value of its properties. As Cadiz has not received significant revenues from its development operations to date, Cadiz has been required to obtain financing to bridge the gap between the time development expenses are incurred and the time that a revenue stream will commence. Accordingly, Cadiz has looked to outside funding sources to address its liquidity and working capital needs. Historically, Cadiz has addressed these needs primarily through secured debt financing arrangements with its lenders, private equity placements and the exercise of outstanding stock options. However, following the completion of an offering by Sun World of $115.0 million in secured notes as further discussed below, the Company believes it will be able to meet its working capital needs without looking to outside funding sources, although no assurances can be made. See "Current Financing Arrangements" and "Equity Placements," below.

     On September 13, 1996, Cadiz acquired all of the stock of Sun World. The net purchase price of approximately $178 million consisted of the following: (i) assumption of $156 million of restructured debt with Sun World's existing lenders (of which a principal reduction in the amount of $5.5 million was made by Cadiz concurrent with the acquisition); (ii) $12 million to pay claims of Sun World's unsecured creditors as determined during the reorganization process; (iii) $7 million in cash and stock delivered both to previous holders of the stock of Sun World upon transfer of stock to Cadiz and to existing unsecured creditors in satisfaction of claims; and
(iv) $3 million of acquisition fees and costs.

     On April 16, 1997 Sun World completed a private placement of
$115.0 million in secured notes (the "Sun World Notes").  The Sun
World Notes were sold through Smith Barney Inc., as initial purchaser, to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act")) and a limited number of institutional "accredited investors" (as defined in the Securities Act). The proceeds from the issuance of the Sun
World Notes, when combined with Sun World's existing cash and cash made available under a $30 million Revolving Credit Facility entered into by Sun World concurrently with the issuance of the Sun World Notes, were used to retire Sun World's existing indebtedness to John
Hancock Mutual Life Insurance Company ("John Hancock") and Caisse Nationale de Credit Agricole, acting through its Grand Cayman branch ("Credit Agricole") as well as Cadiz' existing indebtedness to Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.("Rabobank") (referred to hereinafter as the "Debt Restructuring").

     Under Sun World's historical working capital cycle, working capital is required primarily to finance the costs of growing and harvesting crops, which occurs from January through August with a peak need in June. Sun World harvests and sells the majority of its crops during the period from May through September, when it receives the majority of its revenues. In order to bridge the gap between incurrence of expenditures and receipt of revenues, large cash outlays are required each year. Prior to the Debt Restructuring, Sun World's cash balance was sufficient to provide for these seasonal working capital requirements without the need for additional outside funding. However, a substantial portion of Sun World's cash on hand was used upon issuance of the Sun
World Notes to fund debt repayments. Therefore, Sun World will depend upon the Revolving Credit Facility to meet its seasonal working capital needs in 1997. See "Risk Factors - Seasonality" and "--Significant Leverage and Working Capital Requirements."

     After giving effect to the issuance of the Sun World
Notes and the application of the net proceeds therefrom, Sun World has $120.0 million of indebtedness outstanding and $30.0 million of borrowing availability under the Revolving Credit Facility. Cadiz has approximately $10.0 million of indebtedness outstanding. See "Cadiz
Obligations," below. Management believes that the terms of the Company's debt facilities following the issuance of the Sun World Notes are more favorable to the Company than the terms of the retired debt facilities. See "Outlook," below.

     CURRENT FINANCING ARRANGEMENTS.

     SUN WORLD OBLIGATIONS

    The Sun World Notes, which were issued in the principal amount of $115 million on April 16, 1997 and will mature on April 15, 2004, accrue interest at the rate of 11-1/4% per annum. Interest only is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1997. The Sun World Notes are secured by a first lien on substantially all of the assets of Sun World and its subsidiaries, other than growing crops, crop inventories and accounts receivable and proceeds thereof, which secure the Revolving Credit Facility. The Sun World Notes are also secured by the guarantee of Cadiz and the pledge by Cadiz of all of the stock of Sun World.
See "Risk Factors--Significant Leverage and Working Capital Requirements" and "- Limitations on Access to Sun World Cash Flow and Dividends."

      Sun World's $30 million Revolving Credit Facility matures in one year and is guaranteed by Cadiz. Amounts borrowed under the Revolving Credit Facility will accrue interest at either prime plus 1.50% or LIBOR plus 2.50%, at Sun World's election, with an additional .50% payable for advances exceeding 30% of eligible inventory or $9 million of eligible inventory. The Revolving Credit Facility is secured by growing crops, crop inventories and accounts receivable and proceeds thereof. Rabobank acted as lead agent for, and also participated in, the Revolving Credit Facility. See "Risk Factors--Significant Leverage and Working Capital Requirements."

     CADIZ OBLIGATIONS

     Cadiz' primary current lender is ING Baring (U.S.) Capital Corporation ("ING"). On March 31, 1997, ING purchased Cadiz' previously outstanding obligations to Henry Ansbacher & Co., Ltd. ("Ansbacher") of approximately $9.7 million. Concurrently with such purchase, the maturity date of the ING obligations was extended to April 30, 1998 (with the interest rate of such obligations to be adjusted as of May 1, 1997 to LIBOR plus 200 basis points, payable at LIBOR only semi-annually, with the remaining accrued interest added to principal), and Cadiz issued to ING Warrants to purchase 75,000 shares of Cadiz Common Stock, exercisable for five years beginning on April 30, 1997 at an exercise price equal to the average daily closing price of the Company's Common Stock over a ten trading day period ending on April 29, 1997. ING has also granted to Cadiz the right to obtain two additional one-year extensions. Upon exercise of the first and second extension, Cadiz would be required to issue certain additional warrants to ING and the interest rate would be further adjusted. Currently, ING holds a senior deed of trust on substantially all of Cadiz' non-Sun World related property.


     As the Company continues to aggressively pursue its business strategy, additional financing specifically in connection with the Company's water projects will be required. The nature of such additional financing for the water transfer and/or storage projects will depend upon how the development and ownership of each project is ultimately structured, and how much of each project's funding will be the Company's responsibility. Should the Company determine that it will be able to maximize its profit potential through construction and ownership of the water delivery and/or storage systems used in the project, the Company will be required to obtain long-term project financing. Based upon the results of analyses performed by an investment banking firm retained by the Company, management believes that several alternative long-term financing arrangements are available to the Company which will be further evaluated once funding responsibility and ownership alternatives are determined.


     EQUITY PLACEMENTS. During the nine months ended December 31, 1996, Cadiz utilized equity placements to fund its Sun World Acquisition. The total cash requirements of Cadiz related to the Sun World Acquisition were funded from: (i) the issuance by Cadiz of $27.6 million of newly authorized Series A Preferred; (ii) the issuance by Cadiz of $7.6 million of newly authorized Series B Preferred; (iii) the issuance by Cadiz $2.6 million of newly authorized Series C Preferred; and
(iv) $1.0 million previously deposited by Cadiz from its working capital in trust with the Official Committee Holding Unsecured Claims in the Sun World bankruptcy case. Of such funds, approximately $35.0 million was applied to cash disbursements required at closing under the Sun World Plan of Reorganization, including the $15.0 million capital contribution and approximately $5.5 million of principal reduction to secured lenders. The remainder has been utilized by Cadiz substantially for the payment of expenses relating to the Sun World Acquisition, as well as for the capital and operating requirements of Cadiz.


     Under the terms of the Plan of Reorganization in the Sun World bankruptcy case, as originally approved, the total cash requirements of the Company in order to close the Sun World Acquisition would have been approximately $39.0 million, with $15.0 million of this amount to be deposited by the Company at closing into the trusteed unsecured claims reserve account. However, in order to protect against stockholder dilution, shortly before completion of the Sun World Acquisition the Company was able to successfully negotiate a reduction in this required initial cash deposit to $11.0 million, thereby effectively reducing cash requirements at closing to $35.0 million. As a condition to this reduction in the amount of the initial deposit, the Company agreed to deposit an additional amount into the unsecured claims reserve account subsequent to the closing, when the final claims amounts could more readily be determined. In order to fund the remaining amounts necessary to complete its requirements in this regard, on November 26, 1996, the Company issued 240 shares of its Series B Preferred and 40 shares of its Series C Preferred for total aggregate consideration of $2.8 million, or $10,000 per share. The amount of shares so issued by the Company was less than the additional amount which the Company would otherwise have needed to issue prior to the Sun World Acquisition if the amount of the initial cash deposit had not been reduced.


     During the nine months ended December 31, 1996, Cadiz received gross proceeds of $942,000 through the exercise of previously outstanding stock options.

     The Series A Preferred was not convertible when issued, but became convertible into shares of Common Stock at the option of the holder, on November 12, 1996 upon the filing by the Company of an Amendment to its Certificate of Incorporation ("Amendment") increasing the Company's authorized Common Stock from 24 million to 45 million shares, thereby allowing the Company to reserve sufficient shares of Common Stock for issuance upon conversion. Concurrently with the filing of the Amendment, the conversion price ("Series A Conversion Price") was $3.75. Holders are entitled to cumulative dividends payable semi-annually in cash or Common Stock at a rate of 6% per annum. The Series A Preferred is also mandatorily convertible in full at the option of the Company at any time prior to six months following the filing of the Amendment at the Series A Conversion Price provided that, as a condition to such conversion, the Company shall pay to holders one full year's worth of dividends (less the amount of any dividends theretofore paid). The Company has delivered notice of exercise of this conversion right, effective May 7, 1997 to all holders of Series A Preferred. The Series A Preferred ranks senior and prior to the Company's Common Stock and on a parity with any other class or series of Preferred Stock. Except as provided by law, holders are not entitled to vote upon any matter submitted to a vote of the Company's stockholders.

     The Series B and C Preferred were immediately convertible upon issuance into shares of Common Stock, at the option of the holder, at a price equal to the lower of (a) $5.8125 per share or (b) 85% of the average closing bid price over the ten-trading day period ending on the day prior to the submission of any conversion notice ("Series B/C Conversion Price"). Holders are entitled to cumulative dividends payable upon conversion or maturity in cash or Common Stock at a rate of 6% per annum. The Company reserves the right to redeem any shares of Series B or Series C Preferred for $11,765 per share in cash by giving holders five days notice. Any Series B or Series C Preferred shares outstanding one year following issuance are mandatorily converted into Common Stock at the Series B/C Conversion Price. Holders are entitled to a liquidation preference equal to the initial purchase price of $10,000 per share. As of April 22, 1997, 90 shares of Series B Preferred and no shares of Series C Preferred remain outstanding. The Series B and C Preferred rank senior and prior to Cadiz' Common Stock and on a parity with any other class or series of Preferred Stock. Except as provided by law, holders are not entitled to vote upon any matter submitted to a vote of Cadiz' stockholders.

     WORKING CAPITAL RESOURCES. As noted above, subsequent to the Sun World Acquisition, the Company adopted a classified balance sheet thereby requiring the distinction between current assets and long-term assets and current liabilities and long-term liabilities. As a result, on a consolidated basis, the Company had, at December 31, 1996, working capital of $44.8 million, cash of $33.3 and a current ratio of approximately 3.5 to 1.0.

     The following table summarizes the Company's cash position for the periods indicated (amounts in thousands):

                                           Nine
                                          months       Year
                                          ended        ended
                                        December 31,  March 31,
                                            1996        1996
                                           ------      ------
   Net cash used for continuing
      operating activities               $    (66)  $  (5,736)

    Net cash provided by (used for)
      investing activities                  6,656      (2,357)

    Net cash provided by
      financing activities                 21,564      10,792
                                         ---------   ---------

    Net increase in cash                   28,154       2,699

    Cash and cash equivalents,
      beginning of period                   5,153       2,454
                                         ---------   ---------
    Cash and cash equivalents,
      end of period                     $  33,307   $   5,153
                                        =========   =========

        CASH USED FOR OPERATING ACTIVITIES. Cash used for operating activities totalled $66,000 for the nine months ended December 31, 1996 as compared to cash used for continuing operating activities of $5.7 million for the fiscal year ended March 31, 1996. The decrease in cash used for operating activities primarily resulted from the decrease in accounts receivable and inventories of $12.4 million attributable to the seasonality of Sun World's agricultural operations offset by the decrease in accounts payable of $7.2 million (which includes $11.6 million paid to satisfy certain of Sun World's unsecured creditors pursuant to Sun World's Plan of Reorganization). The balance of the net cash used for operating activities resulted from the increased activity level of Cadiz during the nine months ended December 31, 1996.

             The Company currently pays no income taxes. As of December 31, 1996, the Company has a net operating loss ("NOL") carryforward of approximately $60.8 million for federal and $35.5 million for state income tax purposes. Such carryforwards expire in varying amounts through the year 2012. In accordance with the Tax Reform Act of 1986, NOL utilization may be subject to an annual limitation. As a result at December 31, 1996, approximately $15.4 million of the federal NOL is currently available to offset federal taxable income in any future years, while the balance is available subject to annual limitations. No annual limitations apply to the state NOL carryforwards which expire in various amounts through the year 2000.

        CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES. Cash provided by investing activities totalled $6.7 million during the nine months ended December 31, 1996 as compared to cash used for investing activities of $2.4 million during the fiscal year ended March 31, 1996. Although Cadiz invested
$1.4 million in the purchase of land, property, plant and equipment and in furtherance of its water transfer and storage projects, Sun World also received proceeds of $12.4 million from the disposal of underproducing assets through an asset disposal program. In addition, the net cash used in connection with the Sun World Acquisition was $4.5 million.

        CASH PROVIDED BY FINANCING ACTIVITIES. Financing activities provided $21.6 million for the nine months ended December 31, 1996 as compared to $10.8 million during the fiscal year ended March 31, 1996. Net proceeds from the issuance of Common Stock, Preferred Stock and the exercise of previously outstanding stock options totaled $37.8 million during the nine months ended December 31, 1996 while dividends paid on the Preferred Stock totaled $99,000. Principal payments on short- and long-term debt totaled $17,000 and $16.4 million, respectively, for the nine months ended December 31, 1996.


OUTLOOK

        With the issuance of the Sun World Notes, the Company believes that, based upon current levels of operations and anticipated growth, Sun World can adequately service its indebtedness and meet its seasonal working capital needs utilizing available internal cash and the Revolving Credit Facility.

        The Sun World Indenture and agreements between Cadiz and its principal current lender restrict the amount of cash that can flow from Sun World to Cadiz and vice versa. See "Risk Factors-- Limitations on Access to Sun World Cash Flow and Dividends."

        In the short-term, Cadiz expects to meet its ordinary working capital needs through a combination of quarterly management fee payments from Sun World, payments from Sun World under an agricultural lease whereby Sun World now operates the Company's 1,600 acres of developed agricultural property at Cadiz, California, and the possible exercise of outstanding stock options. In addition, there are provisions in the Sun World Indenture allowing for certain additional payments to be made from Sun World to Cadiz, subject to Sun World meeting specific tests and ratios.


        As the Company is actively pursuing the development of its water resources, it is seeking the finalization of the regulatory approvals needed to commence construction of a water delivery and/or storage project at Cadiz. Once the lengthy regulatory review process is finalized and construction of the necessary delivery and/or storage system has commenced, the Company anticipates generating a revenue stream within less than a year thereafter which will be sufficient to meet the then existing operating requirements of the Company, although no assurances can be given.
Concurrently with the regulatory review process, the Company is also negotiating the terms of water delivery and/or storage arrangements with various California water agencies, which include issues such as financing, pricing concepts and formulas and ownership of the pipeline and the delivery and/or storage system.


        In addition to the development of its water resources, the Company is actively involved in further agricultural development and reinvestment in its landholdings. Such development will be systematic and in furtherance of the Company's business strategy to provide for maximization of the value of its assets.

       With the issuance of the Sun World Notes on April 16, 1997, annual maturities of long-term debt outstanding are as follows:
1997 - $1,397,000; 1998 - $10,125,000; 1999 - $386,000; 2000 - $433,000;
2001 - $445,000; and 2002 and thereafter - $116,602,000.  At December 31,
1996, prior to the issuance of the Sun World Notes, annual maturities of long-term debt outstanding excluding $124,000 representing the unamortized portion of warrants were as follows: 1997 - $4,877,000;
1998 - $24,253,000; 1999 - $9,374,000; 2000 - $11,398,000; 2001 -
$11,410,000, and 2002 and thereafter - $92,676,000.

        Since the Company's inception, inflation has not had a material impact either on the costs of materials required in the development of property and/or in labor costs. Similarly, the value of the Company's real property has not been materially impacted by inflation. In the event the rate of inflation should accelerate in the future, the Company believes the increase in the value of its real property will exceed any increases in costs attributable to inflation.


                          BUSINESS

     The long-term strategy of Cadiz Land Company, Inc. (the "Company") is to acquire and develop water-related land and agricultural assets. The Company has created an integrated and complementary portfolio of landholdings, water resources, and agricultural operations located within central and southern California which either possess sizable assured supplies of water or can, in future years, utilize water supplied from other Company properties. Management believes that, with both the increasing scarcity of water supplies in California and the increasing demand for water, the Company's access to water will provide it with a competitive advantage both as a major agricultural concern and as a supplier of water which will lead to continued appreciation in the value of the Company's portfolio.

    In 1996, the Company significantly enhanced this portfolio through its acquisition of Sun World International, Inc. ("Sun World"). The Sun World acquisition has made the Company one of the largest fully integrated agricultural companies in California. The Sun World acquisition added to the Company's portfolio more than 17,000 acres of prime agricultural land, packing facilities, marketing expertise, proprietary agricultural products and the highly regarded Sun World brand name.

     Sun World ships approximately 75 varieties of fresh produce to all 50 states in the United States and exports fresh fruits and vegetables to over 30 foreign countries. Produce grown or distributed by Sun World reaches more than 600 accounts including supermarket retailers, food service entities, warehouse clubs and international trading companies throughout North America, Europe and Pacific Rim countries. For the twelve months ended December 31, 1996, Sun World recorded revenues of $100.4 million.

     The acquisition of Sun World also added valuable water rights to the Company's existing water resource development operations. In addition to its Sun World properties, the Company holds more than 39,000 acres of land in eastern San Bernardino County. These landholdings are underlain by excellent groundwater resources and are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. The Company expects to utilize these resources to participate in a broad variety of water transfer and storage projects, including the transfer of surplus water to public agencies which require supplemental sources of water. The Company is currently in discussions with several public water agencies regarding transfer and storage agreements, although no such agreements have been reached. See "Water Resource Development - Cadiz Water Transfer and Storage Project."

     The Company continually seeks to develop and manage its land, water and agricultural resources for their highest and best use. Agricultural development will enable the Company to maximize the value of its landholdings while generating cash flow. The Company will continue to pursue opportunities for use of its water resources, both for internal operations and to relieve water shortages in other portions of southern California.

General Development of Business
-------------------------------

     As part of its current business plan, the Company's land acquisition, development activities and agricultural operations are conducted for the purpose of enhancing the long-term appreciation of its properties. See "Narrative
Description of Business," below.


     On September 13, 1996, the Company acquired all of the stock of a reorganized Sun World pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (Modified)) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan of Reorganization") for a net purchase price of approximately $178 million (the "Sun World Acquisition"). Sun World and certain subsidiaries of Sun World had filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994 after debt restructuring negotiations with Sun World's existing lenders failed.

     The net purchase price of approximately $178 million consisted of the following: (i) assumption of $156 million of restructured debt with Sun World's existing lenders (of which a principal reduction in the amount of $5.5 million was made by Cadiz concurrent with the acquisition); (ii) $12 million to pay claims of Sun World's unsecured creditors as determined during the reorganization process; (iii) $7 million in cash and stock delivered both to previous holders of the stock of Sun World upon transfer of stock to Cadiz and to existing unsecured creditors in satisfaction of claims; and (iv) $3 million of acquisition fees and costs.

     Subsequent to the Sun World Acquisition, the Company changed its fiscal year end from March 31 to December 31 in order to align the Company's year end with that of Sun World.


     In addition to Sun World, over the past 13 years the Company has acquired more than 39,000 acres in various portions of eastern San Bernardino County, California. Although located in desert terrain, these landholdings are underlain by groundwater resources having active recharge of high quality. In addition, management believes the Company's landholdings have excellent potential for agricultural development and other uses, including municipal, recreational, and industrial applications.


     Pursuant to its business strategy, the Company has utilized its working capital primarily for development purposes; that is, for purposes designed to increase the long-term value of its properties. A portion of these expenditures has related to the planned Cadiz Valley and Piute Valley groundwater transfer and storage projects. See "Narrative Description of Business - Water Resource Development," below. In addition, agricultural development and operations continue to be an integral part of the Company's ongoing business strategy, maximizing the value of its landholdings while generating cash flow. See "Narrative Description of Business
- Agricultural Operations," below.


    The Company's Sun World Acquisition is an integral part of this strategy. Sun World has added to the Company's portfolio approximately 17,300 acres of prime agricultural land in the San Joaquin and Coachella Valleys, increasing the Company's total landholdings to approximately 57,000 acres. See "Properties," below.


     In May 1992, the Company's shareholders approved the reincorporation of the Company into Delaware under the name Cadiz Land Company, Inc. As a part of the reincorporation, the Company's Common Stock was reverse split on a one-for-five basis, giving each shareholder of the Company one share of Cadiz Land Company, Inc. stock for every five shares of Pacific Agricultural Holdings, Inc. stock held at the time of the reincorporation.

Financial Information About Industry Segments
----------------------------------------------
     During its nine months ended December 31, 1996, the Company operated in one industry segment: resource development.
See Consolidated Financial Statements.  Also, see "Management's
Discussion and Analysis of Financial Condition and Results of
Operations."

Narrative Description of Business
----------------------------------
     Pursuant to its business strategy, the Company continually seeks to develop and manage its portfolio of land, water and agricultural resources for their highest and best use. The development and management activities of the Company are currently focused on agricultural operations (primarily through its wholly-owned Sun World subsidiary) and water resource development. Agricultural development will enable the Company to maximize the use of its landholdings while generating cash flow. The Company will continue to pursue opportunities for the use of its water resources, both for internal operations and to relieve water shortages in other portions of Southern California.

AGRICULTURAL OPERATIONS

     With the Sun World Acquisition, the Company has become one of California's largest vertically integrated agricultural companies which combines an extensive research and development program, year round sourcing, farming and packing activities and strong marketing capabilities. For the twelve months ended December 31, 1996, Sun World recorded revenues of $100.4 million.

     PRODUCT LINE. Sun World ships 75 different varieties of fresh fruits and vegetables to all 50 States and to more than 30 foreign countries. Sun World is a leading grower and marketer of table grapes, seedless watermelons, colored sweet peppers, plums, peaches, nectarines, apricots and lemons. It is also one of California's largest independent marketers of grapefruit, tangerines, mandarins, and dates.

     The breadth and diversity of the product line helps to minimize the impact of individual crop earnings fluctuations. Further, the breadth and diversity of its product offering provides Sun World with greater presence and influence with its grocery and food service customers.

     Although many fruits and vegetables are fungible commodities, Sun World has adopted a strategy of developing or acquiring specialty produce varieties with unique characteristics which differentiate them from commodity produce varieties. Most of these varieties are harvested during favorable marketing windows when available supply from competitors is limited. These specialty varieties typically command a price premium and are less subject to the same price volatility than the commodity varieties. They also provide
Sun World with a dominant position in a number of product categories. Examples of the branded produce grown and marketed by Sun World include Superior Seedless (TM) table grapes, Black Diamond (TM) plums, Sun World Seedless (R) watermelons, Star Sweet (R) super red grapefruit, Honeycot (R) apricots, Amber Crest (R) peaches and Sun World sweet colored peppers. These products evolved through a combination of internal development and acquisition. Sun World's research and development center is dedicated to developing additional high value proprietary varieties. See "Proprietary Product Development," below.



     FARMING OPERATIONS. Sun World's farming operations produce approximately 7 million units of fruits and vegetables annually. Its principal agricultural lands are located in the San Joaquin and Coachella valleys of California. See "Properties," below.


     Sun World properties are primarily dedicated to producing permanent commercial crops and, to a lesser extent, annual (or row) crops. Additionally, over 1,300 acres are currently utilized for developing crops (e.g. vines and trees that have not yet reached a commercial maturity). Subsequent to the Sun World Acquisition, the Company developed a crop plan that provided for the removal of certain under-performing permanent crops and the continued development of certain proprietary varieties of grapes and tree fruit. Given the Company's current crop allocation plan, it is now redeploying marginally productive acreage to produce more varieties of crops which are available for delivery at peak pricing windows throughout the year.

     Under an agricultural lease entered into concurrently with the Sun World Acquisition, Sun World also operates the Company's 1,600 acres of developed agricultural property at Cadiz. The Company believes that its Cadiz Valley agricultural operations will benefit by virtue of the ability of the Company to grow, pack and market the Cadiz produce under the Sun World label and to market it to Sun World's worldwide customer base. The financial statement impact of this intercompany operating lease is eliminated in consolidation.

     PACKING AND MARKETING OPERATIONS. In addition to merchandising its own products, Sun World provides marketing and packing services to third party growers. For third party growers, Sun World provides three key benefits: (i) Sun World's brand name, proprietary products and reputation with wholesalers resulting in a significant pull through effect;
(ii) a full complement of services that include packing, marketing and sales; and (iii) a dedicated sales force servicing over 600 customers throughout the world.

     Sun World's packing facilities handle approximately 10 million units of produce annually. These facilities provide harvesting, packing, cooling and shipping services for Sun World production, as well as for other commercial clients. Currently, Sun World owns four facilities, three of which are located in the Coachella Valley and one of which is located in the San Joaquin Valley. See "Properties," below.

     Sun World's vertically integrated operations enable it to offer the market a continuous stream of new, specialty products which receive a market premium coupled with a large basket of other produce staples. As a significant grower, Sun World is able to manage the quality of its own product line, and as a significant packer/marketer, Sun World works with other growers to ensure product quality through packing and distribution. As a result, on average, the Company sells 12 to 13 million units annually with an average wholesale value of approximately $120 million.

     Sun World's sourcing, both external and internal, is diversified geographically. Sun World's owned and leased farming operations are located throughout California from the Coachella Valley in the south to central California's San Joaquin Valley as well as operations near the coast. Sun World sources externally produced product from throughout California, from other areas of the United States, and from international sources. This geographic diversification not only reduces the impact that unfavorable weather conditions and infestations could have on Sun World's packing and marketing operations but also provides Sun World with a longer selling season for many crops since the harvests occur at different times. In addition, geographic diversification also allows Sun World the ability to provide the quality and breadth of product throughout the year which is being demanded by retailers.

     Sun World's customer base consists of more than 600 accounts including supermarket retailers, food service entities, warehouse clubs, and international trading companies located in approximately 30 countries. Domestic customers include national retailers such as Safeway Stores and American Stores; club stores, including PriceCostco and Sam's; and food service distributors, including Sysco and Alliant. Approximately 10% of Sun World's products are marketed outside of the United States in Europe, Australia, Japan, Hong Kong, Singapore, Malaysia and Taiwan. Only one national retailer (representing approximately 15% of calendar year 1996 gross sales made by Sun World) accounts for more than 10% of Sun World's revenues.

     PROPRIETARY PRODUCT DEVELOPMENT. Sun World has a long history of product innovation, and its research and development center maintains a fruit breeding program that has introduced dozens of proprietary fruit varieties in the last five years. Recent product successes include the Black
Diamond (TM) plum, the Amber Crest (R) peach and the Honeycot (R) apricot. There are several other promising grape and tree fruit varieties which are scheduled for commercial planting and production in the near future.

     Sun World utilizes approximately 235 acres for its research and development center and crop experimentation. The research and development center facility houses tissue culture rooms, growth rooms, four greenhouses, and over 200 acres of experimental growing crops.

     As a result of over 20 years of research and development, Sun
World holds rights to more than 600 patents and trademarks around the world. The patent registrations exist in most major fruit producing countries and the trademarks are held in both fruit producing and consuming regions. Sun World's patents have varying expiration dates; however, the expiration of any individual patent will not have a material effect upon Sun World's operations.

     Additionally, Sun World has a 50% ownership interest in American Sunmelon, a partnership engaged in the proprietary development, production and marketing of seedless watermelon seed. American Sunmelon generated net income of approximately $3.5 million for calendar year 1996.

WATER RESOURCE DEVELOPMENT

     The increasing scarcity of water supplies in California will lead to increasing dependence on water transfer and storage projects within the state. The Company's portfolio of water resources, located in close proximity to the major aqueduct systems of central and southern California such as the State Water Project, the Colorado River Aqueduct, and the Colorado River, provides the Company with the opportunity to participate in a variety of water banking, exchange and transfer and storage projects in partnership with regional public water agencies.

     CADIZ WATER TRANSFER AND STORAGE PROJECT. The Company's 27,400 acres in the Cadiz and Fenner Valleys of eastern California (the "Cadiz Property") are underlain by a substantial high quality groundwater basin. This groundwater is recharged by rain and snowfall within a catchment area of nearly 1,300 square miles. Average annual recharge is estimated by independent experts to be in the range of 20,000 to 30,000 acre-feet. See "Properties - The Cadiz Property."

     Pursuant to an Environmental Impact Report ("EIR") and land use approvals by San Bernardino County, the Company is authorized to pump approximately 30,000 acre-feet of groundwater per year for irrigation of its Cadiz Valley property. An acre-foot is 326,000 gallons, or enough for approximately two families for one year. The Company currently uses approximately 6,000 acre-feet per year to irrigate its Cadiz Valley agricultural development and planned near-term development will likely require no more than 10,000 acre-feet per year. As a result, the Company has the ability to transfer groundwater
- surplus to its present and near-term needs - to public agencies which require supplemental sources of water. Additionally, independent geotechnical and engineering studies confirm that the Company's Cadiz Valley properties are well suited for temporary storage of water which could be imported from the Colorado River during periods of excess supply.

     The Cadiz Water Transfer and Storage Project will require further regulatory approval. The Company began technical and environmental investigations in 1994, and is pleased with the progress made to date.
The Company is in discussions regarding transfer and storage agreements with several public water agencies. These agreements, when complete, will determine pricing formulas, financing and ownership of the facilities constructed to deliver and store the water.

     PIUTE AND OTHER TRANSFER AND STORAGE PROJECTS. The Company has also commenced water development operations at its 7,300 acre Piute property, which is located in eastern San Bernardino County approximately 15 miles from the resort community of Laughlin, Nevada and about 12 miles from the Colorado River town of Needles, California. Hydrological studies and testing of a full scale production well have demonstrated that this landholding is underlain by groundwater of excellent quality. Average annual recharge is estimated by independent experts to be in the range of 10,000 to 20,000 acre-feet. See "Properties - The Piute Property."

     Additional technical and environmental investigations are currently underway for a water development project (the "Piute Project") anticipated to transfer approximately 10,000 to 15,000 acre feet per year. The Company is currently undertaking discussions with prospective purchasers of water from the Piute Project, although no formal agreements have been executed.


     Exploratory drilling is scheduled during 1997 to test the potential for groundwater development, transfer, and underground storage at other properties held by the Company in southeastern California.


     SUN WORLD WATER RESOURCES. The Sun World Acquisition brought to the Company valuable water rights in various parts of central and southern California. The Company believes with increasing water shortages in California, land with prime water rights will increase substantially in value.

     As irrigation technology continues to improve, Sun World's water resources may be in excess of actual demands. Such excess supplies may be available for further agricultural development, or for possible water transfers, exchanges or banking.


     Sun World's landholdings and associated water resources are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. These holdings complement the Company's other groundwater resources, and will enhance the Company's opportunities to participate in a broad variety of water transfer, storage exchange or banking projects.

SEASONALITY


     Sun World's agricultural operations are impacted by the general seasonal trends that are characteristic of the agricultural industry. Sun World has historically received the majority of its net income during the second and third calendar quarters following the harvest and sale of its table grape and tree fruit crops. Due to this concentrated activity, the Company has, therefore, historically incurred a loss with respect to its agricultural operations in the first and fourth calendar quarters. See "Risk Factors - Seasonality" and "-Significant Leverage and Working Capital Requirements."


     In connection with the water resource development activities of the Company, revenues are not expected to be seasonal in nature. The Company does not expect that contracts entered into for the transfer or storage of water will provide for revenue payments varying significantly from season to season.

COMPETITION

     The agricultural business is highly competitive. Sun World's competitors include a limited number of large international food companies, as well as a large number of smaller independent growers and grower cooperatives. No single competitor has a dominant market share in this industry due to the regionalized nature of these businesses. Sun World utilizes brand recognition, product quality, harvesting in favorable product windows, effective customer service and consumer marketing programs to enhance its position within the highly competitive fresh food industry. Consumer and institutional recognition of the Sun World trademark and related brands and the association of these brands with high quality food products contribute significantly to Sun World's ability to compete in the market for fresh fruit and vegetables.


     The Company faces competition for the acquisition, development and sale of its properties from a number of competitors, some of which have significantly greater resources than the Company. The Company may also face competition in the development of water resources associated with its properties. Since California has scarce water resources and an increasing demand for available water, the Company believes that price and reliability of delivery are the principal competitive factors affecting transfers of water in California.

EMPLOYEES

     As of December 31, 1996, the Company employed a total of 985 full-time employees. Sun World from time to time engages various part time and seasonal employees, with a seasonal high of approximately 2,500 part time employees. Approximately 119 of the Company's employees are represented by a labor union pursuant to a contract that expires in 1999. Generally, the Company believes that its employee relations are good.


REGULATION

     Certain areas of the Company's operations are subject to varying degrees of federal, state and local laws and regulations. The Company's agricultural operations are subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air
Act, the Clean Water Act, the Resource Conservation and
Recovery Act, the Federal Insecticide, Fungicide and Rodenticide
Act, Comprehensive Environmental Response and the Compensation and Liability Act. Compliance with these foreign and domestic laws and related regulations is an ongoing process which is not currently expected to have a material effect on the Company's capital expenditures, earnings or competitive position.
Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by the Company, and there can be no assurance that the cost of compliance with environmental laws and regulations in the future will not be material.



     The Company's food operations are also subject to regulations enforced by, among others, the U.S. Food and Drug Administration and state, local and foreign equivalents and to inspection by the U.S. Department of Agriculture and other federal, state, local and foreign environmental and health authorities. Among other things, the U.S. Food and Drug Administration enforces statutory standards regarding the safety of food products, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for foods and determines the safety of food substances in the United States. Similar functions are performed by state, local and foreign governmental entities with respect to food products produced or distributed in their respective jurisdictions. Existing environmental regulations have not, in the past, had a materially adverse effect upon the operations of the Company, and the Company believes that existing environmental regulations will not, in the future, have a materially adverse effect upon its operations. There can be no assurances, however, as to the effect of any environmental regulations which may be adopted in the future. See "Risk Factors - Environmental Matters" and "-Regulation."

     As the Company proceeds with the development of its properties, including related infrastructure, the Company will be required to satisfy various regulatory authorities that it is in compliance with the laws, regulations and policies enforced by such authorities. Groundwater development, and the export of surplus groundwater for sale to single entities such as public water agencies, are not subject to regulation by existing statutes, other than general environmental statutes applicable to all development projects. Although applicable laws, regulations and policies have not had a materially adverse effect upon the ability of the Company to develop its Cadiz or other properties to date, management cannot predict with certainty what requirements, if any, may be imposed by regulators upon future development. In addition, the time and costs associated with obtaining regulatory approvals for resource development are significant, and there can be no assurance that the Company will receive desired approvals for future development plans. See "Risk Factors - Regulatory Approvals."

PROPERTIES

     The Company currently leases its executive offices in Rancho Cucamonga, California; however, within the next several months, the Company is relocating these offices to Los Angeles County.
The Company also maintains a development office in San Bernardino, California. Sun World owns its main packing facilities and administrative offices in Bakersfield, California and owns 3 packing facilities and leases its sales offices in Coachella, California. The Company and each of its subsidiaries believe that their property and equipment are generally well maintained, in good operating condition and adequate for their present needs.


     The following is a description of the Company's significant properties.

THE CADIZ PROPERTY

     In 1984, the Company conducted an investigation of the feasibility of the agricultural development of land located in the Mojave desert near Cadiz, California, and confirmed the availability of prime quality water in commercial quantities appropriate for agricultural development. Since 1985, the Company has acquired over 27,000 acres in the Cadiz vicinity.


     The Company has determined that the groundwater basin which underlies the Cadiz property contains more water than is needed for both the present and projected agricultural development requirements of the property. The Company therefore intends to develop a water banking and transfer program in connection with this property. See "Business - Narrative Description of Business - Water Resource Development."

     In November 1993, the San Bernardino County Board of Supervisors unanimously approved a General Plan Amendment establishing an agricultural land use designation for 9,600 acres at Cadiz for which 1,600 acres have been developed and are leased to Sun World. This Board action represented the largest land use approval on behalf of a single property holder in the County's known history. This action also approved permits to construct infrastructure and facilities to house as many as 1,150 seasonal workers and 170 permanent residents (employees and their families) and allows for the withdrawal of more than 1,000,000 acre-feet of groundwater from the Company's underground water basin.

Substantially all Cadiz acreage is held in fee directly by the Company.

SUN WORLD PROPERTIES

      FARM PROPERTIES. Sun World owns approximately 17,300 acres and leases approximately 2,100 acres of improved land in central and southern California. The majority of this land is used for the cultivation of permanent and annual crops and support activities, including packing facilities.

      Sun World owned farming property is divided between five distinct geographic regions: Madera, Bakersfield and Arvin (located within the San Joaquin Valley), Coachella (located in the state's southeastern corner near Palm Springs) and Blythe (located approximately 100 miles east of the Coachella Valley adjoining the Colorado River).

      PACKING AND HANDLING FACILITIES. Sun World owns four packing and handling facilities, three of which are located in the Coachella Valley and one of which is located in the San
Joaquin Valley at Kimberlina, near Bakersfield.



      The Kimberlina facility, located on an 83 acre parcel owned by Sun World, consists of 95,000 square feet of cold storage areas and 50,000 square feet for tree fruit packing (including two highly automated tree fruit production lines). An additional 14,300 square feet is devoted to office space.


      Sun World's primary Coachella Valley facility consists of two independent buildings located on 22 acres of industrial commercial zoned land in Coachella, California, two miles south of Indio. The 22 acres consists of 5 acres of buildings and improvements, 6 acres of packing, and 11 acres of open land. One building is used primarily for the packing of citrus, for receiving table grapes, for cold storage and for office space. The other building is used primarily for receiving, cooling and storing table grapes.

       Sun World's other operating facility in Coachella consists of one building on 4 acres of land and is used primarily for packing watermelons and citrus and for storage. Currently, the third Coachella facility is not being used for operations and is held for sale.

       All of the Sun World properties are subject to encumbrances for the benefit of the holders of the Sun World Notes, which were issued in the aggregate principal amount of $115 million on April 16, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Current Financing Arrangements."



THE PIUTE PROPERTY

     The Piute property consists of approximately 7,300 acres and is located approximately 60 miles east of Cadiz and approximately 15 miles west of the Colorado River and Laughlin, Nevada, a small, fast growing town with hotels, casinos and water recreation facilities. The Piute property was identified for acquisition by the Company by a combination of the satellite imaging and geological techniques which were used by the Company to identify water at Cadiz.

     The Piute acreage adjoins Highway 95, which is a direct route to Las Vegas, approximately 60 miles north. The Santa Fe Railroad passes through the land and Interstate 40 is approximately 12 miles to the south. The property is held by the Company in fee title as to approximately 3,600 acres, with the remaining acreage under option.

     The Company has commenced the development of the water resources of this property. See "Business - Narrative Description of Business - Water Resource Development."


OTHER PROPERTIES

     In addition to the Cadiz and Piute properties, the Company owns approximately 4,200 additional acres in the Mojave Desert as to which development has not yet commenced. The Company will continue to seek to acquire additional properties both in Southern California desert regions and elsewhere which are believed to be suitable for development.

      All of the Company's non-Sun World fee property is subject to encumbrances in favor of the Company's current primary lender as security for a loan with an outstanding balance of approximately $9.7 million as of April 22, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Current Financing Arrangements."


LEGAL PROCEEDINGS

        In November 1995, the San Bernardino County Board of Supervisors certified an Environmental Impact Report/Environmental Impact Statement ("EIR/EIS"), and approved a Conditional Use Permit for the proposed construction and operation of a substantial landfill on the shore of Bristol Lake near Amboy, California (the "Rail-Cycle" Project). The general partner of Rail-Cycle is controlled by WMX Technologies, Inc. (formerly Waste Management, Inc.). The Rail-Cycle Project would be located within a few miles of land owned by the Company at Cadiz, California, which the County of San Bernardino has designated for agricultural use in its General Plan.


        The Company has vigorously opposed the Rail-Cycle Project on a number of grounds. In December 1995, an action styled
Cadiz Land Company, Inc. vs. County of San Bernardino, et al. Case No. BCV 02341 was filed by the Company in Superior Court in San Bernardino County. The action challenges the various decisions by the County of San Bernardino relative to the Rail-Cycle Project. Named in this action, in addition to the County of San Bernardino, were the Board of Supervisors of the County of San Bernardino, three individual members of the Board of Supervisors, an employee of the County, and Rail-Cycle. On February 1, 1996, Rail-Cycle and the County removed the case to Federal District Court for the Central District of California (Case No. CV-96-740-JGD [BQRS]).
However, the case has subsequently been remanded back to the San Bernardino Superior Court. The Company alleges that the actions of the County of San Bernardino did not comply with the guidelines prescribed by the California Environmental
Quality Act and violated state planning and zoning laws. The action seeks to set aside the county certification of the EIR/EIS and approval of the proposed Rail-Cycle Project. The Company continues to believe the proposed Rail-Cycle Project, if constructed and operated as currently designed, poses environmental risks both to the Company's agricultural operations at Cadiz and to the groundwater basin underlying the Cadiz property. Accordingly, the Company intends to pursue a claim for damages against the County of San
Bernardino and Rail-Cycle and the action seeks compensatory damages in excess of $75 million. The action is currently in the discovery phase. The court has set July 11, 1997 to commence a hearing on the Company's land use and regulatory claims. A trial on the issue of the Company's monetary damages will be scheduled at a later date. The Company intends to continue vigorously prosecuting its claims. See
"Risk Factors - Potential Adverse Effect of Rail-Cycle Project on the Company."

        In the normal course of its agricultural operations, Sun
World handles, stores, transports and dispenses products identified as hazardous materials. Regulatory agencies periodically conduct inspections and, currently, there are no pending claims with respect to hazardous materials. See "Risk
Factors - Environmental Matters" and "-Regulation."

       The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the financial position of the Company.

                     PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of April 22, 1997, the ownership of Common Stock of the Company by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, by each director, by each executive officer listed in the Summary Compensation Table below, and by all directors and officers as a group.

                                    Amount and Nature of        Percent
Name and Address                    Beneficial Ownership        of class
------------------------------     -----------------------  ------------


Morgan Stanley                         2,518,560(1)              9.98%
Group, Inc. et al.
1251 Avenue of the Americas
New York, NY 10020

Fidelity International
Limited, et al.                        2,434,067(2)              9.96%
Pembroke Hall
42 Crow Lane
Hamilton, Bermuda

The Capital Group Companies, Inc.      1,415,000(3)              5.79%
333 South Hope Street
Los Angeles, CA 90071

Dwight W. Makins                         425,000(4)              1.72%
Beaurepaire House
Bramley, Tadley
Hampshire RG26 5EH
United Kingdom

Keith Brackpool                         1,113,893(5)             4.40%
10535 Foothill Blvd., Suite 150
Rancho Cucamonga, CA 91730

J.F.R.  Hammond                           927,007(6)             3.71%
10 Compton Terrace
London N1 2UN
United Kingdom

Stephen D. Weinress                       200,722(7)             0.82%
3333 Michelson Drive
Irvine, CA  92715

Susan K. Chapman                          127,700(8)             0.52%
10535 Foothill Blvd., Suite 150
Rancho Cucamonga, CA 91730

Timothy J. Shaheen                        155,000(9)             0.63%
P.O. Box 80298
Bakersfield, CA 93380

Stanley E. Speer                          150,000(10)            0.61%
P.O. Box 80298
Bakersfield, CA 93380

All Directors and Officers
as a Group                              3,099,322(4)(5)(6)(7)   11.58%
(7 individuals)                                  (8)(9)(10)

  (1) According to information provided to the Company, Morgan Stanley Group, Inc. ("MS Group") may be deemed to be the indirect beneficial owner of 1,696,753 shares of Common Stock, arising from the indirect beneficial ownership of such shares by Morgan Stanley Asset Management Limited ("MSAM"), a subsidiary of MS Group. The address of MSAM is 25 Cabot Square, Canary Wharf, London E14 4QA, England. All such shares are held by MSAM in its capacity as an Investment Adviser, and MS Group and MSAM share voting and investment power with respect to the shares which they may be deemed to beneficially own. MS Group and MSAM each disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934. MSAM is also the holder of 3,000 shares of Convertible Series A Preferred Stock ("Series A Preferred") issued in an institutional private placement which provided financing for the Company's acquisition of Sun World. The Series A Preferred is convertible into 800,000 shares of Common Stock at a conversion price of $3.75 per share. Also includes dividends paid on Series A Preferred in common stock.

 (2)         Fidelity International Limited ("FIL") and FMR Corp.
             ("FMR") have each filed Schedule 13Ds and amendments thereto with the Securities and Exchange Commission indicating that, although they do not consider themselves to be acting as a "group," they hold, directly or indirectly, a total of 2,434,067 shares of Common Stock. The Schedule 13Ds state that FIL beneficially owns, as investment adviser or the parent of the investment adviser to certain international funds and international pension accounts, 2,426,667 shares of Common Stock and that such funds and accounts and FIL, as investment adviser to the funds and accounts, have sole voting and investment power as to all such shares.
             A partnership controlled by Mr. Edward C. Johnson 3d and members of his family own shares of FIL with the right to cast approximately 47.22 percent of the total votes which may be cast by shareholders of FIL. According to the
             Schedule 13Ds, FMR beneficially owns, through Fidelity Management Trust Company, 7,400 shares of the Company's
             Common Stock. Mr. Johnson, who is Chairman of FIL and FMR, and certain family members, are the predominant owners of FMR's Class B shares of common stock representing approximately 49 percent of the voting power of FMR. Mr. Johnson and Abigail Johnson together own 36.5 percent of the outstanding voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. The Schedule 13Ds indicate that FIL was a subsidiary of Fidelity Management & Research Company ("Fidelity") prior to June 30, 1980, at which time the shares of FIL held by Fidelity were distributed as a dividend to the shareholders of FMR, and that FIL currently operates as an entity independent of FMR and Fidelity. The principal officers of FMR, Fidelity and Mr. Johnson are located at 82 Devonshire Street, Boston, Massachusetts 02109.

(3) According to information provided to the Company by the Capital Group Companies, Inc. ("CGCI"), at December 31, 1996 CGCI beneficially owned, through its wholly-owned subsidiary Capital Research and Management Company ("CRMC"), 1,415,000 shares of the Company's Common Stock. CRMC serves as investment adviser to SMALLCAP World Fund, Inc., a registered investment company.

(4) Includes 300,000 shares underlying presently exercisable options.

(5) Includes 875,000 shares underlying presently exercisable options. Does not include 75,000 shares issuable upon the satisfaction of certain conditions established by the Board of Directors, none of which have been met.

(6) Includes 285,017 shares held by a corporation of which Mr. Hammond is an affiliate. Also includes 125,000 shares underlying presently exercisable options and 440,000 shares underlying 1,650 shares of Series A Preferred held by Mr. Hammond and members of his family. Also includes dividends paid on Series A Preferred in common stock.

(7) Includes 125,000 shares underlying presently exercisable options. Also includes 19,200 shares of Common Stock underlying 72 shares of Series A Preferred, with a conversion price of $3.75 per share of Common Stock.

(8) Includes 125,000 shares underlying presently exercisable options.

(9) Includes 150,000 shares underlying presently exercisable options. Does not include 250,000 shares underlying conditional options held by Mr. Shaheen, the conditions to the vesting of which have not yet been met.

(10) Includes 150,000 shares underlying presently exercisable options. Does not include 50,000 shares underlying conditional options held by Mr. Speer, the conditions to the vesting of which have not yet been met.


                               MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certan biographical information, the present occupation and business experience for the past five years of each director and executive officer:


    Name                       Age    Position with the Company
    --------------------      ----    ---------------------------

    Dwight W. Makins            46    Chairman of the Board

    Keith Brackpool             39    Chief Executive Officer and Director

    J.F.R. Hammond              55    Director

    Stephen D. Weinress         56    Director

    Susan K. Chapman            43    Chief Financial Officer and Secretary

    Timothy J. Shaheen          37    Chief Executive Officer of Subsidiary

    Stanley E. Speer            37    Senior Vice President,
                                      Chief Financial Officer and Secretary
                                      of Subsidiary

    Dwight W. Makins was elected as Chairman of the Board in December 1991. Mr. Makins currently serves as Chairman of Greenway Holdings plc, a British waste oil recycling company and as a director of several other British companies. Prior to a change in ownership, which occurred in January 1997, Mr. Makins was a director of King and Shaxson (Holdings) plc, a British bank and discount house. Prior to July 1988, he was managing director of John Govett & Co. Ltd. Mr. Makins is a member of the Audit Committee and Compensation Committee of the Board of Directors.



    Keith Brackpool is a founder of the Company, and has served as a member of the Company's Board of Directors since September 1986, and served as Chairman of the Board from 1989 through December 1991, when he was reappointed as Chief Executive Officer of the Company. From October 1989 until May 1991, Mr. Brackpool was employed as the President of Albert Fisher, Inc., a wholly-owned subsidiary of The Albert Fisher Group PLC, a U.K. corporation and was a director of The Albert Fisher Group PLC until May 31, 1991. Since 1988, Mr. Brackpool has served as an officer and principal of the general partner of 1334 Partners, Ltd., a California limited partnership which holds commercial real estate in Southern California.

     J.F.R. Hammond was named to the Company's Board of Directors in December 1991. Since March 1987 Mr. Hammond has been self-employed, and his business activities primarily involve private investments in various companies. Mr. Hammond also serves as Chairman of a Canadian oil and gas company traded on the Alberta exchange. Prior to March 1987, Mr. Hammond was managing director of Greenwell-Montagu Securities, a British brokerage firm. Mr. Hammond is a member of the Audit Committee and Compensation Committee of the Board of Directors.

     Stephen D. Weinress was appointed a director of the Company in September 1993. Since 1984 he has been the Managing Director of L.H. Friend, Weinress, Frankson & Presson, Inc., an investment banking firm based in Irvine, California. Mr. Weinress is a member of the Audit Committee and Compensation Committee of the Board of Directors.

     Susan K. Chapman became Chief Financial Officer and Secretary of the Company in November 1993. From 1985 until she joined the Company, Ms. Chapman served as Vice President of Operations and Controller of Agora Development, Inc., a private real estate development company, where she supervised all financial and operational aspects of the company. Prior thereto, she served for five years as Senior Accountant with the accounting firm of Price Waterhouse LLP, following which she served as a senior financial executive of a privately held manufacturing company. Ms. Chapman is a Certified Public Accountant.


     Timothy J. Shaheen was appointed Chief Executive Officer and Director of the Company's Sun World subsidiary in September 1996. Mr. Shaheen has seven years of experience in the produce industry, most recently serving as a senior executive with Albert Fisher North America. While with Albert Fisher, Mr. Shaheen also served as Director of its Canadian Produce Operations and as a Director of Fresh Western Marketing, one of the largest growers/shippers of fresh vegetables in the Salinas Valley of California. Mr Shaheen has also served as a past director of the Los Angeles Association of Produce Wholesalers and Dealers. Prior to his employment with Albert Fisher, Mr. Shaheen was a senior manager with the accounting firm of Ernst & Young LLP. Mr Shaheen is a Certified Public Accountant.

      Stanley E. Speer joined the Company in September 1996, following completion of the acquisition by the Company of Sun World, as Senior Vice President, Chief Financial Officer and Secretary of Sun World. Mr. Speer has fifteen years of experience in public accounting with the accounting firm of Coopers & Lybrand LLP. From 1992 until September 1996, Mr. Speer served as a partner in their financial advisory services group specializing in business reorganizations and mergers and acquisitions consulting. Mr. Speer is a Certified Public Accountant and a Certified Insolvency and Reorganization Accountant.



     Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified. There are no family relationships between any directors or current officers of the Company. Officers serve at the discretion of the Board of Directors.


                  EXECUTIVE COMPENSATION
                  ----------------------

       The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to the Company's executive officers during the nine months ended December 31, 1996 and the fiscal years ended March 31, 1995 and 1996.

                 SUMMARY COMPENSATION TABLE
                 -------------------------
                                                            Long-Term
                                                       Compensation Awards
                                                      ----------------------
Name and                      Annual Compensation(2)   Restricted
Principal           Fiscal     --------------------    -----------     Stock
Position           Year (1)     Salary      Bonus     Stock Awards    Options
----------------  ---------   ---------   ---------   ------------   ---------

Keith Brackpool    12/31/96   $ 306,250   $ 625,000   $ 656,250(3)   250,000(4)
Chief Executive    03/31/96     350,000     175,000         -0-          -0-
 Officer           03/31/95     280,000         -0-         -0-      750,000

Susan K. Chapman   12/31/96      95,000      25,000         -0-          -0-
Chief Financial    03/31/96     130,000         -0-         -0-          -0-
 and Secretary     03/31/95     110,000         -0-         -0-       25,000(5)

Timothy J.
  Shaheen(6)       12/31/96     181,891     125,000         -0-      400,000(7)
  Chief Executive  03/31/96      44 551         -0-         -0-          -0-
  Officer-Sun World

Stanley E.
  Speer(8)         12/31/96      79,607      56,250         -0-      200,000(9)
  Chief Financial
  Officer and
  Secretary - Sun World
--------------------------

   (1) In December 1996 the Company changed its fiscal year end from March 31 to December 31. Consequently, information is presented in this table for the nine months ended December 31, 1996 and the fiscal years ended March 31, 1996 and 1995. The executive officers for whom compensation has been disclosed for the nine months ended December 31, 1996 constituted all of the Company's executive officers as of December 31, 1996. The total annual salary and bonus of each such officer, on an annualized basis, exceeds $100,000.

   (2) No column for "Other Annual Compensation" has been included to show compensation not properly categorized as salary or bonus, which consisted entirely during each fiscal year of perquisites and other personal benefits, the aggregate amount of which did not exceed the lesser of either $50,000 or ten percent of the total of annual salary and bonus reported for each of the above named executive officers for each fiscal year. See "Employment Arrangements."

   (3) On March 24, 1997, with a retroactive grant date of December 31, 1996, the Company awarded Mr. Brackpool a total of 125,000 shares of restricted stock, at no cost, in consideration of extraordinary services performed during 1996 in connection with the Company's acquisition of Sun World, subject to the satisfaction of certain conditions, namely, that (i) 50,000 of the shares would vest and be issued upon completion of a refinancing of Sun World's secured debt (which refinancing was completed on April 16, 1997), and (ii) 25,000 of the shares would vest and be issued each year on September 12, 1997, 1998 and 1999, if Mr. Brackpool is then employed by the Company as its Chief Executive Officer. If Mr. Brackpool's employment is terminated without cause prior to the vesting or issuance of any of these shares, all of such shares will immediately vest and be issued. None of the 125,000 shares were issued at December 31, 1996. Dividends will be paid on such shares (when issued and outstanding) only to the same extent, if any, that dividends are paid on all other outstanding shares of Common Stock.

   (4) The 250,000 options granted to Mr. Brackpool during the fiscal year ended December 31, 1996 were conditional options, of which 125,000 of such options have since vested.

   (5) The 25,000 options granted to Ms. Chapman during the fiscal year ended March 31, 1995 were conditional options, all of which have since vested.

   (6) Mr. Shaheen joined the Company in January 1996 and on September 14, 1996 was appointed Chief Executive officer of Sun World. Salary reported for fiscal year ended March 31,1996 represents compensation for the period January 1996 through March 31, 1996.

   (7) The 400,000 options granted to Mr. Shaheen during the fiscal year ended December 31, 1996 were conditional options, of which 150,000 such options have since vested.

   (8)  Mr. Speer joined the Company in August 1996 and on
        September 14, 1996 was appointed Chief Financial
        Officer and Secretary of Sun World.

   (9) The 200,000 options granted to Mr. Speer during the fiscal year ended December 31, 1996 were conditional options, of which 150,000 such options have since vested.

                      OPTION GRANTS IN LAST FISCAL YEAR

                              Percent
                                of
                               Total
                              Options
                              Granted   Exer-             Potential Realizable
                                 to     cise                Value at Assumed
                             Employees  Price             Annual Rates of Stock
                                 in      Per    Expira-    Price Appreciation
                    Options    Fiscal   Share    tion      for Option Term(5)
                                                           -------------------
Name               Granted(1)  Year(2) ($/Sh)(3) Date(4)    5%          10%
-----------------  ----------  ------- -------  -------  ---------  -----------
Keith Brackpool     250,000(6)  13.89%   $4.50  9-13-01  $ 310,817  $   703,295

Timothy J. Shaheen  400,000(7)  22.22%   $4.50  9-13-01  $ 497,307  $ 1,125,272

Stanley E. Speer    200,000(8)  11.11%   $4.50  9-13-01  $ 248,653  $   562,636

           (1) All options granted to the named officer were incentive options.

           (2) Also includes options granted to consultants during the fiscal year.

           (3) All options were granted at market value (average of closing bid and asked prices for the Company's Common Stock as reported by Nasdaq) at date of grant.

           (4)    All options have a fixed term of five years.

           (5) Potential gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

           (6) Of this total, 125,000 options have vested and 125,000 options are to vest at such time as the stock of the Company is traded at $9.00 per share.

           (7) Of this total, 150,000 options have vested, 100,000 options vest within one year following the date of the grant, 50,000 options are conditioned upon certain performance criteria associated with the Company, and 100,000 options are conditioned upon certain criteria to be established by the Board of Directors.

           (8) Of this total, 150,000 options have vested, 25,000 options are conditioned upon certain performance criteria associated with the Company, and 25,000 options are conditioned upon certain criteria to be established by the Board of Directors.


                          FISCAL YEAR-END OPTION VALUES

                                                        Value of
                             Number of                 Unexercised
                            Unexercised                In-the-Money
                             Options at                 Options at
                             FY-End (#)                 FY-End ($)
                            Exercisable/                Exercisable/
Name                        Unexercisable              Unexercisable(1)
------------------        ------------------           ----------------

Keith Brackpool           750,000/250,000(2)           $281,250/$93,750

Susan K. Chapman          125,000/0(3)                 $196,875/0

Timothy J. Shaheen        0/400,000(4)                 $0/150,000

Stanley E. Speer          0/200,000(5)                 $0/75,000


(1) Based upon the Nasdaq National Market closing sales price per share at fiscal year end. No options were exercised by the named executive officers during the last fiscal year.

(2) Includes 750,000 shares underlying presently exercisable options. Does not include 250,000 shares underlying conditional options, the conditions to the vesting of which had not been met as of December 31, 1996.

(3) Includes 125,000 shares underlying presently exercisable options.

(4) Does not include 400,000 shares underlying conditional options, the conditions to the vesting of which had not been met as of December 31, 1996.

(5) Does not include 200,000 shares underlying conditional options, the conditions to the vesting of which had not been met as of December 31, 1996.

EMPLOYMENT ARRANGEMENTS
-----------------------

Mr. Brackpool is compensated pursuant to a Compensation Agreement effective April 2, 1993. Under the terms of this Agreement, as amended, Mr. Brackpool receives compensation of $41,667 per month of which $12,500 is paid by Sun World. Mr. Brackpool also receives the use of an autombile owned by the Company.



Ms. Chapman is compensated pursuant to a letter agreement effective November 5, 1993 which provides for base compensation of $130,000 per annum. Ms. Chapman also receives the use of an automobile owned by the Company.


Timothy J. Shaheen has been engaged by the Company to act as Chief Executive Officer of Sun World. In this capacity, Mr. Shaheen receives compensation from Sun World at an annual rate of $250,000 and the Board of Directors has approved the grant to Mr. Shaheen of an aggregate of 400,000 incentive stock options for the purchase of Common Stock of the Company at an exercise price of $4.50 per share. The vesting of 250,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors. Mr. Shaheen also receives the use of an automobile leased by the Company.

Stanley E. Speer has been engaged by the Company to act as Senior Vice President, Chief Financial Officer and Secretary of Sun World. In this capacity, Mr. Speer receives compensation from Sun World at an annual rate of $225,000 and the Board of Directors has approved the grant to Mr. Speer of an aggregate of 200,000 incentive stock options for the purchase of Common Stock by the Company at an exercise price of $4.50 per share. The vesting of 50,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors. Mr. Speer also receives the use of an automobile leased by the Company.



COMPENSATION OF DIRECTORS
-------------------------

Mr. Brackpool does not receive any additional compensation for services as a director of the Company.



Mr. Makins receives cash compensation for his services as Chairman pursuant to a Compensation Agreement effective April 2, 1993, which provides for base compensation of $75,000 per year, payable quarterly, in advance, plus payment for certain additional services performed on behalf of the Company, at a rate of $1,000. During the Company's 1996 fiscal year, Mr. Makins received total cash compensation of $77,750 pursuant to this Compensation Agreement. Mr. Makins receives cash compensation for his services as Director of the Company's Sun World subsidiary in the amount of $25,000 per year, payable quarterly in advance. During the Company's 1996 fiscal year, Mr. Makins received total cash compensation of $12,500 from Sun World pursuant to this arrangement.

Mr. Hammond receives cash compensation for his services as a Director pursuant to a Compensation Agreement effective April 2, 1993, which provides for compensation of $25,000 per year, payable quarterly in advance. During the Company's 1996 fiscal year, Mr. Hammond received total cash compensation of $18,750 pursuant to this arrangement.

Mr. Weinress receives cash compensation for his services as a Director in the amount of $25,000 per year, payable quarterly in advance. During the Company's 1996 fiscal year, Mr. Weinress received total cash compensation of $18,750 pursuant to this arrangement.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-----------------------------------------------
Since April 1, 1994, the Company has issued in private placements a total of 190,000 shares of stock ranging in price from $4.00 per share to $5.75 per share to Fidelity Investment Services, whose affiliates have filed a Schedule 13D with the Securities and Exchange Commission indicating that they hold in excess of five percent of the Company's outstanding Common Stock in their capacity as discretionary manager for a number of investment funds. See "Principal Stockholders."

Since April 1, 1994, the Company has issued in private placements a total of 90,000 shares of stock at a price of $5.75 per share to Morgan Stanley Asset Management, Inc. ("MSAM"), an affiliate of Morgan Stanley Group, Inc., who filed a Schedule 13G with the Securities and Exchange Commission indicating that it maybe deemed to be the indirect beneficial owner of in excess of five percent of the Company's outstanding Common Stock in its capacity as an Investment Advisor. See "Principal Stockholders." In addition, on September 13, 1996, the Company issued 3,000 shares of Series A Preferred for $1,000 per share to MSAM in an institutional private placement which provided financing for the Company's acquisition of Sun World. The Series A Preferred is convertible into shares of Common Stock at a conversion price of $3.75 per share. See "Description of Securities."

In March 1996, the Company issued in a private placement a total of 250,000 shares of Common Stock at $5.75 per share to The Capital Group Companies, Inc., which filed a Schedule 13G with the Securities and Exchange Commission indicating that it holds in excess of five percent of the Company's outstanding Common Stock in its capacity as discretionary manager by virtue of its affiliates acting as investment manager to a number of institutional investors. See "Principal Stockholders."

In connection with a private placement in October 1995, the Company issued 82,317 shares of Common Stock at a price of $4.10 per share to a corporation of which Mr. J.F.R. Hammond, a director of the Company, is an affiliate.
In addition, on September 13, 1996, the Company issued 1,650 shares of Series A Preferred at a price of $1,000 per share to Mr. Hammond and members of his family. Each share of Series A Preferred is convertible into Common Stock at a conversion price of $3.75 per share. See "Principal Stockholders."

In February 1995, L.H. Friend, Weinress & Frankson, Inc. ("L.H. Friend"), an investment banking firm which is an affiliate of Mr. Stephen D. Weinress, entered into an agreement with the Company pursuant to which L.H. Friend provided investment banking services with respect to the development by the Company of its water resources at its Piute property. As compensation for these services, the Company agreed to pay to L.H. Friend a retainer fee of $2,000 per month through July 31, 1995. The Company has also paid the Weinress Group, a consulting firm which is an affiliate of Mr. Weinress, consulting fees totaling $55,950 since April 1, 1995. The Company believes that the terms of these transactions were at least as favorable to the Company as those which could have been negotiated in arm's-length transactions with unaffiliated third parties. In addition, for services rendered in connection with the placement of the Series A Preferred, in September 1996, the Company paid a fee to L.H. Friend in the amount of $145,500 and issued
72 shares of Series A Preferred with a value of $1,000 per share, which is convertible into shares of Common Stock at a conversion price of $3.75 per share. See "Principal Stockholders."

Except as otherwise disclosed, each of the transactions described above was entered into by the Company on terms which were the same as, or equivalent to, the terms which the Company had negotiated at arm's-length with independent parties in the same transactions.

                       SELLING SECURITY HOLDERS

     The following table sets forth, as of April 22, 1997, certain ownership information with respect to the Selling Security Holders. The information set forth below is based upon reports of beneficial ownership filed with the Securities and Exchange Commission and records of the Company and its transfer agent, Continental Stock Transfer & Trust Company. If the Selling Security Holders were to sell all of the Shares covered by this Prospectus, (1) each Selling Security Holder would have no further beneficial interest in the Company's Common Stock except as otherwise noted. Unless noted, the Selling Security Holders have not had any position, office or other material relationship with the Company or any of its affiliates within the past three years.

                                      SHARES
                                   BENEFICIALLY
                                      OWNED          SHARES
NAME                                   (2)         OFFERED (2)
----------------------------------   ------------  ------------
Cooperative Centrale Raiffeisen-
Boerenleenbank B.A. ("Rabobank")(3)   240,000 (6)    240,000 (6)

Nina J. Cohen                          12,500 (7)     12,500 (7)

Lar Ze Company                         50,500 (8)     50,500 (8)

Zenith Insurance Company               80,000 (9)     80,000 (9)

Capital Group Companies, Inc.       1,415,000 (10)   250,000 (10)

MeesPierson Securities, Ltd.        2,169,971 (11) 2,169,971 (11)

Pengo Securities Corp.
(Smith Asset Management)            1,399,996 (12) 1,399,996 (12)

BT Holdings (NY) Inc.
(Bankers Trust)                     1,119,998 (13) 1,119,998 (13)

Morgan Stanley Asset
Management, Inc.                    2,536,750 (14)   839,996 (14)

Heritable & General Investment
Bank Ltd.                             419,993 (15)   419,993 (15)

Amberwood Investments Ltd.            419,998 (16)   419,998 (16)

Singer & Friedlander (IOM) Ltd.       419,998 (17)   419,998 (17)

William Harris Investments Inc.
(Harris Trust)                        279,990 (18)   279,990 (18)

Wood Gundy, Inc.                      137,857 (19)   137,857 (19)

Smith Barney Inc. (5)                 491,959 (20)   491,959 (20)

The Weinress Group (4)                 20,158 (21)    20,158 (21)

Henderson Crosthwaite Institutional
Brokers Ltd. (5)                       14,558 (22)    14,558 (22)

Henry Ansbacher & Co. Limited(3)      770,667 (23)   290,000 (23)

ING Baring (U.S.)
  Capital Corporation(3)               75,000 (24)    75,000 (24)

Hunter & Company(5)                    50,000 (25)    50,000 (25)
____________________________________________________

(1) The Selling Security Holders are not required to sell all or any part of the Shares covered by this Prospectus; therefore, the number and percentage of outstanding Shares to be held by them after completion of the offering may exceed that indicated herein.

(2) Includes Conversion Shares, Dividend Shares, Option Shares and Warrant Shares offered under this Prospectus which have not yet been issued.

(3) Lender or former lender to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) A consulting firm which is an affiliate of a Director of the Company. See "Management-Directors and Executive Officers."

(5)     Consultant to the Company.

(6) Includes 240,000 Warrant Shares underlying Warrants exercisable at $0.05 per share, which expire December 31, 2000.

(7)     Includes 12,500 Placement Shares.

(8)     Includes 50,500 Placement Shares.

(9)     Includes 80,000 Placement Shares.

(10) Includes 250,000 Placement Shares. Assuming the sale of all Shares covered by this Prospectus, Capital Group Companies, Inc. would continue to beneficially own 1,165,000 shares of Common Stock

(11)    Includes 2,066,659 Conversion Shares and 103,312 Dividend Shares.

(12)    Includes 1,333,333 Conversion Shares and 66,663 Dividend Shares.

(13)    Includes 1,066,666 Conversion Shares and 53,332 Dividend Shares.

(14) Includes 800,000 Conversion Shares and 39,996 Dividend Shares. Assuming the sale of all Shares covered by this Prospectus, Morgan Stanley Asset Management, Inc. would continue to beneficially own 1,696,754 shares of Common Stock.

(15)    Includes 399,998 Conversion Shares and 19,995 Dividend Shares.

(16)    Includes 400,000 Conversion Shares and 19,998 Dividend Shares.

(17)    Includes 400,000 Conversion Shares and 19,998 Dividend Shares.

(18)    Includes 266,665 Conversion Shares and 13,325 Dividend Shares.

(19)    Includes 133,332 Conversion Shares and 4,525 Dividend Shares.

(20)    Includes 468,533 Conversion Shares and 23,426 Dividend Shares.

(21)    Includes 19,200 Conversion Shares and 958 Dividend Shares.

(22)    Includes 13,866 Conversion Shares and 692 Dividend Shares.

(23) Includes 290,000 Placement Shares. Assuming the sale of all Shares covered by this Prospectus, Henry Ansbacher & Co. Limited would continue to beneficially own 480,667 shares of Common Stock.

(24) Includes 75,000 Warrant Shares underlying Warrants which will be exercisable for five years beginning on April 30, 1997 at an exercise price equal to the average daily closing price of the Company's Common Stock over a ten trading day period ending on April 29, 1997.

(25) Includes 50,000 Option Shares underlying Options exercisable at $5.50 per share, which expire January 9, 2000.


                            PLAN OF DISTRIBUTION

   The Company has been advised by the Selling Security
Holders that there are no underwriting arrangements with respect to the sale of the Shares and Warrants, that the Shares and Warrants will be sold from time to time (i) as to the Shares only, in the over-the-counter market
(through Nasdaq) at then prevailing prices, or (ii) as to the Shares and the Warrants, in private transactions at negotiated prices, and that usual and customary brokerage fees may be paid by the Selling Security Holders in connection therewith. The Company will receive none of the proceeds from sales by the Selling Security Holders of the Shares and Warrants.

        In connection with such sales, the Selling
Security Holders and any participating broker may be deemed to be "underwriters" of the Shares and Warrants, as such term is defined in the Act, although the offering of the Shares and Warrants will not be underwritten by a broker-dealer or investment banking firm. Sales of the Shares may be made in the over-the-counter market to broker-dealers making a market in the Common Stock or to other broker-dealers, and such broker-dealers, upon their resale of the Shares, may also be deemed to be "underwriters" under the Act.

        The Company has agreed to indemnify certain of the Selling Security Holders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that such Selling
Security Holders may incur under the Act. No such indemnification must be given by the Company if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholder for use in the Registration Statement.

        The Company will bear all costs and expenses of the registration of the Shares and Warrants under the Act and certain state securities laws, other than fees of counsel (if any) retained by the Selling Security Holders and any discounts or commissions payable with respect to sales of the Shares and Warrants.

        The Company has advised the Selling Security
Holders of (i) the requirement for delivery of this Prospectus in connection with any sale of the Shares or Warrants, and (ii) the relevant cooling off period specified by Regulation M and restrictions upon the Selling
Security Holders' bidding for or purchasing securities of the Company during the distribution of Shares and Warrants.

                 DESCRIPTION OF SECURITIES

GENERAL
-------
        The Company is authorized to issue 45,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").



COMMON STOCK
--------------
        Holders of Common Stock are entitled to one vote, either in person or by proxy, for each share held of record by them on all matters submitted to a vote of stockholders. Except as otherwise provided by law, action can be taken by a majority of shares entitled to vote at a meeting. Holders of Common Stock have no cumulative voting rights. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of the holders of any Preferred Stock. In the event of liquidation or dissolution and winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment of liabilities and after provision has been made for each class of stock, including any Preferred Stock outstanding at that time, that has preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and, when issued, the Option Shares and Warrant Shares of Common Stock offered under this Prospectus will be, fully paid and nonassessable.



PREFERRED STOCK
----------------
        Shares of Preferred Stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, powers, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders.



        To date the Board of Directors has designated three series of Preferred Stock for issuance, including
(i) up to 60,000 shares of Series A Preferred, of which 27,631 shares have been issued and 27,431 shares will remain outstanding until May 7, 1997, when they will all be mandatorily converted by the Company into 7,314,920 shares of Common Stock; (ii) up to 1,000 shares of Series B
Preferred, of which 1,000 shares have been issued and 90
shares currently remain outstanding; and (iii) up to 365 shares of Series C Preferred, of which 300 shares have been issued and no shares currently remain outstanding.

        The Series A Preferred is convertible into shares of Common Stock, at the option of the holder, at a price of $3.75 per share. Holders thereof are entitled to cumulative dividends payable at a rate of 6% per annum
The Series A Preferred is also mandatorily convertible in full at the option of the Company at any time prior to May 12, 1997 provided that, as a condition to such conversion, the Company shall pay to holders one full year's worth of dividends (less the amount of any dividends theretofore paid). The Company has delivered notice of exercise of this right, effective May 7, 1997, to all holders of Series A Preferred at which time all shares of Series A Preferred will be converted into 7,314,920 shares of Common Stock.
Both the Series B Preferred and the Series C Preferred are convertible into shares of Common Stock at a price equal to the lower of (a) $5.8125 per share or (b) 85% of the average closing bid price over the ten trading-day period ending on the day prior to the submission of any conversion notice. Holders thereof are also entitled to cumulative dividends at the rate of 6% per annum until conversion. The Company reserves the right to redeem any convertible shares of Preferred Stock for their full cash equivalent by giving the investors five days' notice.


        Subject to the rights of creditors, holders of Series A Preferred are entitled, in the event of any voluntary or involuntary liquidation of the Company, to an amount in cash equal to $1,000 for each share outstanding and for each share issuable with respect to all accrued and unpaid dividends. Holders of Series B Preferred and Series C Preferred have similar liquidation rights as to an amount in cash equal to $10,000 for each share outstanding and for each share issuable with respect to all accrued and unpaid dividends. In the event of such a liquidation, the Series A Preferred, Series B Preferred and Series C Preferred would rank equally with each other and on a parity with any other class or series of Preferred Stock of the Company, and would rank senior and prior to the Company's Common Stock.

        Except as provided by law, holders of Series A
Preferred, Series B Preferred and Series C Preferred shall not be entitled to vote upon any matter submitted to a vote of the Company's stockholders.



        As of the date of this Prospectus, the Company has no current plans for the issuance of any additional shares of Preferred Stock. The Company's ability to issue additional Preferred Stock is restricted by covenants in the Sun World Indenture. However, any Preferred Stock that may be issued in the future could rank prior to the Common
Stock offered hereby with respect to dividend rights and rights on liquidation. The Board of Directors may, without stockholder approval, issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock offered hereby or create impediments to persons seeking to gain control of the Company, although there is no present intention to do so. The issuance of such shares could prevent holders of the Company's Common Stock from receiving a premium for their shares from a potential third-party acquiror. See "Risk Factors - Authorization of 'Blank Check' Preferred Stock."

WARRANTS
--------
        The Warrants offered for sale hereunder by one of the Company's institutional lenders are exercisable for the purchase of up to 240,000 shares of Common Stock at an exercise price of $.05 per share. These Warrants expire on December 31, 2000. The Warrants offered by the other institutional lender will become exercisable for five years beginning on April 30, 1997 for the purchase of up to 75,000 shares of Common Stock at an exercise price equal to the average daily closing price of the Company's Common Stock over a ten trading day period ending on April 29, 1997. The exercise price and the number and kind of securities which can be purchased upon exercise of all of the Warrants are subject to standard anti-dilution and other adjustments to be made from time to time in the event of any (i) dividend or distribution in shares of Common Stock, (ii) subdivision, reclassification or combination of Common Stock, (iii) issuance to all holders of Common Stock of rights or warrants entitling them to purchase shares of Common Stock at a price less than the current market price of the Common Stock, (iv) issuance to all holders of Common Stock of evidences of the Company's indebtedness or assets (excluding cash dividends or distributions) or rights or warrants (excluding those referred to in (iii) above), or (v) issuance of shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, at a price less than the current market price of the Common Stock.



TRANSFER AGENT
---------------
        The transfer agent for the Company's Common Stock is Continental Stock Transfer & Trust Company, New York,
New York.

                       LEGAL MATTERS

        Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the Company by Miller & Holguin, attorneys at law, Los Angeles, California.

                          EXPERTS



        The consolidated financial statements of the Company as of December 31 and March 31, 1996 and for the nine month period ended December 31, 1996 and for each of the two years ended March 31, 1996, and of Sun
World as of September 13, 1996 and for the period January 1, 1996 through September 13, 1996, which are included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The consolidated financial statements of Sun World as of December 31, 1995 and 1994 and for each of the two years ended December 31, 1995 and 1994 which are included in this Prospectus have been so included in reliance on the report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Sun
World's bankruptcy and reorganization) of Deloitte & Touche LLP, independent auditors, given upon their authority as experts in accounting and auditing.


                   INDEX TO FINANCIAL STATEMENTS

Index to Audited Financial Statements of Cadiz Land Company, Inc.
  for the nine months ended December 31, 1996:

  Report of Independent Accountants...................................F-2
  Consolidated Balance Sheet..........................................F-3
  Consolidated Statement of Cash Flows................................F-5
  Consolidated Statement of Operations................................F-6
  Consolidated Statement of Redeemable Preferred Stock,
   Preferred Stock, Common Stock and Other Stockholders' Equity.......F-7
  Notes to the Consolidated Financial Statements......................F-9

Index to Audited Financial Statements of Sun World International, Inc.
  for the years ended December 31, 1995 and 1994:

  Independent Auditors' Report.........................................F30
  Consolidated Balance Sheets..........................................F31
  Consolidated Statements of Operations and Accumulated Deficit........F32
  Consolidated Statements of Cash Flows................................F33
  Notes to Consolidated Financial Statements...........................F34

Index to Audited Financial Statements of Sun World International, Inc.
 for the period January 1, 1996 through September 13, 1996:

  Report of Independent Accountants....................................F49
  Consolidated Balance Sheet...........................................F50
  Consolidated Statement of Operations & Accumulated Deficit...........F51
  Consolidated Statement of Cash Flows.................................F52
  Notes to the Consolidated Financial Statements.......................F53

Index to Unaudited Pro Forma Combined Financial Statements of
  Cadiz Land Company, Inc. and Sun World International, Inc.:

  Pro Forma Combined Statement of Operations for the nine months ended December 31, 1996.............................................F70
  Notes to the Pro Forma Combined Statements of Operations.............F71


                 REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Stockholders of
Cadiz Land Company, Inc.

In our opinion, the consolidated balance sheet and the related consolidated statements of operations, of redeemable preferred stock, preferred stock, common stock and other stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Cadiz Land Company, Inc. and its subsidiaries at December 31, 1996 and March 31, 1996, and the results of their operations and their cash flows for the nine months ended December 31, 1996 and for each of the two years in the period ended March 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
------------------------------
PRICE WATERHOUSE LLP

Los Angeles, California
March 7, 1997, except for Note 7,
which is as of March 31, 1997


CADIZ LAND COMPANY INC.

Consolidated Balance Sheet
($ in thousands)
                                        December 31               March 31
                                            1996                     1996
                                         ---------                ---------
Assets
Current assets:
 Cash and cash equivalents               $  33,307                 $  5,153
 Accounts receivable, net                    7,533                      443
 Assets held for sale                        6,534                      -0-
 Inventories                                14,121                      266
 Prepaid expenses and other                  1,225                      190
                                         ----------                --------
Total current assets                        62,720                    6,052

Investment in partnerships                   6,122                      -0-

Property, plant and equipment, net         137,897                   11,681

Land held for development                   12,671                   12,236

Water rights and transfer and
  storage projects                           4,705                    2,496

Other assets                                 1,695                    1,043

Excess purchase price over
  net assets acquired, net                   4,980                    5,155
                                       ------------              ------------
                                       $   230,790               $   38,663
                                       ===========               ==========


      See accompanying notes to the consolidated financial statements.

CADIZ LAND COMPANY, INC.

Liabilities, Stock and Other Stockholders' Equity
($ in thousands)
                                        December 31               March 31
                                            1996                    1996
                                          -------                 ---------
 Current liabilities:
  Accounts payable                        $  7,435                $   1,772
  Accrued liabilities                        5,172                      521
  Long-term debt, current portion            4,753                   17,617
  Other current liabilities                    591                      -0-
                                            --------               --------
  Total current liabilities                 17,951                   19,910

Long-term debt                             149,111                      -0-

Deferred income taxes                        4,347                      -0-

Other liabilities                            4,209                      -0-

Commitments and contingencies

Series A redeemable preferred stock -
  $.01 par value ($1,000 liquidation
  value); 60,000 shares authorized;
  27,431 shares issued and outstanding
  at December 31, 1996                      27,431                      -0-

Preferred stock - $.01 par value
  40,000 shares authorized; 340
  shares issued and outstanding at
  December 31, 1996                            -                        -0-

Common stock - $.01 par value; 45,000,000
  shares authorized; shares issued and
  outstanding - 23,445,868 at December 31,
  1996 and 19,247,611 at March 31, 1996        234                      192

Additional paid-in capital                  88,574                   72,957

Accumulated deficit                        (61,067)                 (54,396)
                                         ----------                ---------
                                         $ 230,790                 $ 38,663
                                          =========                =========

See accompanying notes to the consolidated financial statements.

CADIZ LAND COMPANY, INC.
Consolidated Statement of Cash Flows
($ in thousands)

                                 Nine Months Ended      Year Ended
                                    December 31,         March 31,
                                       1996          1996         1995
                                      ------        ------       ------
Cash flows from operating activities:
 Net loss from continuing
  operations                        $ (5,997)     $ (8,487)    $ (4,591)
 Adjustments to reconcile net
  loss from continuing operations
  to cash used for continuing
  operating activities:
   Depreciation and amortization       1,654         1,909        1,450
   Extraordinary gain on debt
    settlement                           -0-           -0-         (115)
   Interest capitalized to debt          481           474          734
   Share of partnership operations      (838)          -0-          -0-
   Changes in operating assets and
    liabilities, net of acquisition
    of Sun World:
    Decrease (increase) in accounts
     receivable                       11,367          (379)         (198)
    Decrease in inventories            1,000           -0-           -0-
    (Increase) decrease in prepaid
     expenses and other                 (428)           13          (158)
    (Decrease) increase in accounts
     payable                          (7,208)          734           (12)
    Increase in accrued liabilities      577           -0-            -0-
    (Decrease) in other liabilities     (674)          -0-            -0-
                                      -------        -------      --------
    Net cash used for continuing
     operating activities                (66)        (5,736)       (2,890)

    Net cash provided by discontinued
     operating activities                 -0-           -0-            57
                                      -------        -------       -------
    Net cash used for operating
     activities                          (66)        (5,736)       (2,833)
                                      -------        --------      --------
Cash flows from investing activities:
 Additions to property, plant
  and equipment                         (405)          (358)       (1,506)
 Proceeds from disposal of property,
  plant and equipment                 12,415            -0-           -0-
 Land purchase and development          (490)          (574)         (315)
 Water transfer and storage projects    (343)          (732)       (1,547)
 Additions to developing crops          (187)           -0-           -0-
 Partnership distributions               140            -0-           -0-
 Acquisition of Sun World, net
  of cash acquired                    (4,474)          (693)          -0-
                                      --------      --------      --------
    Net cash provided by (used for)
     investing activities              6,656         (2,357)       (3,368)
                                     ---------      --------       --------
Cash flows from financing
 activities:
 Net proceeds from issuance
  of stock                            37,761         10,292         2,307
 Principal payments on long-term
  debt                               (16,428)          (177)         (530)
 Proceeds from short-term debt           347            677         2,470
 Principal payments on short-term
  debt                                   (17)           -0-           -0-
 Dividends paid on conversion of
  preferred stock                        (99)           -0-           -0-
                                   ----------     ----------     -----------
    Net cash provided by financing
     activities                       21,564         10,792         4,247

Net increase (decrease) in cash and
 cash equivalents                     28,154          2,699        (1,954)

Cash and cash equivalents,
  beginning of period                  5,153          2,454         4,408
                                   ----------      ----------     ---------
Cash and cash equivalents,
  end of period                    $  33,307       $  5,153      $  2,454
                                   =========        =========     ========

See accompanying notes to the consolidated financial statements.

CADIZ LAND COMPANY, INC.

Consolidated Statement of Operations
(In thousands except per share data)

                               Nine Months Ended           Year Ended
                                  December 31,              March 31,
                                      1996               1996        1995
                                     ------             ------      ------
Revenues                           $ 23,780            $  1,441     $  543
                                   --------            --------     -------
Costs and expenses:
  Cost of sales                      17,725               1,649        506
  Resource development                1,133               1,680      1,039
  Landfill prevention activities        394               1,919        -0-
  General and administrative          4,924               1,826      1,525
  Depreciation                          864                 833        737
  Amortization                          175                 234        234
                                   --------             --------   --------
  Total costs and expenses           25,215               8,141      4,041
                                   --------             --------   --------
Operating loss                       (1,435)             (6,700)    (3,498)

Interest expense, net                 5,203               1,787      1,208
                                   --------             --------   -------
Loss before income taxes and
  extraordinary item                 (6,638)             (8,487)    (4,706)

Income tax benefit                     (641)                -0-        -0-
                                  ---------             --------   --------
Loss before extraordinary item       (5,997)             (8,487)    (4,706)

Extraordinary item - gain on
  debt settlement                       -0-                 -0-        115
                                   ---------            ---------  --------
Net loss                             (5,997)             (8,487)    (4,591)

Less:  Preferred stock dividends       (674)                -0-        -0-

       Imputed dividend on
        preferred stock              (2,451)                -0-        -0-
                                  -----------           ---------  --------
Net loss applicable to
  common stock                     $ (9,122)           $ (8,487)  $ (4,591)
                                    ========            ========   ========
Net loss per common share:
  Loss before
   extraordinary item             $    (.44)           $   (.48)    $ (.29)
  Extraordinary item                     -0-                 -0-       .01
                                  -----------        -----------    ----------
  Net loss per common share       $    (.44)           $   (.48)    $ (.28)
                                  ==========           =========    ========
Weighted average shares
  outstanding                        20,500              17,700     16,500
                                  ==========           =========    ========

      See accompanying notes to the consolidated financial statements.

CADIZ LAND COMPANY, INC.

Consolidated Statement of Redeemable Preferred Stock,
   Preferred Stock, Common Stock and Other Stockholders' Equity


For the Nine Months Ended December 31, 1996 and the Two Years Ended
  March 31, 1996

($ in thousands)
              Redeemable                                     Addi-
              Preferred     Preferred         Common        tional    Accumu-
                Stock         Stock            Stock        Paid-in    lated
            Shares Amount  Shares Amount  Shares    Amount  Capital   Deficit
            ------ ------  ------ ------ ---------- -------  -------  -------
Balance
 as of
 March 31,
 1994         -0- $   -0-    -0-  $  -0-  15,430,864  $ 154  $ 59,890 $(41,318)

Issuance
 of shares
 for
 professional
 services                                    110,000      1       384

Issuance
 of stock
 warrants
 for
 services                                                         121

Exercise
 of stock
 options
 and
 warrants                                  1,447,590     15     2,292

Net loss                                                               ( 4,591)
            ------  -----  -----  ------   ---------- -----    -------  -------
Balance
 as of
 March 31,
 1995          -0-    -0-    -0-     -0-  16,988,454    170    62,687  (45,909)



Issuance
 of shares
 in
 connection
 with
 private
 placements                                2,114,157     21      9,911

Exercise
 of stock
 options                                     145,000      1        359

Net loss                                                                (8,487)
             -----  ------  -----  ------ ----------    ----   -------  ------
Balance
 as of
 March 31,
 1996          -0-     -0-    -0-    -0-  19,247,611    192   72,957   (54,396)

Exercise
 of stock
 options and
 warrants                                    335,000      3      939

Common stock
 issued for
 acquisition
 of Sun World                              1,153,908     12    3,576

Gross proceeds
 from private
 placement of
 redeemable
 preferred
 stock      26,131   26,131

Preferred
 shares
 issued for
 acquisition
 fees        1,500    1,500

Net proceeds
 from
 private
 placements
 of preferred
 stock                       1,300                           10,688

Cash
 dividends
 paid on
 conversion
 of preferred
 stock                                                                     (99)

Dividends
 paid in
 common
 stock
 on
 conversion
 of
 preferred
 stock                                        28,777             127      (127)

Accrued
 dividends
 on
 preferred
 stock                                                                    (448)

Conversion
 of
 redeemable
 preferred
 to common
 stock         (200)  (200)                   53,332         1   199

Conversion
 of
 preferred
 stock
 to common
 stock                         (960)       2,672,240        26   (26)

Issuance
 of stock
 warrants
 for
 services                                                        114

Net loss                                                                (5,997)
            ------ -------    ------ ------- --------  -----  -------- --------
Balance
 as of
 December
 31,
 1996       27,431 $27,431     340   $ -  23,445,868  $  234 $88,574 $ (61,067)
           ======= =======   ======  ==== ==========   ===== ======= =========

           See accompanying notes to the consolidated financial statements.


CADIZ LAND COMPANY, INC.

NOTES TO THE CONSOIDATED FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS
---------------------------------

     The long-term strategy of Cadiz Land Company, Inc. (the "Company") is to acquire and develop water-related land and agricultural assets. The Company has created an integrated and complimentary portfolio of landholdings, water resources, and agricultural operations located within central and southern California which either possess sizable assured supplies of water or can, in future years, utilize water supplied from other Company properties. Management believes that, with both the increasing scarcity of water supplies in California and the increasing demand for water, the Company's access to water will provide it with a competitive advantage both as a major agricultural concern and as a supplier of water which will lead to continued appreciation in the value of the Company's portfolio.

     On September 13, 1996, the Company acquired all of the stock of a reorganized Sun World International, Inc. ("Sun World") pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (Modified)) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996. Sun World and certain subsidiaries of Sun World had filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994 after debt restructuring negotiations with Sun World's existing lenders failed.

     With its acquisition of Sun World, the Company has become a vertically integrated agricultural company. Sun World owns and farms approximately 17,300 acres in two major growing areas of California, the Southern San Joaquin Valley and the Coachella Valley. Fresh produce, including table grapes, tree fruit, peppers and watermelon are marketed, packed and shipped to food wholesalers and retailers located throughout the United States and to over 30 foreign countries. As of December 31, 1996, Sun World owned and operated five cold storage and/or packing facilities located in California.

     In addition, the acquisition of Sun World provided the Company valuable water rights throughout the central and southern valleys of California. The Company's landholdings, which now total approximately 56,300 acres, are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. The Company expects to utilize these resources to participate in a broad variety of water transfer and storage projects, including the storage and transfer of surplus water for public agencies which require supplemental sources of water.

     Although the development and management activities of the Company are currently focused on agricultural operations (primarily through its wholly-owned subsidiary, Sun World) and water resource development, the Company will continue to seek to develop and manage its land, water and agricultural resources for their best use.


NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------
PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sun World (since September 14, 1996), Cadiz Valley Development Corporation, Inc., and Southwest Fruit Growers Limited Partnership, a limited partnership ("SWFG") in which the Company is the general partner and has an approximate 66.3 percent partnership interest. SWFG owns a total of 680 acres of table grape vineyards and 2,560 acres of undeveloped land at Cadiz, California. Allocable losses incurred through the year ended March 31, 1991 served to eliminate the minority interest in SWFG for accounting purposes. All material intercompany balances and activity have been eliminated from the consolidated financial statements.

CHANGE IN YEAR END AND RECLASSIFICATIONS

     As a result of the Company's acquisition of Sun World, the Company changed its fiscal year end from March 31 to December 31 in order to align the Company's year end with that of Sun World. Prior to the acquisition of Sun World, the Company had utilized an unclassified balance sheet
(eliminating the distinction between current assets and long-term assets and current liabilities and long-term liabilities). The financial statements set forth herein utilize a classified balance sheet, thus requiring certain reclassifications to be made to the prior period balances to conform with the December 31, 1996 presentation.

     The following unaudited information for the nine months ended December 31, 1995, which does not include the operations of Sun World, is presented for informational purposes only
(dollars in thousands):

                                        Nine months
                                          ended
                                     December 31, 1995
                                      ---------------

     Revenues                            $    1,120
     Net loss                            $   (5,346)
     Net loss per common share           $    (0.31)

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost.

     The Company capitalizes direct and certain indirect costs of planting and developing orchards and vineyards during the development period, which varies by crop and ranges from three to seven years. Depreciation commences in the year commercial production is achieved.

     Permanent land development costs, such as acquisition costs, clearing, initial leveling costs and other costs required to bring the land into a suitable condition for general agricultural use, are capitalized and not depreciated since, by definition, these costs have an indeterminate useful life.

     Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally ten to forty-five years for land improvements and buildings, three to twenty-five years for machinery and equipment, and ten to thirty years for permanent crops.

LAND HELD FOR DEVELOPMENT

     Land held for development consists of approximately 37,000 acres of undeveloped land in Cadiz, Piute and other desert regions of California. Land held for development is stated at cost. Cost includes those that are directly related to the acquisition of the acreage, such as the cost to purchase, commissions, real estate taxes and legal and other professional fees.

INVESTMENT IN PARTNERSHIPS

     Sun World has investments in various partnerships which are accounted for using the equity method. Sun World's two principal partnerships are American Sunmelon and Sun Date, both of which are 50% owned. American Sunmelon is engaged in proprietary development, production, and marketing of seedless watermelon seed. Sun Date is engaged in the processing of dates. In September 1996, Sun Date and Sun World entered into a marketing agreement whereby Sun World agreed to sell the dates produced by Sun Date. During the period September 14, 1996 through December 31, 1996, Sun World made payments to Sun Date totaling $869,000, primarily related to date crop proceeds.

ASSETS HELD FOR SALE

     Certain Sun World assets were identified as either idle facilities, fallow land, or farming operations which have experienced consistently low returns on investment. As of December 31, 1996, assets totaling $6,534,000 have been identified and are included in the accompanying consolidated balance sheet at the lower of cost or fair value less estimated costs to sell. The Company reasonably believes these assets can be sold within one year.

SUPPLEMENTAL CASH FLOW INFORMATION

     The Company considers all short-term deposits with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in deposits with major international banks and, therefore, bears minimal risk. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows. At December 31, 1996, cash and cash equivalents totalled $33,307,000, of which $453,000 represented the balance remaining in the trust account for the payment of unsecured creditors' claims as determined during the reorganization of Sun World.

     Cash paid for interest during the nine months ended
December 31, 1996 and the fiscal years ending March 31, 1996, and 1995 was $3,892,000, $455,000 and $6,000, respectively.

WATER RIGHTS AND TRANSFER AND STORAGE PROJECTS

     All water rights and transfer and storage projects are stated at cost. All costs directly attributable to the development of the water transfer projects are being capitalized by the Company. These costs, which are expected to be recovered through future revenues, consist of drilling costs, hydrological costs, consulting fees for various engineering, environmental and feasibility studies, and other professional and legal fees.

INVENTORIES

     Growing crops, pepper seed, and materials and supplies are stated at the lower of cost, on a first-in, first-out
(FIFO) basis, or market. Growing crops inventory includes direct costs and an allocation of indirect costs.

REVENUE RECOGNITION

     The Company recognizes crop sale revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed. Marketing commission revenues are recognized at the time of product shipment.

RESEARCH AND DEVELOPMENT

     Sun World incurs costs to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately
$120,000 during the period September 14, 1996 through December
31, 1996.

EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

     As a result of a merger in May 1988 between two companies which eventually became known as Cadiz Land Company, Inc., excess of purchase price over net assets acquired in the amount of $7,006,000 was recorded. This amount is being amortized at the rate of $234,000 annually on a straight-line basis over thirty years. Accumulated amortization was $2,026,000 and $1,851,000 at December 31, 1996 and March 31,
1996, respectively.

IMPAIRMENT

     The Company annually evaluates its long-lived assets, including intangibles, for potential impairment. When circumstances indicate that the carrying amount of the asset may not be recoverable, as demonstrated by estimated future cash flows, an impairment loss would be recorded based on fair value.

INCOME TAXES

     Income taxes are provided for using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NET LOSS PER COMMON SHARE

     Net loss per common share is computed by dividing the net loss, after deduction for preferred dividends either accrued or imputed, if any, by the weighted average shares outstanding. As described in Note 10, the terms for conversion of the Series B and C preferred stock issued during the nine months ended December 31, 1996 afforded the holders a conversion price lower than the market price of the common stock at the time of issuance, in order to recognize the sales and other market restrictions of the unregistered common stock to be issued upon conversion. The difference between the conversion price and market price has been reported as an imputed dividend for purposes of calculating net loss per common share although no assets of the Company will ever be expended. The imputed dividend of $2,451,000 had the effect of increasing the loss per share for the nine months ended December 31, 1996 by $0.11. It should be noted that the imputed dividend has been given no other accounting recognition in the financial statements of the Company for that period and there will be no recognition given in the future.

NOTE 3 - ACQUISITION OF SUN WORLD INTERNATIONAL, INC.
-----------------------------------------------------
     On September 13, 1996, the Company acquired all of the stock of a reorganized Sun World. The acquisition of Sun World was accounted for under the purchase method of accounting. Accordingly, the results of operations of Sun World have been included in the consolidated financial statements since the date of acquisition. The total purchase price consisted of the following: (i) $179 million of assumed bankruptcy related obligations including $156 million of restructured secured debt with Sun World's existing lenders (of which $5.5 million was paid by Cadiz concurrent with the acquisition), (ii) $11 million of ongoing trade and other accrued liabilities which were assumed by Cadiz, (iii) $3.2 million of direct acquisition costs, including 1,500 shares of Redeemable Series A Preferred Stock valued at $1,000 per share; and (iv) cash and stock of approximately $40 million, including a $15 million capital contribution to Sun World which was made with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors. The effect of allocating the total purchase price to the net assets acquired based on their estimated fair values is summarized as follows (dollars in thousands):

     Cash                               $   32,113
     Assets held for sale                   18,049
     Other current assets                   45,225
     Investments in partnerships             5,424
     Property, plant and equipment         129,050
     Other assets                            3,409
                                           -------
       Total assets                        233,270
                                           -------
     Prepetition bankruptcy
      claims payable                       (13,164)
     Other current liabilities             (15,870)
     Long-term debt                       (151,783)
     Other liabilities                      (9,170)
                                           -------
       Total liabilities                   189,987
                                           -------
     Net assets acquired                $   43,283
                                           =======

No goodwill was recognized as a result of the acquisition.

     The unaudited pro forma summary for the nine months ended December 31, 1996 and the year ended March 31, 1996 reflect combined results of operations of the Company and Sun World as if the acquisition had occurred as of April 1, 1995. Since prior to the current fiscal period, the fiscal year ends of the Company and Sun World differed, for pro forma purposes, the Sun World results of operations have been adjusted to conform to the Cadiz reporting periods. The pro forma adjustments include, among others, decreased interest expense as a result of the refinancing of Sun World's existing secured lenders and increased depreciation as a result of the purchase price allocation. The pro forma adjustments do not reflect the elimination of charges directly attributable to the Chapter 11 bankruptcy proceedings which are not expected to recur subsequent to the emergence from bankruptcy effective September 13, 1996. See footnote (a) for a more detailed explanation of charges directly attributable to Sun World's emergence from bankruptcy. The following pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have occurred if the acquisition had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results of the Company.

     The unaudited pro forma financial information is as follows (in thousands except per share data):

                           Nine months ended             Year ended
                           December 31, 1996           March 31, 1996
                           ------------------           ------------
                           Actual   Pro Forma      Actual    Pro Forma
                          --------  --------      --------   -----------

    Revenue             $  23,780  $ 98,010      $   1,441   $ 118,292

    Net loss              $(5,997) $ (2,158)(a)  $  (8,487)  $ (13,811)(a)

    Less:  Preferred
     stock dividends    $   (674)  $ (1,828)     $     -0-   $ (2,438)

      Imputed dividend
        on preferred
        stock           $ (2,451)  $     -0-     $     -0-   $ (1,959)
                        ---------  ---------     ---------   ---------
    Net loss
     applicable to
     common stock      $  (9,122)  $ (3,986)     $  (8,487)  $(18,208)
                       ==========  =========     ==========  =========
    Net loss per
     common share      $    (.44)  $   (.18)(a)  $    (.48)  $   (.97)(a)
                       =========== ==========    ==========  ==========
    Weighted-average
     shares
     outstanding          20,500     21,600          17,700    18,800
                        =========  =========     ==========  ==========
-----------------------
          (a) Includes for the nine months ended December 31, 1996 and the year ended March 31, 1996, charges incurred by Sun World totaling $4.8 million and $11.3 million, respectively, which were directly attributable to the Chapter 11 bankruptcy proceedings and are non-recurring in nature. Exclusion of the non-recurring charges would have resulted in a pro forma net income (loss) per share of $.04 and ($.37) for the nine months ended December 31, 1996 and the year ended March 31, 1996, respectively.

NOTE 4 - ACCOUNTS RECEIVABLE
----------------------------
          Accounts receivable consisted of the following (dollars in thousands):

                           December 31,   March 31,
                                  1996       1996
                               --------    -------
      Trade receivables         $ 3,632    $   443
      Due from unaffiliated
       growers                    1,153        -0-
      Other                       3,228        -0-
                                 ------    --------
                                  8,013        443

      Less allowance
       for doubtful accounts        480        -0-
                                 ------      ------
                                $ 7,533    $   443
                                =======    ========

         Substantially all domestic receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. Amounts due from unaffiliated growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with Sun World and are recovered from proceeds of product sales. Other receivables primarily include lemon crop sales, by-product sales and accounts receivable from joint venture partners.

        Approximately $3.8 million of sales made by Sun World from September 14, 1996 through December 31,1996 are attributable to one national retailer.

NOTE 5 - INVENTORIES
--------------------
             Inventories consisted of the following (dollars in thousands):

                                December 31,  March 31,
                                    1996        1996
                                  -------     --------

             Growing crops       $ 10,299     $   -0-
             Pepper seed, net       2,018         -0-
             Harvested product        267         -0-
             Materials and
               supplies             1,537         266
                                 -------      -------

                                 $ 14,121     $   266
                                 ========     ======

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT
---------------------------------------
             Property, plant and equipment consisted of the following (dollars in thousands):

                                December 31,   March 31,
                                       1996     1996
                                  ---------- ----------
               Land                $ 41,358  $  2,364
               Permanent crops       71,966     8,498
               Land improvements      1,839     1,851
               Buildings             19,148       852
               Machinery and
                 equipment            9,013     1,064
                                   --------   --------
                                    143,324    14,629

               Less accumulated
                 depreciation        (5,427)   (2,948)
                                   --------   -------
                                   $137,897  $ 11,681
                                   ========  ========

NOTE 7 - LONG-TERM DEBT
------------------------
        Management estimates that the fair value of its long-term debt approximates the carrying value as the preponderance of the obligations contain variable interest rates or were recently issued at market rates as part of the acquisition of Sun World. At December 31, 1996 and March 31, 1996, the carrying amount of the Company's outstanding debt is summarized as follows (dollars in thousands):

                                              December 31,  March 31,
                                                1996           1996
                                              -------        -------
  Cadiz obligations:
    Senior term bank loan, interest
     payable monthly, variable
     interest rate based upon LIBOR
     plus 1% (6.34% at
     December 31, 1996)                       $ 9,446         $ 8,630

    Subordinated term bank loan,
     interest payable
     monthly, interest at 4.81%                 9,100           9,100

    Other                                          88             105

    Debt discount                                (124)           (218)
                                              --------        --------
                                               18,510          17,617
  Sun World obligations:
    Term insurance company
     loan due in variable
     installments through
     September 13, 2006,
     interest at 10.60%                        77,092             -0-

    Term bank loan, interest
     payable monthly with
     principal due in variable
     installments through
     September 13, 2006,
     variable interest rate
     based upon prime or LIBOR
     (8.60% at December 31, 1996)              53,284             -0-

    Note payable to insurance
     company, quarterly
     installments of $93
     (including interest),
     due September 13, 2006,
     interest at 7.75%                          2,531             -0-

    Note payable to supplier,
     monthly installments of
     $104 (including interest),
     due March 1, 1998,
     interest at 10.00%                         1,458            -0-

    Note payable to finance
     company, monthly
     installments of $18
     (including interest),
     due July 1, 2002,
     interest at 7.50%                            989            -0-
                                             --------          --------
                                              153,864          17,617
    Less current portion                       (4,753)        (17,617)
                                             ---------        ---------
                                           $  149,111        $    -0-
                                           ===========       ===========

      Annual maturities of long-term debt outstanding, excluding
$124,000 representing the unamortized portion of warrants, on December 31, 1996 are as follows: 1997 - $4,877,000;
1998 - $24,253,000; 1999 - $9,374,000; 2000 - $11,398,000;
2001 - $11,410,000, 2002 and thereafter - $92,676,000.

CADIZ OBLIGATIONS

        As of December 31, 1996, the Company's obligations to
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
("Rabobank") and Henry Ansbacher & Co. Limited ("Ansbacher") were approximately $9.1 million and $9.4 million, respectively, both of which were to mature on January 31, 1997.

          The Company reached an agreement with Rabobank which extended the maturity date of the Company's debt facilities with Rabobank to April 30, 1997. Additionally, the Company reached an agreement with Rabobank which extended the period, to April 30, 1997, in which the Company has the ability to exercise its right to obtain two one-year extensions. The Company has also reached an agreement with Ansbacher whereby the maturity date of the Company's debt facilities with Ansbacher has been extended to April 30, 1997. ING Baring (U.S.) Capital Corporation ("ING") has purchased the $9.4 million Ansbacher debt obligation effective March 31, 1997. The maturity date of such obligation has been extended to April 30, 1998 with interest at a rate of LIBOR plus 200 basis points payable at LIBOR only semi-annually, with the remaining accrued interest added to principal. ING granted to Cadiz the right to obtain two one-year extensions. In connection with this transaction, ING received warrants to purchase 75,000 shares of Cadiz' common stock at an exercise price equal to the market price at May 1, 1997, the time such warrants become exercisable. Upon the exercise of the first and second extension, the interest rate will be further adjusted and Cadiz will be required to issue additional warrants to ING.

          The Company continues to evaluate possible alternative means of repayment and/or refinancing of the Rabobank facility. The determination of which funding mechanism (or combination) the Company will utilize will be evaluated on an ongoing basis by the Company in consultation with an investment banking firm which has been retained by the Company. Based upon the Company's intent and ability to refinance the Rabobank and Ansbacher debt facilities, as evidenced by the agreements reached with Rabobank and ING, as discussed above, the debt facilities have been classified as long-term as of December 31, 1996. In addition to repayment of the Rabobank facility, the Company is considering a financing during 1997 which would be used to refinance the existing primary debt facilities of Sun World with terms which management would view as more favorable to the Company and Sun World.

          The terms of the Company's two one-year extension options for the Rabobank debt are essentially the same as those agreed upon by the parties in September 1996, except the date required to exercise the first extension has been changed from January 31, 1997 to April 30, 1997. As before, it is a condition to such extension that the total outstanding debt to Rabobank does not exceed $8,500,000 at the time such extension becomes effective. Upon exercise of each of the first and second extensions, the Company would be required to pay to Rabobank certain fees. The interest rate to be in effect during each extension period will be at Rabobank's cost of funds plus one and one quarter percent
(1-1/4%). In September 1996, when Rabobank agreed to extend the maturity date of this debt to April 30,1997, the interest rate was adjusted to Rabobank's cost of funds plus one and one quarter percent (1-1/4%) beginning February 1, 1997. As part of the September 1996 extension, the Company paid an initial commitment fee of $150,000 and issued 30,000 new warrants to purchase the Company's common stock at $0.05 per share exercisable for five years following the date of issuance and extended the expiration date of the outstanding
Rabobank warrants to December 31, 2000. The total value of the warrants issued in September 1996, $114,000, has been recorded as debt discount which is being amortized over the remaining term of the debt. Currently, ING and Rabobank hold senior and subordinated deeds of trust, respectively, on substantially all of the Company's non-Sun World related property.

          Prior to the extensions discussed above, on March 15, 1995, the Company entered into an agreement whereby
Ansbacher provided a loan facility aggregating $3,000,000. Additionally, Ansbacher agreed to accrue and capitalize interest on the outstanding principal amount of these advances through January 1997. In consideration for this agreement, Ansbacher received 110,000 shares of common stock valued at $3.50 per share. The Company also issued to Rabobank 35,000 warrants to purchase the Company's common stock at $.05 per share exercisable for three years following the date of issuance. The total value of these warrants, $121,000, has been recorded as a debt discount and is being amortized over the remaining term of the debt. In addition, Rabobank agreed to subordinate to Ansbacher's senior security interests.

          Prior to the extensions and the March 1995 arrangement discussed above, the Company's outstanding obligations to Rabobank and Ansbacher (collectively, the "Banks") were governed by the January 1994 financing arrangements whereby interest rates on outstanding debt to the Banks were fixed until January 1997. Interest on the Ansbacher portion was accrued and capitalized through January 31, 1997. Rabobank interest was paid quarterly subsequent to December 1994, through draw downs against a letter of credit provided by Ansbacher for that purpose. The amount drawn under the line of credit totalled $816,015 at December 31, 1996. In addition, as a result of the January 1994 financing arrangements, Rabobank returned and canceled 533,000 outstanding warrants in exchange for 175,000 new warrants to purchase the Company's common stock at $0.05 per share exercisable for three years following the date of issuance.
The total value of these warrants, $604,000, has been recorded as a debt discount and was amortized over the remaining term of the debt. In addition, Ansbacher received 100,000 shares of common stock as an arrangement fee and 50,000 shares of common stock as an advisory fee valued at $3.50 per share. The Company also agreed to convert
$770,000 of debt to Ansbacher into 220,000 shares of common stock.

          In June 1994, the Company retired a note payable in the amount of $249,000 to an individual at a discounted amount, resulting in an extraordinary gain of $115,000. The note, which originated in 1985, was scheduled to be retired with a balloon payment in December 1996.

SUN WORLD OBLIGATIONS

          Sun World's financing agreements are collateralized by
substantially all of Sun World's assets.   The term
insurance company loan and term bank loan (collectively the "Term Loans") provide for principal payments in variable amounts at the end of March, August and December of each year. Additionally, the Term Loans provide for interest deferral, at the Company's option, for the Company's peak seasonal need for working capital during the months of April to July, which are payable at the end of August and September.

          The Company's financing arrangements require, among other terms, minimum amounts, as defined, of working capital and tangible net worth and minimum ratios of current assets to current liabilities and indebtedness to net worth.
Additionally, the financing arrangements with Sun World's secured lenders include covenants which restrict the Company's ability to receive distributions from Sun World, whose net assets totaled approximately $42,000,000 at December 31, 1996.


NOTE 8 - INCOME TAXES
---------------------
          As of December 31, 1996, the Company has a net operating loss (NOL) carryforward of approximately $60,808,000 for federal and $35,534,000 for state income tax purposes. Such carryforwards expire in varying amounts through the year
2012. For financial reporting purposes, the tax benefit resulting from utilization of such NOL carryforward will be applied to reduce the excess of purchase price over net assets acquired.

          In accordance with the Tax Reform Act of 1986, NOL utilization may be subject to an annual limitation. When there is a change in ownership of more than 50 percent (as defined) of a corporation, the use of any NOL existing at the date of the change of ownership is limited annually to an amount defined by law. Based upon such formula, use of approximately $25,268,000 of the federal NOL is limited to approximately $720,000 per year. An additional $20,153,000 of federal NOL is limited to approximately $4,508,000 per year for an ownership change that occurred in September 1993. The remaining $15,387,000 of federal NOL is currently available to offset federal taxable income in any future years. No annual limitations apply to the state NOL carryforwards which expire in various amounts through the year 2000.

          A reconciliation of the provision (benefit) for income taxes to the statutory federal income tax rate is as follows
(dollars in thousands):

                               Nine Months
                                   Ended          Year Ended
                                December 31,       March 31,
                               ------------       ----------
                                    1996       1996         1995
                                   -----       ----        -----
  Expected federal income
   tax benefit at 34%          $  (1,660)   $  (2,886)   $  (1,561)
  Net operating loss
   carryforward for
   financial reporting
   purposes                        1,790        2,405        1,468
  Amortization                        60           80           79
  Utilization of net
   operating losses                 (696)         -0-          -0-
  Other nondeductible
   expenses                         (135)         401           14
                                ---------    --------      ---------
                               $    (641)    $    -0-      $   -0-
                               ==========    =========     ==========

     Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities and available carryforwards. Temporary differences and carryforwards which gave rise to a significant portion of deferred tax assets and liabilities as of December 31, 1996 and March 31, 1996 were as follows
(in thousands):

                                    December 31,    March 31,
                                           1996        1996
                                           ----       -----
    Deferred tax liabilities:
      Net fixed asset
       basis difference                  $  5,786    $     -0-
      Purchase accounting adjustment          440          -0-
      State taxes                             336          -0-
      Other                                     4          -0-
                                         --------    ---------

         Total deferred tax liablities      6,566          -0-
                                         --------    ---------
    Deferred tax assets:
      Net operating losses                 23,943       21,136
      Reserve for notes receivable          1,239          -0-
      Capitalized legal fees                  892          -0-
      Basis difference in water rights         99          -0-
      Net basis difference in
       partnership investments             (4,734)      (4,337)
      State taxes                           1,478         (407)
      Other                                   237          283
                                          -------     ---------
         Total deferred tax assets         23,154       16,675

      Valuation allowance
       for deferred tax asset             (20,935)     (16,675)
                                          --------    ---------
         Total deferred tax assets, net     2,219          -0-
                                          --------    ---------
         Net deferred tax liability     $   4,347     $    -0-
                                        =========     =========

NOTE 9 - EMPLOYEE BENEFIT PLANS
-------------------------------
             In December 1994, the Company established a 401(k) Plan for all employees of Cadiz. This plan contains no eligibility requirements and contributions by the Company are at the option of the Company on a year-to-year basis.
No contributions by the Company to this plan have been made to-date.

             Sun World established a 401(k) Plan for its salaried employees on January 1, 1996. Employees must work 1,000 hours and have completed one year of service to be eligible to participate in this plan.

             In addition, Sun World maintains a defined contribution pension plan covering substantially all of its employees not covered by a collective bargaining agreement, with at least one year of service and who have worked at least 1,000 hours. Contributions are 2% of each covered employee's salary. There were no contributions made for the period from September 14, 1996 to December 31, 1996. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multi employer pension plan in accordance with negotiated labor contracts and are generally based on the number of hours worked.


NOTE 10 - PREFERRED AND COMMON STOCK
------------------------------------
             During the fiscal year ended March 31, 1996, the Company completed private placements of 2,114,157 shares of its common stock, resulting in gross proceeds of $10,199,000. During the nine months ended December 31, 1996, the Company issued (i) $27.6 million of newly authorized Convertible Series A Redeemable Preferred Stock ("Series A Redeemable Preferred"); (ii) $10.0 million of newly authorized 6% Convertible Series B Preferred Stock ("Series B Preferred"); and (iii) $3.0 million of newly authorized 6% Convertible Series C Preferred Stock ("Series
C Preferred").

             A description of each series of preferred stock follows:

SERIES A REDEEMABLE PREFERRED

           Shares of Series A Redeemable Preferred were not convertible when issued, but became convertible into shares of common stock, at the option of the holder, on November 12 1996 upon the filing by the Company of an Amendment to its Certificate of Incorporation ("Amendment") increasing the Company's authorized common stock from 24,000,000 to 45,000,000, thereby allowing the Company to reserve sufficient shares of common stock for issuance upon conversion. Concurrently with the filing of the Amendment, the conversion price ("Series A Conversion Price") was set at $3.75. Holders are entitled to cumulative dividends payable semi-annually in cash or common stock at a rate of six percent (6%) per annum. During the nine months ended December 31, 1996, 200 shares of Series A Redeemable Preferred were converted at the Series A Conversion Price resulting in the issuance of 53,332 common shares. The Series A Redeemable Preferred is also mandatorily convertible in full at the option of the Company at any time prior to six months following the filing of the Amendment at the Series A Conversion Price provided that, as a condition to such conversion, the Company pay to holders one full year's worth of dividends (less the amount of any dividends theretofore paid). Holders are entitled to a mandatory liquidation preference equal to the initial purchase price of $1,000 per share if conversion has not occurred prior to September 2001. The Company will exercise its mandatory conversion right during April 1997 which will result in the issuance of 7,314,920 shares of common stock in May 1997 in replacement of all Series A Redeemable Preferred. The Series A Redeemable Preferred ranks senior and prior to the Company's common stock and on a parity with any other class or series of preferred stock. Except as provided by law, holders are not entitled to vote upon any matter submitted to a vote of the Company's stockholders.

SERIES B AND C PREFERRED

             Shares of Series B and C Preferred were immediately convertible upon issuance into shares of common stock, at the option of the holder, at a price equal to the lower of
(a) $5.8125 per share or (b) eighty-five percent (85%) of the average closing bid price over the ten-trading day period ending on the day prior to the submission of any conversion notice ("Series B/C Conversion Price"). Holders are entitled to cumulative dividends payable upon conversion or maturity in cash or common stock at a rate of six percent (6%) per annum. The Company reserves the right to redeem any shares of Series B or Series C Preferred for $11,765 per share in cash by giving holders five days notice. Any
Series B or Series C Preferred shares outstanding one year following issuance are mandatorily converted into common stock at the Series B/C Conversion Price. Holders are entitled to a liquidation preference equal to the initial purchase price of $10,000 per share. During the nine months ended December 31, 1996, 760 shares of Series B Preferred and 200 shares of Series C Preferred were converted at the Series B/C Conversion Price, resulting in the issuance of 2,627,240 common shares. The Series B and C Preferred rank senior and prior to the Company's common stock and on a parity with any other class or series of preferred stock.
Except as provided by law, holders are not entitled to vote upon any matter submitted to a vote of the Company's stockholders.


NOTE 11- STOCK-BASED COMPENSATION PLANS AND WARRANTS
----------------------------------------------------
STOCK OPTIONS AND WARRANTS

        The Company issues options pursuant to a newly adopted 1996 Stock Option Plan (the "Plan") as well as options which are not pursuant to a plan. The Plan provides for the granting of up to 3,000,000 shares. All options, whether under the Plan or not, are granted at a price not less than 100% of the fair market value at the date of option, have vesting periods ranging from issuance date to three years, have maximum terms ranging from three to five years and are issued to directors, officers, consultants and employees of the Company. During the nine months ended December 31, 1996, the Board of Directors of the Company granted options to purchase 1,800,000 shares of the Company's common stock at a weighted average fair value of $4.62 per share of which 1,350,000 options are conditional based upon terms of employment and certain performance criteria.

      Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation cost for these plans been determined using fair value, as explained below, rather than the quoted market price, the Company's net loss and loss per common share would have been reduced to the following pro forma amounts (dollars in thousands):

                                    Nine Months     Year
                                       Ended        Ended
                                    December 31,   March 31,
                                        1996         1996
                                       -----        -----
         Net loss:    As reported  $  (5,997)     $ (8,487)
                      Pro forma    $  (6,655)     $ (8,665)
         Net loss
          per common
            share:    As reported  $    (.44)(a)  $   (.48)
                      Pro forma    $    (.48)(a)  $   (.49)

------------------------------------
          (a) After adjustment for accrued and imputed preferred dividends during the nine months ended December 31, 1996 of $674 and $2,451, respectively.

      The fair value of each option granted during the periods reported was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants for the nine months ended December 31, 1996 and the fiscal year ended March 31, 1996, respectively: risk free interest rate of 6.58% and 6.15%; expected life of expiration date less one year for both periods; expected volatility of 52.68% and 53.87% and no dividend yield.

          The following table summarizes stock option activity for the periods noted. All options listed below were issued to officers, directors, employees and consultants.

                                    Options      Weighted-
                                  Outstanding     Average
                                    Number      Exercise Price
                                   -----------  --------------
Outstanding at March 31, 1994       1,801,890     $  1.57
  Granted                           1,872,000     $  4.48
  Expired or cancelled                 (4,500)    $  4.63
  Exercised                        (1,333,890)    $  1.49
                                  ------------

Outstanding at March 31, 1995       2,335,500     $  3.95
  Granted                             607,500     $  5.19
  Expired or cancelled                 (7,000)    $  4.89
  Exercised                          (145,000)    $  2.50
                                   ----------
Outstanding at March 31, 1996       2,791,000     $  4.29
  Granted                           1,800,000     $  4.62
  Expired or cancelled               (400,000)    $  5.50
  Exercised                          (325,000)    $  2.79
                                    ---------
Outstanding at December 31, 1996    3,866,000(a)  $  4.44
                                    =========     =======
Options exercisable at
            March 31, 1995          1,935,500     $  4.07
                                    =========     =======
Options exercisable at
            March 31, 1996          2,116,000     $  4.34
                                    =========     =======
Options exercisable at
            December 31, 1996       1,966,000     $  4.30
                                    =========     =======
Weighted-average fair
  value of options granted
  during the nine-month
  period  ended
  December 31, 1996                $    4.62
                                    =========

Weighted-average remaining
  contractual life of options
  outstanding at
  December 31, 1996                 3.2 years
                                    ==========
-----------------------------
(a) Exercise prices vary from $1.25 to $5.50 and expiration dates vary from January 1997 to September 2001. Approximately 84% of the options outstanding at December 31, 1996 had an exercise price between $4.50 and $5.50 with a weighted-average remaining contractual life of 3.6 years.

     During the nine months ended December 31, 1996 and the years ended March 31, 1996 and 1995, the Company issued warrants of 30,000, 10,000 and 35,000 with weighted-average exercise prices of $0.05, $3.55 and $0.05, respectively. During the nine months ended December 31, 1996 and the year ended March 31, 1995, 10,000 warrants with a weighted-average exercise price of $3.55 and 113,700 warrants with a weighted-average exercise price of $2.50 were exercised, respectively. No warrants expired or were cancelled during any of the three periods discussed. At December 31, 1996 there were 240,000 warrants outstanding all of which are issued to Rabobank at an exercise price of $0.05 per share and expire December 31, 2000. See Note 7 for further discussion of these warrants.

RESTRICTED STOCK AWARD

             Following the Sun World acquisition in 1996, the Company's Chief Executive Officer was awarded a stock bonus of 125,000 shares of restricted common stock at no cost.
The issuance of these shares is dependent, with respect to 50,000 shares, upon the achievement of certain performance criteria. The remaining 75,000 shares are issuable in equal annual installments over a three year period based upon the continued employment of the officer. Compensation expense, representing the market value at the date of grant, will be recognized as earned over the period of service.


NOTE 12 - COMMITMENTS AND CONTINGENCIES
---------------------------------------
             In 1995, Sun World entered into an agreement with its major corrugated container supplier in connection with a prepetition liability settlement. The settlement stipulated that the original agreement to purchase containers from the supplier would remain in effect until March 21, 1998 and required the Company to issue a secured note payable to the supplier (see Note 7). Thereafter, the original agreement will automatically renew unless either party gives written notice ninety days prior to the end of the renewal period.

      In December 1995, the Company filed an action relative to the proposed construction and operation of a landfill to be located adjacent to the Company's Cadiz property (the "Rail-Cycle Project"), with the Superior Court in San Bernardino County, California. The action challenges the various decisions by the County of San Bernardino relative to the Rail-Cycle Project. Named in this action, in addition to the County of San Bernardino, were the Board of Supervisors of the County of San Bernardino, three individual members of the Board of Supervisors, an employee of the County and Rail-Cycle, L.P. whose general partner is controlled by WMX Technologies, Inc. (formerly Waste Management, Inc.). The Company alleges that the actions of the County of San Bernardino did not comply with the guidelines prescribed by the California Environmental Quality Act and violated state planning and zoning laws.
The action seeks to set aside the county certification of the EIR/EIS and approval of the proposed Rail-Cycle project. The Company continues to believe the proposed Rail-Cycle project, if constructed and operated as currently designed, poses environmental risks both to the Company's agricultural operations at Cadiz and to the groundwater basin underlying the Cadiz property. Accordingly, the Company intends to pursue a claim for damages against the County of San Bernardino and Rail-Cycle and, therefore, the action also seeks compensatory damages in excess of $75 million. The
action is currently in the discovery phase.   The court has
set July 11, 1997 to commence a hearing on the Company's land use and regulatory claims. A trial on the issue of the Company's monetary damages will be scheduled at a later date. The Company intends to continue vigorously prosecuting its claims. The Company incurred $394,000 and $1,919,000 during the nine months ended December 31, 1996 and the year ended March 31, 1996, respectively, in connection with this matter.

             In the normal course of its agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. Regulatory agencies periodically conduct inspections and, currently, there are no pending claims with respect to hazardous materials.

             The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.

                             * * *


                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
Sun World International, Inc.

We have audited the accompanying consolidated balance sheets of Sun
World International, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations and accumulated deficit and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly in all material respects the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting priciples.

As discussed in Note 1 to the consolidated financial statements, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994. Since that date, the companies had been operating under Bankruptcy protection and had been negotiating with all parties to the Bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy Court confirmed the Plan, which became effective on September
13, 1996. Under the Plan, the Company is required to comply with certain terms and conditions as more fully described in Note 1.


/s/ Deloitte & /Touche LLP
--------------------------


Fresno, California

September 20, 1996

SUN WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
                                             December 31.
                                     ------------------------------
                                            1995         1994
ASSETS                                   -------- ---------
Current assets:
  Cash                                    $  23,333 $ 11,836
  Accounts receivable, net                   13,879   11,386
  Inventories                                12,710   13,875
  Prepaid expenses and other                  1,353    1,521
                                          ---------  -------
     Total current assets                    51,275   38,618

Investment in partnerships                    1,948    2,220

Property, plant and equipment, net           81,680  112,088
Assets held for sale                         17,969      -0-
Other assets                                  4,652    4,762
                                          ---------  -------

  Total assets                            $ 157,524 $157,688
                                          ========= =======
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                        $  13,926 $ 10,566
  Accrued liabilities                         2,074    2,588
  Long-term debt due in one year              1,063      -0-
                                          --------- --------
     Total current liabilities               17,063   13,154

Long-term debt                                1,458      -0-

Deferred revenue and other                       79      292

Deferred income taxes                         7,500    7,500

Liabilities subject to compromise under
  reorganization proceedings                177,455  174,036

Commitments and contingencies

Stockholders' deficit:
  Convertible 10% preferred stock,
  75,000 shares authorized;
  38,501 shares issued and
  outstanding (liquidation
     preference $11,550,000)                 11,550   11,550
  Common stock, $1 par value,
     300,000 shares authorized;
     42,000 shares issued and outstanding        42       42
  Additional paid-in capital                 29,350   29,350
  Accumulated deficit                       (86,973) (78,236)
                                          --------- ---------
     Total stockholders' deficit            (46,031) (37,294)
                                          ---------- --------

  Total liabilities and
      stockholders' deficit             $   157,524 $157,688
                                          ========= ========

  See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
 (Dollars in thousands)

                                      Years ended December 31,
                                     -------------------------
                                          1995      1994
                                     -----------   ---------
Revenues                                $117,623    $127,169
                                        --------    --------
Costs and expenses:

 Cost of sales                            85,546     112,661
 General and administrative                6,287      11,368
 Permanent crop abandonments               1,560       1,312
                                        --------     -------
      Total operating costs               93,393     125,341
                                        --------    --------

      Operating profit                    24,230       1,828

 Provision for loss on asset disposals     4,868       2,136
 Other expense/(income)                      686        (178)
 Interest expense                         16,756      15,442
                                        --------    --------
Income (loss) before reorganization
   items                                   1,920     (15,572)
                                        --------     --------

Reorganization items:

         Professional fees                 7,976       4,693
          Adequate protection fees         3,214       2,259
          Debt issuance costs                  0       1,487
          Interest income                   (533)       (107)
                                        --------   ----------
        Total reorganization items        10,657       8,332
                                        --------  ------------
               Net loss                   (8,737)    (23,904)

Accumulated deficit beginning of year    (78,236)    (54,332)
                                        ---------  -----------
Accumulated deficit end of year         $(86,973)   $(78,236)
                                        =========    =========

See accompanying notes to the consolidated financial statements.


SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                        Years Ended December 31,

                                           1995         1994
                                        -----------------------
Cash flows from operating activities:
     Net loss                             $ (8,737)  $ (23,904)
     Adjustments to reconcile net
       loss to cash provided
       by operating activities:
       Depreciation and amortization         6,705       7,037
       Loss on sale of  property,
        plant and equipment                    605         162
       Writeoff of debt issuance costs           0       1,487
       Provision for loss on disposal
          of assets                          4,868       2,136
       Permanent crop abandonments           1,560       1,312
       Share of  partnership operations       (400)        738
       Changes in operating assets and
         liabilities:
         (Increase)/decrease in
            accounts receivable             (2,493)      9,954
         Decrease in inventories             1,165       7,588
         Decrease in prepaid expenses
           and other                           168         104
         Increase in accounts payable        3,360      10,565
         (Decrease)/increase in accrued
           liabilities                        (514)      2,588
         (Decrease) in deferred revenue
           and other                          (213)        (62)
                                          --------    --------
                                             6,074      19,705
                                          --------    --------
       Increase/(decrease) in liabilities
         subject to compromise under
         reorganization proceedings          6,038          (2)
                                          --------    --------
       Net cash provided by operating
         activities                         12,112      19,703
                                          --------    --------
Cash flows from investing activities:
     Additions to property, plant
      and equipment                           (929)     (2,623)
     Additions to developing crops          (1,355)     (2,341)
     Partnership distributions                 672         379
     (Increase)/decrease in other assets      (436)         13
     Proceeds from disposal of property,
       plant and equipment                   1,530          75
                                          --------    --------
       Net cash used in
        investing activities                  (518)     (4,497)
                                          --------    ---------
Cash flows from financing activities:
     Payments of long-term debt
      subject to compromise                    (97)       (696)
     Proceeds from short-term borrowings    91,303      16,431
     Payments on short-term borrowings     (91,303)    (20,594)
                                          --------   ---------
       Net cash used in financing
        activities                             (97)     (4,859)
                                          --------   ----------
Net increase in cash                        11,497      10,347
                                          --------   ----------
Cash at beginning of year                   11,836       1,489
                                          --------  -----------
Cash at end of year                      $  23,333  $   11,836
                                          ========  ==========


       See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND REORGANIZATION UNDER CHAPTER 11

   Sun World International, Inc. ("SWII") and its subsidiaries (collectively the "Company") own and farm approximately 21,000 acres in two major growing areas of California, the Southern San Joaquin Valley and Coachella Valley. Fresh produce, including table grapes, tree fruit, peppers and watermelon are marketed, packed and shipped to food wholesalers and retailers located throughout the United States and in certain foreign countries. Export sales accounted for approximately 7% of the Company's sales for the years ended December 31, 1995 and 1994. As of December 31,
   1995, the Company owned and operated eight cold storage and/or packing facilities located in California. In 1996, three of those facilities were sold.

   On October 3,1994, SWII and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since that date, the companies had been operating under Bankruptcy protection and had been negotiating with all parties to the bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy
   Court confirmed the Plan, which became effective on September 13, 1996 (the"Effective Date"). Pursuant to the Plan, SWII, Sun World, Inc., Coachella Growers and Sun Desert, Inc. (all wholly-owned subsidiaries of SWII) emerged from the Chapter 11 Bankruptcy proceedings and 100% of SWII's stock (both preferred and common) was acquired by Cadiz Land Company, Inc. ("Cadiz"). The Plan also provided for, among other things, the cancellation of certain indebtedness in exchange for cash, elimination of all intercompany debts, new indebtedness, issuance of new equity securities, the discharge of other prepetition claims, the cancellation of all prepetition ownership interests in the Company, the settlement of certain claims and mutual releases of certain claims of the Company and other persons or entities (including certain affiliated persons or entities), the assumption or rejection of executory contracts and unexpired leases to which the Company was a party, and the establishment of procedures for the selection of a Board of Directors for the Company. The Plan did not provide for the reorganization of the estate or the resolution of outstanding third-party claims and equity interests for AAI Services, Inc., a wholly-owned subsidiary of SWII.

   Cadiz acquired all of the capital stock of the Company for total consideration of approximately $179 million including approximately $150 million which will be owed to the Company's existing secured lenders through issuance of new notes. In addition, Cadiz made a cash capital contribution of $15 million to the Company to provide additional operating capital.

   The following table summarizes the recoveries to the prepetition creditors and equity holders pursuant to the Plan based upon the Company's estimate of total claims to be allowed as of September 13, 1996 (dollars in thousands) (unaudited):


                                                Recovery
                              -----------------------------------------
                    Estimated                            Cadiz
                  Allowed Claims            Long-Term   Common   Total
Claims/Interest     Amount (1)    Cash         Debt      Stock   Recovery
--------------------------------------------------------------------------
Administrative,
  Tax and Priority $  5,000      $  5,000  $       0   $     0   $  5,000
Credit Agricole
  Secured Debt       58,621         3,500     55,121         0     58,621
John Hancock
  Secured Debt       93,084         2,000     91,084         0     93,084
Zenith Secured
  Debt                3,065           250      2,575       240      3,065
Other Secured
  Debt                1,050             0      1,050         0      1,050
General Unsecured
  Claims             20,800        12,500          0         0     12,500
Convertible
  Preferred Stock
  and Common Stock   11,592         3,000          0      2,487     5,487
                   --------     ---------   --------    -------  --------
                  $ 193,212     $  26,250   $149,830    $ 2,727  $178,807
                    =======     =========   ========    =======  ========

     (1) Excludes any recovery to the Internal Revenue Service for claims as further discussed by Note 14.

     Management believes that the aggregate fair value of the Company's long-term debt issued pursuant to the Plan approximates the aggregate book value.

     The Plan provided for a consolidation of the assets and liabilities of SWII and its subsidiaries and pursuant to the Plan, SWII was merged into Sun World, Inc. with the surviving corporation retaining the name of Sun World International, Inc. All payments and distributions required by the Plan to be made by SWII or any of its subsidiaries in respect of prepetition claims have been made or provided for, and SWII and its subsidiaries expect to have no further obligation with respect to any prepetition claims.

     Cadiz intends to account for this acquisition using the purchase method which will materially change the amounts reported in the accompanying consolidated balance sheet as of December 31, 1995. The consolidated financial statements do not give effect to adjustments of assets or liabilities, or classifications of such amounts, which may be necessary as a consequence of the Cadiz acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING   The consolidated financial statements
     include the accounts of SWII and its subsidiaries, substantially all of which are wholly owned. All significant intercompany transactions have been eliminated.

     The Company has accounted for all transactions related to the Chapter 11 proceedings in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified Public Accountants. Accordingly, liabilities subject to compromise under reorganization proceedings have been segregated on the consolidated balance sheets and are recorded at the amounts that have been or are expected to be allowed based upon known claims.

     INVENTORIES   Growing crops, pepper seed, and materials and
     supplies are stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market. Growing crops inventory includes direct costs and an allocation of indirect costs.

     INVESTMENT IN PARTNERSHIPS   Wholly-owned subsidiaries
     of the Company have investments in various partnerships. The Company's two principal partnerships are Sun Date and American Sunmelon, both of which are 50% owned. American Sunmelon is engaged in proprietary seed development, production, and marketing of seedless watermelons. Sun Date is engaged in the marketing, processing, and farming of dates. These partnership investments are accounted for using the equity method.

     PROPERTY, PLANT AND EQUIPMENT   Property, plant and
     equipment is stated at cost for all acquisitions subsequent to September 30, 1983. All property, plant and equipment acquired prior to September 30, 1983 was restated to estimated fair value at that date in connection with the Company's quasi-reorganization.

     The Company capitalizes the direct and certain indirect costs of planting and developing orchards and vineyards until they reach maturity, which varies by crop and ranges from three to seven years. Depreciation on trees and vines commences in the year commercial production is achieved.

     The Company computes depreciation applicable to property, plant and equipment on the straight-line method using the following estimated useful lives:

       Buildings and improvements                   10-45 years
       Machinery and equipment                       3-25 years
       Permanent crops                              10-20 years

     Upon the sale, retirement or abandonment of property, plant and equipment, applicable gains or losses are recognized in income.

     ASSETS HELD FOR SALE   In conjunction with the Company's
     1996 Business Plan, specific properties were identified to be sold. These properties, which are included in the accompanying consolidated balance sheet at the lower of cost or net realizable value, consist of both farmland and facilities that were determined not vital to the Company's ongoing operations. The Company has sold certain facilities in 1996 including facilities located in Reedley, Arvin and Thermal.

     OTHER ASSETS   Other assets include professional fees and
     other costs to establish and defend trademark and patent rights. These assets are amortized over a 10-year period on a straight-line basis. Also included in other assets are water rights that were obtained in connection with a 1988 divestiture of the Company's interest in a partnership. The Company is amortizing these water rights over 97 years using the straight-line method.

     PROVISION FOR LOSS ON ASSET DISPOSALS   In 1995 and
     1994, the Company recorded provisions for loss on disposal of assets totaling $4,868,000 and $2,136,000, respectively. Such write-downs represented amounts necessary to reduce the assets to their expected net realizable value.

     REVENUE RECOGNITION The Company recognizes crop sale revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed. Marketing commission revenues are recognized at the time of product shipment.

     REORGANIZATION ITEMS   The net expenses incurred as a
     result of the Chapter 11 filing and subsequent reorganization proceedings have been segregated from recurring operations in the consolidated statements of operations.

     INCOME TAXES   Deferred income taxes on the difference
     between financial statement basis and tax basis of assets and liabilities are provided for at the statutory rates.

     SUPPLEMENTAL CASH FLOW INFORMATION   Cash
     payments for interest were $6,258,000 and $6,673,000 in the years ended December 31, 1995 and 1994, respectively. In 1995 and
     1994 the Company paid income tax, net of refunds, of  $13,000 and $633,000, respectively.

     RESEARCH AND DEVELOPMENT   The Company incurs
     costs to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $393,000 and $1,127,000 for the years ended December 31, 1995 and 1994, respectively.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL
     STATEMENTS   The preparation of consolidated financial
     statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS   In March
     1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") was issued.
     SFAS No. 121 establishes new guidelines in accounting for the impairment of long-lived assets, including identifiable intangibles. When circumstances indicate that the carrying amount of an asset may not be recoverable as demonstrated by estimated future cash inflows, an impairment loss shall be recorded based on fair value. The Company has not yet adopted SFAS No. 121 but believes that its impact when adopted will not be material.

3.         ACCOUNTS RECEIVABLE

           Accounts receivable consisted of the following (dollars in thousands):

                                        December 31,
                                       1995      1994
                                  ----------  ---------
           Trade receivables       $ 6,791   $    4,107
           Due from unaffiliated
             growers                 1,962          903
           Due from affiliated
             growers                   257          840
           Other                     5,051        5,904
                                   ---------  ---------
                                    14,061       11,754
           Less allowance for
               doubtful accounts       182          368
                                   ---------  ---------
                                   $13,879   $   11,386
                                   ======    ==========
       Substantially all domestic trade receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. The amounts due from growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with the Company and are recovered from proceeds of product sales.
       Other receivables primarily include lemon crop sales, by-product sales, and amounts receivable from joint venture partners.

4.     INVENTORIES

       Inventories consisted of the following (dollars in thousands):

                                        December 31,
                                    -------------------
                                       1995            1994
                                    ----------        --------
               Growing crops         $  8,337    $     9,103
               Pepper seed              2,328          2,950
               Materials and supplies   2,045          1,822
                                     --------     -----------
                                     $ 12,710    $    13,875
                                       =======         ======

       Pepper seed is net of valuation allowance of $395,000 and $375,000 at December 31, 1995 and 1994,
       respectively, to reduce such inventories to their net realizable value.

5.     PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment consisted of the following
       (dollars in thousands):

                                                 December 31,
                                              ----------------
                                              1995          1994
                                           -----------    -----------
               Land                        $  27,446      $    39,194
               Permanent crops                42,837           49,217
               Buildings and improvements     27,860           38,607
               Machinery and equipment        19,485           29,562
                                           -----------     ----------
                                             117,628           156,580
               Less accumulated
                depreciation                  35,948            44,492
                                           -----------      ----------
                                            $ 81,680      $    112,088
                                             ========     ============
6.     INCOME TAXES

       Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1995 and 1994 are as follows (dollars in thousands):

                                    1995           1994
                                   ----------  -------------
       Deferred tax liabilities:
        Net fixed asset basis
          difference               $ 23,630     $  22,122
        State taxes                     181           181
                                   --------      --------
         Total deferred tax
            liabilities              23,811        22,303
                                   --------      --------
       Deferred tax assets:
           Net operating losses      29,779        28,655
           Tax credit carryforwards   1,604         1,760
           Reserve for notes
             receivable               5,769         5,769
           Capitalized legal fees     2,789         2,789
           Basis difference in
              water rights            1,198         1,198
           Deferred crop costs          484         1,685
           Allowance for doubtful
               accounts                  79           159
           Basis difference in
             partnership investments     40            12
           State taxes                  353           353
                                   --------      --------
           Total deferred tax
              assets                 42,095        42,380
           Valuation allowance for
             deferred
             tax assets             (25,784)      (27,577)
             Total deferred tax
               assets, net            16,311       14,803
                                   --------      --------
             Net deferred
               tax liability       $   7,500     $  7,500
                                   =========     =========

       The Company has provided a valuation allowance for the tax benefits of deferred tax assets which may not be realizable.

       Income tax expense (benefit) varies from the amount computed by applying the statutory federal income tax rate to the income (loss) before income taxes. The reasons for this difference are as follows:

                                             December 31,
                                           -----------------
                                           1995        1994
                                         --------  ----------
           Statutory federal rate          (34.0)%  (34.0)%
           State taxes, less
              federal benefit              (6.2)%    (6.2)%
           Valuation allowance             40.2 %    40.2 %
                                      -----------    ----------
             Effective rate                 0.0 %     0.0 %
                                       ==========    ==========

       At December 31, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $40,439,000 and $8,032,000, respectively, which expires at various dates from 1997 through 2010. In addition, a wholly-owned subsidiary acquired in 1989 has net operating loss carryforwards of approximately $44,950,000 for federal tax purposes, which are subject to an annual limitation for a fifteen-year period. The federal loss carryforwards expire at various dates from 2001 through 2004.

       The Company had investment and research and experimental tax credit carryforwards of approximately $747,000 which expire from 1996 to 2007. The Company also had alternative minimum tax carryforwards of approximately $857,000.

       The utilization of the net operating loss and credit carryforwards could be limited or eliminated by a reduction in liabilities as a result of the Plan and/or by changes in the Company's stock ownership resulting from the Cadiz acquisition.


7.     FINANCING

       Pursuant to the Plan, the Company issued new debt (along with Cadiz common stock) to settle prepetition long-term debt. The following is a discussion of the Company's financing arrangements prior to and as of the Effective Date.

       Prepetition Financing:

       Debt and other financing arrangements of the Company at December 31, 1995 and 1994 were as follows, based on the original contractual maturities:

                                                  December 31,
                                              ------------------
                                                (in thousands)

                                         1995        1994

                                     ------------ -------------
       Secured Debt:
       Revolving credit facility     $ 34,277     $  34,277
       Note payable to an insurance
         company, monthly
         installments of $824,000
         (includes interest), due
         on November 1, 2000,
         interest at 10.6%
         (default interest at
         12.6%)                        77,234        77,234
       Note payable to bank,
         semi-annual installments
         of $750,000, due November
         30, 1999, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at
         prime plus 3.25%)              5,793         5,793
       Note payable to bank,
        annual installments of
        $1,500,000 due November
        30, 1996, interest
        at prime plus 1.25%
        (9.75% at December 31,
        1995), payable quarterly
        (default interest at
        prime plus 3.25%)             10,500         10,500
       Note payable to insurance
        company, monthly
        installments of $60,000
        (includes interest),
        interest at 12.9%              2,838          2,694

       Unsecured Debt
       Note payable to bank,
        due July 1, 1995, interest
        only at 10.0%, payable
        quarterly                     1,500           1,500
       Note payable to partnership,
        due September 1, 1994,
        interest at 13.25%            1,150           1,150
                                     -------         -------
                                     $133,292      $133,148
                                     =========      ========

       All of this prepetition debt has been classified in the accompanying consolidated balance sheets as "Liabilities subject to compromise under reorganization proceedings." As a result of the bankruptcy, all required principal payments on prepetition debt were suspended. For the period subsequent to the Petition Date, interest on the unsecured prepetition debt was not paid or accrued. Interest on secured prepetition debt continued to be accrued in the period subsequent to the Petition Date at the default interest rates. Pursuant to Bankruptcy Court order, adequate protection payments were made on the secured debt amounting to $3,214,000 and $2,259,000 for the years ended December 31, 1995 and 1994, respectively. "Liabilities subject to compromise under reorganization proceedings" included $19,248,000 and $9,098,000 related to unpaid interest accrued on secured debt for the years ended December 31, 1995 and 1994, respectively.

       These credit facilities described above were collateralized by substantially all of the assets of the Company. The Company was in default on substantially all of the covenants under these credit facilities as of December 31, 1995 and 1994.

       Debtor In Possession Financing:

       The Bankruptcy Court entered an order on January 20, 1995 approving a debtor in possession (DIP) financing agreement for the Company in an aggregate amount of $30,000,000. The
       DIP financing granted to the DIP lender security interests in all the real and personal property of the Company including all contract accounts, contract rights, fixtures, copyrights, patents and trademarks. Under the terms of the loan and the Bankruptcy Code, the security interest of the DIP lender had priority over virtually all prepetition claims and Chapter 11 administrative expense claims. The DIP financing also contained a clause to provide adequate protection to certain prepetition secured lenders in the form of (a) replacement liens and (b) payment of specified amounts on the prepetition secured debt to cover interest and professional fees incurred by the lenders.

       Interest on the DIP borrowings was prime plus 1.25%. During 1995, the Company borrowed and repaid up to $21,181,000 under this facility and had no balance outstanding at December 31, 1995. Total interest and fees paid during 1995 related to the DIP facility was $681,000.

       The DIP facility was amended and restated as of February 28, 1996 to extend the facility through the 1996 operating season in an aggregate amount of $20,000,000. The DIP facility expired when the Company emerged from bankruptcy on September 13, 1996.

       Postpetition Financing:

       On or about October 27, 1995, the Bankruptcy Court issued the Weyerhaeuser Order pursuant to which the Company assumed certain agreements with Weyerhaeuser for corrugated shipping containers and related financing. Pursuant to the Weyerhaeuser Order, the Company was required to make certain adequate protection payments and entered into a secured note which had an outstanding balance at December 31, 1995 as follows:

                                              (in thousands)
       Note payable to supplier,
           monthly installments  of            $      2,521
           $104,000 (includes interest),
           due March 1, 1998,
           interest at 10.00%.
       Less: current portion                          1,063
                                                 ----------
                                               $      1,458
                                                ===========
       Plan Financing:

       Pursuant to the Plan, the Company entered into new financing agreements totaling approximately $150 million with its existing secured lenders which are collateralized by substantially all of the assets of the Company. Annual maturities of the debt outstanding upon emergence from bankruptcy on September 13, 1996 (including the postpetition financing) is as follows: 1996-$4,502,000; 1997-$8,789,000;
       1998-$7,970,000; 1999-$9,369,000; 2000-$11,377,000; 2001
       and thereafter - $110,322,000.

8.     PREFERRED STOCK

        In May 1985, the Board of Directors of the Company designated 40,000 shares of Preferred Stock as Series I
       Preferred Stock. Each share of Series I Preferred Stock was convertible into one share of Common Stock and was entitled to receive cash dividends of $30 per share for each of the fiscal years ending on or after September 30, 1987. Such dividends were cumulative under certain circumstances and included other rights such as a liquidation preference per share equal to the sum of $300, plus all accrued but unpaid dividends.

       Pursuant to the Plan, all prepetition ownership interests of the Company, including the Series I Preferred Stock, as of the Effective Date were sold to Cadiz. At that time, accumulated undeclared dividends on the preferred stock of $10,395,000 and $9,240,000 at December 31, 1995 and 1994 were released.

9.     LEASING ARRANGEMENTS

       The Company leases certain parcels of land, facilities, machinery, and equipment under noncancelable operating leases which expire in various years through 2000.

       At December 31, 1995, future minimum lease commitments under noncancellable leases (exclusive of property taxes and insurance) consist of the following (dollars in thousands):

                                    Facilities &
                            Land      Equipment   Total
                          --------  ----------- ---------
       1996               $    119  $  1,543     $ 1,662
       1997                    114       348         462
       1998                    114        60         174
       1999                      0         9           9
       2000                      0         9           9
                         ---------    ------     -------
                          $    347   $ 1,969     $ 2,316
                          ========   =======     ========

       Operating lease payments for the years ended December 31, 1995 and 1994 were $2,554,000 and $4,595,000, respectively.

10.    LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS

       Liabilities subject to compromise under reorganization proceedings consisted of the following as of December 31
       (dollars in thousands):

                                       1995         1994
                                   ------------   -----------
         Accounts payable          $  20,792     $  27,667
         Interest payable             19,248         9,098
         Other accrued liabilities     4,123         4,123
         Long-term debt (see
           Note 7)                   133,292       133,148
                                 -----------      -----------
                                  $  177,455     $ 174,036
                                    =========    ==========
11.    COMMITMENTS

       DEBT GUARANTEE   The Company was co-guarantor with
       its partner on a bank loan to the Sun Date partnership (see
       Note 13). The loan totaled $1,150,000 at December 31, 1995 and 1994. In connection with the Sun Date settlement during the bankruptcy proceeding, the Company will be released from this bank guarantee and Cadiz has agreed to guarantee the bank loan up to a maximum of $350,000.

       PURCHASE AGREEMENT   In 1995, the Company entered
       into an agreement with its major corrugated container supplier in connection with a prepetition liability settlement. The settlement stipulated that the original agreement to purchase containers from the supplier would remain in effect until March 21, 1998 and required the Company to issue a secured note payable to the supplier (see Note 7). Thereafter, the original agreement will automatically renew unless either party gives written notice ninety days prior to the end of the renewal period.

12.    RETIREMENT PLANS

       The Company has a defined contribution pension plan covering substantially all of its employees not covered by a collective bargaining agreement, with at least one year of service and who have worked at least 1,000 hours. Contributions are 2% of each covered employee's salary and totaled approximately $207,000 and $300,000 for the years ended December 31, 1995 and 1994, respectively. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multiemployer pension plan in accordance with negotiated labor contracts, are generally based on the number of hours worked, and totaled approximately $11,000 and $25,000 for the years ended December 31, 1995 and 1994, respectively.

13.    RELATED PARTY TRANSACTIONS

       AG-ACCOUNTING, INC.   The Company has entered into
       agreements to market products obtained from growers in which a former major stockholder/director of the Company has financial interests and/or farm management contracts. Ag-Accounting, Inc. ("Ag-Accounting"), which is wholly owned by this former stockholder/director, provides accounting services to these affiliated growers. The Company recognized marketing commission revenues from these affiliated growers of $104,000 and $436,000 for the years ended December 31, 1995 and 1994, respectively. The Company makes crop advances and charges for some or all of harvesting, hauling, packing and marketing services provided to these growers.
       These charges are deducted from crop proceeds paid to growers. As of December 31, 1994, the amount due Ag-Accounting from the Company was $404,000 (none in 1995). Amounts due the Company from Ag-Accounting totaled $233,000 and $634,000 as of December 31, 1995 and 1994, respectively. The Company bills the affiliated growers monthly for services and remits net proceeds to each grower for the crops marketed by the Company.
       In certain instances, the Company has also obtained financing for these affiliated growers.

       Costs related to a product incentive program and certain payroll and office expenses of $395,000 and $503,000 were incurred on behalf of Ag-Accounting for the years ended
       December 31, 1995 and 1994, respectively.

       In 1993, the Company determined that receivables due from Ag-Accounting and growers affiliated with Ag-Accounting in the amount of $8,652,000 were uncollectible. These amounts which were written off represent advances made by the Company to Ag-Accounting for operating expenses and to Ag-Accounting ranches for growing and harvesting costs. Under the Plan, Ag-Accounting, the majority stockholder/director, and the affiliated growers have been released from all claims and liabilities related to the Company.

       ANTHONY VINEYARDS, INC.    Anthony Vineyards, Inc. is
       a farming entity owned by a former officer and director of the Company. The Company entered into marketing agreements and provided packing and marketing services to this grower. The Company makes grower advances for harvesting, hauling, and packing materials which are recovered from the grower at the time the Company receives the crop proceeds. The
       Company recognized marketing commission revenues from Anthony Vineyards of $1,277,000 and $980,000 for the years ended December 31, 1995 and 1994, respectively. In addition, at December 31, 1994, the Company had liabilities owed to Anthony Vineyards, Inc. of $841,000 (none in 1995). The amounts due the Company from Anthony Vineyards as of December 31, 1995 and 1994 were $26,000 and $125,000, respectively.

       STOCKHOLDERS   In 1993, the Company determined that
       $3,771,000 in receivables due from stockholders were uncollectible and were written off. As part of the Plan, all liabilities and claims between the former stockholders and the Company have been released.

       LSL BIOTECHNOLOGIES, INC.   LSL Biotechnologies,
       Inc. (LSL) is an entity that develops, produces and markets seed varieties in which former officers and/or directors of the Company have or had ownership interests. The Company and LSL entered into growing agreements and seed purchase contracts related to peppers and tomatoes. For the year ended December 31, 1994, the Company made royalty payments to LSL of $1,339,000 (none in 1995). During the bankruptcy proceeding, LSL made significant claims for prepetition and postpetition amounts owed by the Company under the agreements which the Company disputed. On September 9, 1996, an agreement between the Company and LSL was reached that settled all LSL pre and postpetition claims against the Company. The settlement included the allowance of the prepetition unsecured claim for $900,000, and postpetition administrative claim of $650,000 for postpetition royalties owed to LSL for pepper and tomato sales. In addition, the Company agreed to convey the trade name and trademark Le
       Rouge Royale(R) to LSL and obtained a license to utilize the trademark until December 31, 1997 for an additional royalty of $100,000.

       THE IRVINE COMPANY   The Company had orchard and
       row crop farming, packing and marketing agreements with The Irvine Company. A former major stockholder/director of the Company owned stock in and was a director of The Irvine Company, a large land owner and developer in Southern California. In 1993, the orchard agreement was terminated and in 1994 the row crop agreement was terminated. As of December 31, 1995 and 1994, the Company had liabilities owed to The Irvine Company, primarily for land rent and crop proceeds, of $4,946,000 and $5,400,000, respectively. In connection with the Plan, the Company agreed to allow a claim of $5,000,000 in settlement of Irvine's prepetition liability and claim against the Company.

       AMERICAN SUNMELON   For the years ended December
       31, 1995 and 1994, the Company made payments to American Sunmelon of $849,000 and $1,101,000, respectively, primarily for royalty payments and seed purchases. As of December 31, 1995 and 1994, the Company had liabilities owed to American Sunmelon of $128,000 and $210,000, respectively. The Company's share of partnership income from American
       Sunmelon was $1,111,000 and $480,000 for the years ended December 31, 1995 and 1994, respectively.

       SUN DATE   On September 9, 1996, the Company and Sun
       Date entered into an agreement that included a release or settlement of all prepetition claims between Sun Date and the Company, and included provisions for the Company to sell the dates produced by Sun Date. A former major stockholder/director of the Company, prior to September 13, 1996, had ownership interests in various date farming partnerships that provided unprocessed dates to Sun Date. For the years ended December 31, 1995 and 1994, the Company recognized marketing commissions from date sales of $116,000 and $68,000, respectively. In addition, as of December 31, 1995 and 1994, the Company had liabilities payable to Sun Date of $1,175,000 and $1,546,000, respectively, including a $1,150,000 prepetition note payable which was settled as described above. The Company's share of the partnership loss from Sun Date was $677,000 and $669,000 for the years ended December 31, 1995 and 1994, respectively.

14.    CONTINGENCIES

       The Internal Revenue Service (IRS) has filed claims against the Company, and certain subsidiaries, for taxes refunded to the Company for certain workers that the IRS claims were employees. The Company contends that the workers are excluded from the definition of employment under the Internal Revenue Code. A complaint has been filed by the Company in the Bankruptcy Court seeking refunds of taxes paid on account of agricultural workers for other years. The Company intends to object to the claims asserted by the IRS. The total amount of claims filed against the Company are approximately $4,300,000 including tax deficiency, interest and penalties. At December 31, 1995 and 1994, the Company has recorded a reserve for these claims representing management's best estimate of the ultimate amount that will be paid.

       On January 3, 1996, the Company brought an action against Corona College Heights Orange & Lemon Association (CCH) alleging breach of contract, intentional interference with economic advantage and unfair competition. On April 17, 1996, CCH counterclaimed against the Company, alleging breach of contract, breach of fiduciary duty, negligence, fraud and deceit, negligent misrepresentation, constructive fraud, intentional interference with prospective economic advantage, unjust enrichment and constructive trust and accounting. This matter is in the early stages of discovery.

       In the normal course of agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. The Company has had regulatory agencies conduct inspections and there has been a claim asserted relating to these materials. Although the Company does not believe remedial action, if any, will require the expenditure of funds material to the Company's financial condition, no assurance can be given regarding the outcome of environmental claims, investigations or remedial actions in the future.

       The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.


                   * * * * * *



        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of Sun World International, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Sun World International, Inc. and its subsidiaries (the Company) at September
13, 1996, and the results of their operations and their cash flows for the period January 1, 1996 through September 13, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994. On July 12, 1996, the Bankruptcy Court confirmed the
Plan of Reorganization (the Plan) which became effective on September 13, 1996. Concurrent with the approval of the Plan, the Company was acquired by Cadiz Land Company, Inc. The accompanying consolidated financial statements do not include any adjustments for the forgiveness of indebtedness or for the adjustment of assets and other liabilities which will result from the Plan nor do they give effect to any adjustments which may be necessary as a consequence of the acquisition.


/s/ Price Waterhouse LLP
    -----------------------
    Price Waterhouse LLP

    Los Angeles, California
    November 22, 1996

SUN WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

                                               September 13,
                                                   1996
ASSETS                                      ------------------
Current assets:
  Cash                                        $  17,113
  Accounts receivable, net                       18,347
  Inventories                                    12,991
  Assets held for sale                           15,074
  Prepaid expenses and other                      1,241
                                              --------------
     Total current assets                        64,766

Investment in partnerships                        1,752

Property, plant and equipment, net               80,723
Other assets                                      5,425
                                              ---------------
                                              $ 152,666
                                              =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                            $  11,710
  Accrued liabilities                             1,878
  Long term debt due within one year              1,269
                                              ---------------
     Total current liabilities                   14,857

Long term debt                                    1,484

Deferred revenue and other                           59

Liabilities subject to compromise
  under reorganization proceedings              180,249

Deferred income taxes                             7,500

Commitments and contingencies

Stockholders' deficit:
  Convertible 10% preferred stock,
    75,000 shares authorized;
    38,501 shares issued and
    outstanding (liquidation
    preference $11,550,000)                     11,550
  Common stock, $1 par value,
    300,000 shares authorized;
    42,000 shares issued and outstanding            42
  Additional paid in capital                    29,350
  Accumulated deficit                          (92,425)
                                              ---------
     Total stockholders' deficit               (51,483)
                                              ---------
                                              $ 152,666
                                              =========

  See accompanying notes to the consolidated financial statements.


SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND  ACCUMULATED
DEFICIT
 (Dollars in thousands)

                                            January 1 to
                                           September 13,
                                              1996
                                           --------------
Revenues                                      $77,938
                                             ---------
Costs and expenses:

          Cost of sales                        60,300
          General and administrative            5,934
                                             ---------
                                               66,234
                                              --------
          Operating income                     11,704

Other income                                     (242)
Interest expense                                10,806
                                          ------------

Net income before reorganization items           1,140
                                          ------------

Reorganization items:

         Professional fees                      4,085
          Adequate protection fees              3,007
          Interest income                        (500)
                                              ------------
               Total reorganization items       6,592
                                              ------------
               Net loss                        (5,452)

Accumulated deficit beginning of year         (86,973)
                                              -------------
Accumulated deficit at September 13, 1996    $(92,425)
                                              ========

          See accompanying notes to the consolidated financial statements.



SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)


                                          January 1 to
                                         September 13,
                                              1996
                                     ---------------------
Cash flows from operating activities:
     Net loss                           $     (5,452)
     Adjustments to reconcile
       net loss to cash used in
       operating activities:
          Depreciation and amortization        4,085
          Gain on sale of  property,
            plant and equipment                  (10)
          Share of  partnership operations      (628)
          Changes in operating assets
              and liabilities:
          Increase in accounts receivable,
              net                             (4,468)
          Increase in inventories               (340)
          Decrease in prepaid expenses
              and other                          112
          Decrease in accounts payable        (2,216)
          Decrease in accrued liabilities       (196)
          Decrease in deferred revenue
              and other                          (20)
                                          -------------
                                              (9,133)
                                          -------------
Increase in liabilities subject to
  compromise under
  reorganized proceedings                      2,794
                                           ------------
         Net cash used in
          operating activities                (6,339)
                                             -------------
Cash flows from investing activities:
         Additions to property,
           plant and equipment                (2,321)
         Additions to developing crops          (462)
         Partnership distributions               825
         Increase in other assets             (1,146)
         Proceeds from disposal of
           property, plant & equipment         2,991
                                        ------------
            Net cash used in investing
              activities                        (113)
                                        -------------
Cash flows from financing activities:
         Increase in long term debt            1,050
         Payments of long term debt             (818)
         Proceeds from short term borrowings  46,711
         Payments on short term borrowings   (46,711)
                                         ------------
            Net cash provided by
              financing activities               232
                                         ------------
Net decrease in cash                          (6,220)
                                         -------------
Cash at beginning of year                     23,333
                                          ------------
Cash at September 13, 1996                   $17,113
                                             ========

            See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS AND REORGANIZATION UNDER CHAPTER 11

   Sun World International, Inc. ("SWII") and its subsidiaries
   (collectively the "Company") own and farm approximately 21,000 acres in two major growing areas of California, the Southern San Joaquin Valley and Coachella Valley. Fresh produce, including table grapes, tree fruit, peppers and watermelon are marketed, packed and shipped to food wholesalers and retailers located throughout the United States and in certain foreign countries. Export sales accounted for approximately 7.5% of the Company's sales for the period ended January 1, 1996 to September 13, 1996. As of
   September 13, 1996, the Company owned and operated five cold storage and/or packing facilities located in California.

   On October 3, 1994, SWII and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since that date, the companies had been operating under bankruptcy protection and had been negotiating with all parties to the bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy
   Court confirmed the Plan, which became effective on September 13, 1996 (the"Effective Date"). Pursuant to the Plan, SWII, Sun World, Inc., Coachella Growers and Sun Desert, Inc. (all wholly owned subsidiaries of SWII) emerged from the Chapter 11 Bankruptcy proceedings and 100% of SWII's stock (both preferred and common) was acquired by Cadiz Land Company, Inc. ("Cadiz"). The Plan also provided for, among other things, the cancellation of certain indebtedness in exchange for cash, elimination of all intercompany debts, new indebtedness, issuance of new equity securities, the discharge of other prepetition claims, the cancellation of all prepetition ownership interests in the Company, the settlement of certain claims and mutual releases of certain claims of the Company and other persons or entities (including certain affiliated persons or entities), the assumption or rejection of executory contracts and unexpired leases to which the Company was a party, and the establishment of procedures for the selection of a Board of Directors for the Company. The Plan did not provide for the reorganization of the estate or the resolution of outstanding third party claims and equity interests for AAI Services, Inc., a wholly owned subsidiary of SWII.

   Cadiz acquired all of the capital stock of the Company for total consideration of approximately $179 million including approximately $150 million which will be owed to the Company's existing secured lenders through issuance of new notes. In addition, Cadiz made a cash capital contribution of $15 million to the Company to provide additional operating capital.

   The following table summarizes the recoveries to the prepetition creditors and equity holders pursuant to the Plan based upon the Company's estimate of total claims to be allowed as of September 13, 1996 (dollars in thousands) (unaudited):

                                 Recovery
     -----------------------------------------------------------------
                     Estimated                           Cadiz
                    Allowed Claims            Long term  Common    Total
Claims/Interest       Amount (1)     Cash       Debt      Stock    Recovery
----------------------------------------------------------------------------
Administrative,
  Tax and Priority  $  5,000       $  5,000  $      0    $     0   $  5,000
Credit Agricole
  Secured Debt        58,621          3,500    55,121          0     58,621
John Hancock
  Secured Debt        93,084          2,000    91,084          0     93,084
Zenith Secured
  Debt                 3,065            250     2,575        240      3,065
Other Secured
  Debt                 1,050              0     1,050          0      1,050
General Unsecured
  Claims              20,800         12,500         0          0     12,500
Convertible
  Preferred Stock
  and Common Stock    11,592          3,000         0      2,487      5,487
                    --------       -------- ---------  ----------   --------
                    $193,212       $ 26,250 $ 149,830    $ 2,727   $178,807
                    ========        =======  ========    ========  ========

(1) Excludes any recovery to the Internal Revenue Service for claims as further discussed by Note 14.

     Management believes that the aggregate fair value of the Company's long term debt issued pursuant to the Plan approximates the aggregate book value.

     The Plan provided for a consolidation of the assets and liabilities of SWII and its subsidiaries and pursuant to the Plan, SWII was merged into Sun World, Inc. with the surviving corporation retaining the name of Sun World International, Inc. All payments and distributions required by the Plan to be made by SWII or any of its subsidiaries in respect of prepetition claims have been made or provided for, and SWII and its subsidiaries expect to have no further obligation with respect to any prepetition claims.

     Cadiz intends to account for this acquisition using the purchase method which will materially change the amounts reported in the accompanying consolidated balance sheet as of September 13, 1996. The consolidated financial statements do not give effect to adjustments of assets or liabilities, or classifications of such amounts, which may be necessary as a consequence of the Cadiz acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING   The consolidated financial statements
     include the accounts of SWII and its subsidiaries, substantially all of which are wholly owned. All significant intercompany transactions have been eliminated.

     The Company has accounted for all transactions related to the Chapter 11 proceedings in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified
     Public Accountants. Accordingly, liabilities subject to compromise under reorganization proceedings have been segregated on the consolidated balance sheet and are recorded at the amounts that have been or are expected to be allowed based upon known claims. The accompanying financial statements do not include any adjustments for the forgiveness of indebtedness or for the adjustment of assets or other liabilities which will result from the Plan.

     INVENTORIES   Growing crops, pepper seed, and materials and
     supplies are stated at the lower of cost, on a first in, first out (FIFO) basis, or net realizable value. Growing crops inventory includes direct costs and an allocation of indirect costs.

     INVESTMENT IN PARTNERSHIPS   Wholly owned subsidiaries
     of the Company have investments in various partnerships. The Company's two principal partnerships are Sun Date and American Sunmelon, both of which are 50% owned. American Sunmelon is engaged in proprietary seed development, production, and marketing of seedless watermelons. Sun Date is engaged in the marketing, processing, and farming of dates. These partnership investments are accounted for using the equity method.

     PROPERTY, PLANT AND EQUIPMENT   Property, plant and
     equipment is stated at cost for all acquisitions subsequent to September 30, 1983. All property, plant and equipment acquired prior to September 30, 1983 was restated to estimated fair value at that date in connection with the Company's quasi-reorganization.

     The Company capitalizes the direct and certain indirect costs of planting and developing orchards and vineyards until they reach maturity, which varies by crop and ranges from three to seven years. Depreciation on trees and vines commences in the year commercial production is achieved.

     The Company computes depreciation applicable to property, plant and equipment on the straight line method using the following estimated useful lives:

          Buildings and improvements  10-45 years
          Machinery and equipment      3-25 years
          Permanent crops             10-20 years

     Upon the sale, retirement or abandonment of property, plant and equipment, applicable gains or losses are recognized in income.

     ASSETS HELD FOR SALE   In conjunction with the Company's
     1996 Business Plan, specific properties were identified to be sold. These properties, which are included in the accompanying consolidated balance sheet at the lower of cost or fair value less estimated costs to sell, consist of both farmland and facilities that were determined not vital to the Company's on going operations. It is expected that the assets will be sold within twelve months from the balance sheet date.

     OTHER ASSETS   Other assets include professional fees and other
     costs to establish and defend trademark and patent rights. These assets are amortized over a 10 year period on a straight line basis. Also included in other assets are water rights that were obtained in connection with a 1988 divestiture of the Company's interest in a partnership. The Company is amortizing these water rights over 97 years using the straight line method.

     REVENUE RECOGNITION   The Company recognizes crop sale
     revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed. Marketing commission revenues are recognized at the time of product shipment.

     REORGANIZATION ITEMS   The net expenses incurred as a
     result of the Chapter 11 filing and subsequent reorganization proceedings have been segregated from recurring operations in the consolidated statement of operations.

     INCOME TAXES   Income taxes are accounted for using an asset
     and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates.

     SUPPLEMENTAL CASH FLOW INFORMATION   Cash
     payments for interest were $9,308,000 for the period ended January 1, 1996 to September 13, 1996. In 1996 the Company paid income tax, net of refunds, of $11,000.

     RESEARCH AND DEVELOPMENT   The Company incurs costs
     to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $296,000 for the period ended January 1, 1996 to September 13, 1996.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL
     STATEMENTS   The preparation of financial statements in
     conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS   In March
     1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of ("SFAS 121") was issued. SFAS
     No. 121 establishes new guidelines in accounting for the impairment of long lived assets, including identifiable intangibles. When circumstances indicate that the carrying amount of an asset may not be recoverable as demonstrated by estimated future cash inflows, an impairment loss shall be recorded based on fair value. The adoption of SFAS No. 121 in 1996 resulted in no adjustments to the financial statements.

3.   ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following (dollars in thousands):


                                      September 13
                                            1996
                                    ----------------
             Trade receivables             $14,178
             Due from unaffiliated growers     709
             Other                           3,642
                                           -------
                                            18,529
               Less allowance for doubtful
                accounts                       182
                                       -----------
                                           $18,347
                                         =========

       Substantially all domestic trade receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. The amounts due from growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with the Company and are recovered from proceeds of product sales.
       Other receivables primarily include lemon crop sales, by product sales, and amounts receivable from joint venture partners.

4.     INVENTORIES

       Inventories consisted of the following (dollars in thousands):

                                       September 13,
                                            1996
                                      ------------
               Growing crops               $ 6,732
               Harvested product             1,912
               Pepper seed                   2,206
               Materials and supplies        2,141
                                          -----------
                                           $12,991
                                          =========

        Pepper seed is net of a valuation allowance of $395,000 at September 13, 1996, to reduce such inventories to their net realizable value.

5.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consisted of the following
        (dollars in thousands):

                                              September 13,
                                                  1996
                                          ------------------
               Land                             $  27,446
               Permanent crops                     43,764
               Buildings and improvements          27,236
               Machinery and equipment             20,250
                                            -------------
                                                  118,696
               Less accumulated depreciation       37,973
                                            -------------
                                                $  80,723
                                              ============


6.    INCOME TAXES

       Significant components of the Company's deferred income tax assets and liabilities as of September 13, 1996, are as follows (dollars in thousands):

       Deferred tax liabilities:
           Net fixed asset basis difference                        $23,078
           State taxes                                                 181
                                                                   --------
             Total deferred tax liabilities                         23,259
       Deferred tax assets:
           Net operating losses                                     29,779
           Tax credit carryforwards                                  1,549
           Reserve for notes receivable                              5,769
           Capitalized legal fees                                    4,447
           Basis difference in water rights                          1,198
           Allowance for doubtful accounts                              79
           Basis difference in partnership investments                 290
           Revolving funds reserve                                     114
           State taxes                                                 353
                                                                   -------
             Total deferred tax assets                              43,578

           Valuation allowance for deferred tax assets             (27,819)
             Total deferred tax assets, net                         15,759
                                                                 -----------
             Net deferred tax liability                            $ 7,500
                                                                    =======
       The Company has provided a valuation allowance for the tax benefits of deferred tax assets which may not be realizable.

       Income tax expense (benefit) varies from the amount
       computed by applying the statutory federal income tax rate to the income (loss) before income taxes. The reasons for this difference are as follows:
                                               September 13,
                                                    1996
                                               ---------------
             Statutory federal rate                (34.0%)
             State taxes, less federal benefit      (6.2%)
             Valuation allowance                     40.2%
                                                -----------

                 Effective rate                       0.0%
                                                  ========

       At September 13, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $40,439,000 and $8,032,000, respectively, which expire at various dates from 1997 through 2011. In addition, a wholly owned subsidiary acquired in 1989 has net operating loss carryforwards of approximately $44,950,000 for federal tax purposes, which are subject to an annual limitation for a fifteen year period. The federal loss carryforwards expire at various dates from 2001 through 2004.

       The Company had investment and research and experimental tax credit carryforwards of approximately $692,000 which expire from 1997 to 2007. The Company also had alternative minimum tax carryforwards of approximately $857,000.

       The utilization of the net operating loss and credit carryforwards could be limited or eliminated by a reduction in liabilities as a result of the Plan and/or by changes in the Company's stock ownership resulting from the Cadiz acquisition.

7.     FINANCING

       Pursuant to the Plan, the Company issued new debt (along with Cadiz common stock) to settle prepetition long term debt. The following is a discussion of the Company's financing arrangements prior to and as of the Effective Date.

       Prepetition Financing:

       Debt and other financing arrangements of the Company at
       September 13, 1996 were as follows, based on the original
       contractual maturities:
                                      September 13,
                                            1996
                                      --------------
                                      (in thousands)

       Secured Debt:
       Revolving credit facility        $  34,277
       Note payable to an insurance
          company, monthly installments
          of $824,000 (includes
          interest), due on November
          1, 2000, interest
          at 10.6% (default interest
         at 12.6%)                         77,234
       Note payable to bank, semi
         annual installments
         of $750,000, due November
         30, 1999, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at
         prime plus 3.25%)                 5,793
       Note payable to bank,
         annual installments of
         $1,500,000 due November 30,
         1996, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at prime
         plus 3.25%)                      10,500

       Note payable to insurance
        company, monthly
        installments of $60,000
        (includes interest), interest
         at 12.9%                          2,838

       Unsecured Debt:
       Note payable to bank,
         due July 1, 1995, interest
         only at 10.0%, payable
         quarterly                         1,500
       Note payable to partnership,
         due September 1, 1994,
           interest at 13.25%              1,150
                                         --------
                                       $ 133,292
                                       ==========

       All of this prepetition debt has been classified in the accompanying consolidated balance sheet as "Liabilities subject to compromise under reorganization proceedings." As a result of the bankruptcy, all required principal payments on prepetition debt were suspended. For the period subsequent to the Petition Date, interest on the unsecured prepetition debt was not paid or accrued. Interest on secured prepetition debt continued to be accrued in the period subsequent to the Petition Date at the default interest rates. Pursuant to Bankruptcy Court order, adequate protection payments (including $3,417,000 in asset sale proceeds) were made on the secured debt amounting to $11,650,000 for the period from January 1, 1996 to September
       13, 1996. "Liabilities subject to compromise under reorganization proceedings" included $18,486,000 related to unpaid interest accrued on secured debt and $5,642,000 of unpaid professional fees incurred by the secured lenders as of September 13, 1996. Pursuant to the Plan, this accrued but unpaid interest and unpaid professional fees have been included as part of the principal balance of the respective new financing agreements.

       These credit facilities described above were collateralized by substantially all of the assets of the Company. The Company was in default on substantially all of the covenants under these credit facilities as of September 13, 1996.

       Debtor In Possession Financing:

       The Bankruptcy Court entered an order on January 20, 1995 approving a debtor in possession (DIP) financing agreement for the Company in an aggregate amount of $30,000,000. The DIP facility was amended and restated as of February 28, 1996 to extend the facility through the 1996 operating season in an aggregate amount of $20,000,000. The DIP financing granted to the DIP lender security interests in all the real and personal property of the Company including all contract accounts, contract rights, fixtures, copyrights, patents and trademarks.
       Under the terms of the loan and the Bankruptcy Code, the security interest of the DIP lender had priority over virtually all prepetition claims and Chapter 11 administrative expense claims.
       The DIP financing also contained a clause to provide adequate protection to certain prepetition secured lenders in the form of (a) replacement liens and (b) payment of specified amounts on the prepetition secured debt to cover interest and professional fees incurred by the lenders.

       Interest on the DIP borrowings was prime plus 1.25%.  During
       1996, the Company borrowed and repaid up to $6,790,000 under this facility and had no balance outstanding at September 13, 1996. Total interest and fees paid during 1996 related to the DIP facility was $106,000.

       The DIP facility expired when the Company emerged from bankruptcy on September 13, 1996.

       Postpetition Financing:

       On or about October 27, 1995, the Bankruptcy Court issued the Weyerhaeuser Order pursuant to which the Company assumed certain agreements with Weyerhaeuser for corrugated shipping containers and related financing. Pursuant to the Weyerhaeuser Order, the Company was required to make certain adequate protection payments and entered into a secured note. In addition, during 1996, the Company, with Bankruptcy Court approval, agreed to purchase certain equipment which had been under lease and entered in a secured note. The outstanding balances at September 13, 1996 for these notes were as follows:

                                                  (in thousands)
       Note payable to supplier,
           monthly installments  of            $   1,728
           $104,000 (includes interest),
           due March 1, 1998,
           interest at 10.00%.

       Note payable to financing company,
           monthly installments
           of $18,155 (includes interest),
           due July 1, 2002,
           interest at 7.50%                        1,025
                                               ----------
                                                    2,753

       Less: current portion                        1,269
                                              -----------
                                                $   1,484
                                               ==========
       Plan Financing:

       Pursuant to the Plan, the Company entered into new financing agreements totaling approximately $150 million with its existing secured lenders which are collateralized by substantially all of the assets of the Company. These financing agreements require, among other terms, minimum amounts, as defined, of working capital and tangible net worth and minimum ratios of current assets to current liabilities and indebtedness to net worth. Annual maturities of the debt outstanding upon emergence from bankruptcy on September
       13, 1996 is as follows:  remainder of 1996-$3,705,000; 1997-$8,789,000;
       1998-$7,970,000; 1999-$9,369,000; 2000-$11,377,000; 2001 and thereafter
        - $110,322,000.

8.     PREFERRED STOCK

        In May 1985, the Board of Directors of the Company designated 40,000 shares of Preferred Stock as Series I
       Preferred Stock. Each share of Series I Preferred Stock was convertible into one share of Common Stock and was entitled to receive cash dividends of $30 per share for each of the fiscal years ending on or after September 30, 1987. Such dividends were cumulative under certain circumstances and included other rights such as a liquidation preference per share equal to the sum of $300, plus all accrued but unpaid dividends.

       Pursuant to the Plan, all prepetition ownership interests of the Company, including the Series I Preferred Stock, as of the Effective Date were sold to Cadiz. At that time, accumulated undeclared dividends on the preferred stock of $10,395,000 at September 13, 1996 were released.

9.     LEASING ARRANGEMENTS

       The Company leases certain parcels of land, facilities, machinery, and equipment under non cancelable operating leases which expire in various years through 2000.

       At September 13, 1996, future minimum lease commitments under noncancellable leases (exclusive of property taxes and insurance) consist of the following for each fiscal year ended December 31 (dollars in thousands):

                                 Facilities &
                           Land   Equipment     Total
                           ------ ----------    -------
       1996                $  61  $   344        $   405
       1997                  117      351            468
       1998                  102       51            153
       1999                    3        0              3
       2000                    3        0              3
                       ---------   ---------    --------
                          $  286  $   746        $ 1,032
                          =======  =======       =======

       Total operating lease rental expense for the period ended
       January 1, 1996 to September 13, 1996 was $862,000.


10.    LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS

       Liabilities subject to compromise under reorganization proceedings consisted of the following as of September 13, 1996 (dollars in thousands):



           Accounts payable                            $  24,348

           Interest payable                               18,486

           Other accrued liabilities                       4,123

           Long term debt (see Note 7)                   133,292
                                                   -------------
                                                       $ 180,249
                                                        ========
11.    COMMITMENTS

       DEBT GUARANTEE   The Company was co guarantor with
       its partner on a bank loan to the Sun Date partnership (see
       Note 13). The loan totaled $1,150,000 at September 13, 1996. In connection with the Sun Date settlement during the bankruptcy proceeding, the Company will be released from this bank guarantee and Cadiz has agreed to guarantee the bank loan up to a maximum of $350,000.

       PURCHASE AGREEMENT   In 1995, the Company entered
       into an agreement with its major corrugated container supplier in connection with a prepetition liability settlement. The settlement stipulated that the original agreement to purchase containers from the supplier would remain in effect until March 21, 1998 and required the Company to issue a secured note payable to the supplier (see Note 7). Thereafter, the original agreement will automatically renew unless either party gives written notice ninety days prior to the end of the renewal period.

12.    RETIREMENT PLANS

       The Company established on January 1, 1996 a 401(k) Plan for salaried employees. Employees must work 1,000 hours and have completed one year service to be eligible to participate in this plan. The Company contributed $105,000 to the plan for the period from January 1, 1996 to September 13, 1996.

       The Company has a defined contribution pension plan covering substantially all of its employees not covered by a collective bargaining agreement, with at least one year of service and who have worked at least 1,000 hours. Contributions are 2% of each covered employee's salary.
       There were no contributions made for the period from January 1, 1996 to September 13, 1996. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multiemployer pension plan in accordance with negotiated labor contracts and are generally based on the number of hours worked. There were no contributions made to these plans for the period from January 1, 1996 to September 13, 1996.

13.    RELATED PARTY TRANSACTIONS

       AG ACCOUNTING, INC.   The Company has entered into
       agreements to market products obtained from growers in which a former major stockholder/director of the Company has financial interests and/or farm management contracts. Ag Accounting, Inc. ("Ag Accounting"), which is wholly owned by this former stockholder/director, provides accounting services to these affiliated growers. The Company recognized marketing commission revenues from these affiliated growers of $151,000 for the period January 1, 1996 to September 13, 1996. The Company makes crop advances and charges for some or all of harvesting, hauling, packing and marketing services provided to these growers. These charges are deducted from crop proceeds paid to growers. Amounts due the Company from Ag Accounting totalled $84,000 as of September 13, 1996. The Company bills the affiliated growers monthly for services and remits net proceeds to each grower for the crops marketed by the Company. In certain instances, the Company has also obtained financing for these affiliated growers. Costs related to a product incentive program of $115,000 were incurred on behalf of Ag
       Accounting for the period from January 1, 1996 to September
       13, 1996.

       ANTHONY VINEYARDS, INC.    Anthony Vineyards, Inc. is
       a farming entity owned by a former officer and director of the Company. During 1996, the Company entered into marketing agreements and provided packing and marketing services to this grower. The Company makes grower advances for harvesting, hauling, and packing materials which are recovered from the grower at the time the Company receives the crop proceeds. At September 13, 1996, the Company owed Anthony Vineyards, Inc. $706,000 for net crop proceeds received. The Company recognized marketing commission revenues from Anthony Vineyards of $717,000 for the period from January 1, 1996 to September 13, 1996.

       LSL BIOTECHNOLOGIES, INC.   LSL Biotechnologies,
       Inc. (LSL) is an entity that develops, produces and markets seed varieties in which former officers and/or directors of the Company have or had ownership interests. The Company and LSL entered into growing agreements and seed purchase contracts related to peppers and tomatoes. During the bankruptcy proceeding, LSL made claims for prepetition and postpetition amounts owed by the Company under the agreements which the Company disputed. On September 9, 1996, an agreement between the Company and LSL was reached that settled all LSL pre and postpetition claims against the Company. The settlement included the allowance of a prepetition unsecured claim in the amount of $900,000 and a postpetition administrative claim of $650,000 for postpetition royalties owed to LSL for pepper and tomato sales. The prepetition allowed claim of $900,000 is included in "Liabilities subject to compromise under reorganization proceedings" in the accompanying balance sheet. The postpetition allowed claim of $650,000 is included in accounts payable in the accompanying balance sheet. In addition, the Company agreed to convey the trade name and trademark Le
       Rouge Royale to LSL and obtained a license to utilize the trademark until December 31, 1997 for an additional royalty of $100,000.

       THE IRVINE COMPANY   In prior years, the Company had
       orchard and row crop farming, packing and marketing agreements with The Irvine Company. A former major stockholder/director of the Company owned stock in and was a director of The Irvine Company, a large land owner and developer in Southern California. In 1993, the orchard agreement was terminated and in 1994 the row crop agreement was terminated. As of September 13, 1996, the Company had liabilities owed to The Irvine Company, primarily for land rent and crop proceeds, of $5,000,000, which will be settled for sixty percent of the total amount pursuant to the Plan.

       AMERICAN SUNMELON   For the period from January 1,
       1996 through September 13, 1996, the Company made payments to American Sunmelon of $461,000 primarily for royalty payments and seed purchases. As of September 13, 1996, the Company had liabilities owed to American
       Sunmelon of $188,000.

       SUN DATE   Prior to September 13, 1996, a former major
       stockholder/director of the Company had ownership interests in various date farming partnerships that provided unprocessed dates to Sun Date. For the period January 1, 1996 through September 13, 1996, the Company recognized marketing commissions from date sales of $37,000. In addition, as of September 13, 1996, the Company had liabilities payable to Sun Date of $1,163,00, including a $1,150,000 prepetition note payable which will be settled for sixty percent of the total outstanding balance pursuant to the Plan.

14.    CONTINGENCIES

       The Internal Revenue Service (IRS) has filed claims against the Company, and certain subsidiaries, for taxes refunded to the Company for certain workers that the IRS claims were employees. The Company contends that the workers are excluded from the definition of employment under the Internal Revenue Code. A complaint has been filed by the Company in the Bankruptcy Court seeking refunds of taxes paid on account of agricultural workers for other years. The Company intends to object to the claims asserted by the IRS. The total amount of claims filed against the Company are approximately $4,300,000 including tax deficiency, interest and penalties. At September 13, 1996, the Company has recorded a reserve for these claims representing management's best estimate of the ultimate amount that will be paid.

       On January 3, 1996, the Company brought an action against Corona College Heights Orange & Lemon Association (CCH) alleging breach of contract, intentional interference with economic advantage and unfair competition. On April 17, 1996, CCH counterclaimed against the Company, alleging breach of contract, breach of fiduciary duty, negligence, fraud and deceit, negligent misrepresentation, constructive fraud, intentional interference with prospective economic advantage, unjust enrichment and constructive trust and accounting. This matter is in the early stages of discovery.

       In the normal course of agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. The Company has had regulatory agencies conduct inspections and there has been a claim asserted relating to these materials. Although the Company does not believe remedial action, if any, will require the expenditure of funds material to the Company's financial position, no assurance can be given regarding the outcome of environmental claims, investigations or remedial actions in the future.

       The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.


DESCRIPTION OF TRANSACTION
--------------------------


On September 13, 1996, Cadiz Land Company, Inc. (the "Company") acquired all of the stock of a reorganized Sun World International, Inc. ("Sun World") pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (Modified) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan"). The acquisition is accounted for by the purchase method of accounting. For a further explanation of the transaction, see the Consolidated Financial Statements for the nine months ended December 31, 1996, included herein.

The following unaudited pro forma statement of operations for the nine months ended December 31, 1996 reflect combined results of operations as if the acquisition had occurred at April 1, 1996.

Since prior to the current fiscal period, the fiscal year ends of the Company and Sun World differed, for pro forma purposes, the Sun World results of operations have been adjusted to conform to the Cadiz reporting period. See footnotes (a) and (b) below. The pro forma adjustments include, among others, decreased interest expense as a result of the refinancing of Sun World's existing secured lenders and increased depreciation as a result of the purchase price allocation. The pro forma adjustments do not reflect the elimination of charges directly attributable to the Chapter 11 bankruptcy proceedings which are not expected to recur subsequent to the emergence from bankruptcy effective September 13, 1996. See footnote (f) for a more detailed explanation of charges directly attritutable to Sun World's emergence from bankruptcy.

The pro forma combined financial information should be read in conjunction with the historical financial statements of Cadiz, including the notes thereto, for the nine months ended December 31, 1996, which are included elsewhere herein, as well as the historical financial statements of Sun World for the period January 1, 1996 through September 13, 1996 which are included elsewhere herein, from which the pro forma combined financial statements of operations have been derived.

The following unaudited pro forma Combined Statement of Operations is presented for informational purposes only and is not necessarily indicative of the results of operations that would have occurred if the acquisition had been consummated as of April 1, 1996, nor is it necessarily indicative of the future operating results of the Company.

                  CADIZ LAND COMPANY, INC. &
                SUN WORLD INTERNATIONAL, INC.

Pro Forma Combined Statement of Operations
For the nine months ended December 31, 1996
(In thousands except per share data)
(Unaudited)

                        Cadiz Land    Sun World    Pro Forma
                        Company, Inc.   Intn'l    Adjustments
                        (Audited)        Inc.      Increase     Pro Forma
                           (a)           (b)      (Decrease)     Combined
                         ---------    ----------- ------------  ----------

Revenues                 $ 23,780      $  74,230  $     -0-       $  98,010
                         --------      ---------  ------------    ----------
Costs and expenses:
 Cost of sales             17,725         52,596       (148)(c)      70,173
  Resource development      1,133            -0-        -0-           1,133
  Landfill prevention
    activities                394            -0-        -0-             394
  General and
    administrative          4,924          3,358       (504)(c)       7,778
  Depreciation and
    amortization            1,039          4,082        947 (d)       6,068
                         -------------  ------------ ------------  -------
  Total costs and
     expenses              25,215         60,036        295          85,546
Operating income (loss)    (1,435)        14,194       (295)         12,464

Interest expense, net       5,203          7,323       (654)(e)      11,872

Reorganization items          -0-          4,796        -0-           4,796
                         -------------  ------------ ------------    -------

Net income (loss)
  before taxes             (6,638)         2,075         359         (4,204)

Income tax benefit           (641)           -0-          -0-          (641)

Net income (loss)          (5,997)         2,075          359        (3,563)(h)

Less:  Preferred stock
        dividends            (674)           -0-       (1,154)(f)    (1,828)

       Imputed dividend
        on preferred
        stock              (2,451)           -0-         (272)(g)    (2,723)
                         --------        --------     --------      --------

Net income (loss)
  applicable to common
  stock                 $  (9,122)       $ 2,075     $  1,067      $ (8,114)
                        ==========       =======     ========      ========

Net loss per common
  share                 $    (.44)                                 $   (.38)
                        ==========                                 =========

Weighted-average
  shares outstanding       20,500                                    21,600
                        =========                                  ========
See accompanying notes to the unaudited pro forma combined statement of operations.


NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
------------------------------------------------------------------
The unaudited pro forma combined statement of operations has been adjusted by the following to reflect the acquisition of Sun World by Cadiz as if it were effective at April 1, 1996:

-------------------

  (a) Derived from the consolidated finanical statements of the Company for the period April 1, 1996 to December 31, 1996, which statements have been audited by Price Waterhouse LLP, independent accountants, as indicated in their report included elsewhere herein and which include, on a consolidated basis, the results of operations for Cadiz for the period April 1, 1996 to December 31, 1996 and those of Sun World for the period September 14, 1996 (the date subsequent to the Sun World acquisition) to December 31, 1996.

  (b) The activity for Sun World (pre-acquisition) for the period April 1, 1996 through September 13, 1996 was derived by subtracting the activity of Sun World for the period January 1, 1996 through March 31, 1996, which period was unaudited, from the consolidated financial statements of Sun World for the period January 1, 1996 through September 13, 1996 (the date of the Sun World acquisition), which statements have been audited by Price Waterhouse LLP, independent accountants, as indicated in their report included elsewhere herein.

  (c) Represents reductions of costs and expenses resulting from a number of initiatives including elimination of overstaffing and redundant staffing throughout Sun World and reduction of labor and rent made possible by the closing of the Sun World administrative headquarters and consolidating these operations into the Kimberlina packing facility. Liabilities related to these employee terminations and the relocation have been accrued in connection with the Sun World Acquisition pursuant to the Financial Accounting Standards Board Emerging Issues Task Force Consensus No. 95-3, "Recognition of Liabilities in Connection with a Business Combination."

  (d) Reflects incremental depreciation expense resulting from an increased basis of property, plant and equipment pursuant to the purchase method of accounting. The total basis of property, plant and equipment was increased by approximately $33 million which will be depreciated over a period of 10 to 45 years for land improvements and buildings and 3 to 25 years for machinery and equipment.

  (e) Concurrent with the acquisition of Sun World by the Company, Sun World entered into new financing arrangements with its primary secured lenders which provided for, among other things, reduced interest rates. Additionally, the Company paid $5.5 million toward the Sun World outstanding debt obligations. Interest expense based on the pro forma capitalization of the Company is summarized in the table below ($ in thousands):

       John Hancock Credit Agreement (1).......................$   7,152
       Credit Agricole Credit Agreement (2)....................    3,737
       Other secured debt (3)..................................      365
                                                               ---------
       Total interest expense..................................   11,254

       Less historical interest on debt .......................  (11,908)
                                                               ---------

       Decrease in interest expense............................$    (654)
                                                                ========
    -------------------
       (1)  Based upon a fixed interest rate of 10.60%

       (2) Assumes an interst rate of 9.0%. A change of 0.125% in the interst rate would change interest expense by $58,394 for the nine months ended
            December 31, 1996.

       (3)  Based upon fixed interest rates ranging from
            7.50 to 10.00%.

  (f) Represents 6% preferred stock dividends for the nine month period.

  (g) Assumes issuances of Series B and Series C Preferred Stock at April 1, 1996.

  (h) Includes for the nine months ended December 31, 1996, charges incurred by Sun World totaling $4.8 million which were directly attributable to the Chapter 11 bankruptcy proceedings and are non-recurring in nature. Exclusion of the non-recurring charges would have resulted in pro forma net loss per share of $.15 for the nine months ended December 31, 1996.


                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
------------------------------------------------------
     The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company. See "Plan of Distribution."


    SEC registration fee . . . . . . . . . . . . . . . . .   $  12,512
    Printing expenses. . . . . . . . . . . . . . . . . . .       4,000
    Accounting fees and expenses . . . . . . . . . . . . .      20,000
    Legal fees and expenses. . . . . . . . . . . . . . . .      50,000
    Miscellaneous. . . . . . . . . . . . . . . . . . . . .       5,000

            Total. . . . . . . . . . . . . . . . . . . . .   $  91,512


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-----------------------------------------------------

    Section 145 of the Delaware General Corporation Law permits the Registrant's Board of Directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of directors and officers of the Company, and those serving at the request of the Company as directors, officers, employees, or agents of other entities (collectively, "Agents"), to the maximum extent permitted by law. The Bylaws provide that such indemnification shall be a contract right between each Agent and the Company.

    In 1990, the Company entered into an Indemnity Agreement with each of the individuals then serving as an executive officer or director of the Company, including Keith Brackpool, the current Chief Executive Officer of the Company. The Indemnity Agreement as to Mr. Brackpool remains in effect; all of the other executive officers and directors who executed an Indemnity Agreement with the Company have since resigned from their positions with the Company. The Indemnity Agreement provides for the indemnification of the indemnified party with respect to his activities as a director or officer of the Company or an affiliate of the Company against expenses and liabilities, of whatever nature, incurred in connection with any claim made against him by reason of facts which include his affiliation with the Company. Such indemnification is provided to the maximum extent permitted by the Company's charter documents, insurance policies and/or any applicable law.


    The Subscription Agreements between the Company and the purchasers (the "Purchasers") of certain of the securities registered hereunder provide that the Company shall indemnify the Purchasers under certain circumstances and the Purchasers shall indemnify the Company and controlling persons of the Company under certain circumstances, including indemnification for liabilities arising under the Act. The Warrants registered hereunder also include similar indemnification provisions.

    The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company also has purchased a liability insurance policy which insures its directors and officers against certain liabilities, including liabilities under the Act.



ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
--------------------------------------------------
    The Company believes that the sales of securities in the transactions described below were all either exempt from, or not subject to, the registration requirements of the Act:

Date     Title          Amount       Consideration   Purchaser(s)
-----   --------------  ---------    -------------   ---------------------
04/94   Options to     200,000       Long-term       Employee
        purchase       options(1)    employment
        Common Stock                 agreement

05/94   Options to     1,430,500     Services        Directors, officers
        purchase       options(1)                    and employees
        Common Stock

02/95   Options to     120,000       Services        Employees and
        purchase       options(1)                    consultant
        Common Stock

03/95   Warrants to    35,000        Extension       Rabobank
        purchase       warrants(1)   of credit
        Common Stock

03/95   Common Stock   110,000       Extension       Ansbacher
                       shares(2)     of credit

03/95 - Common Stock   100,000       Settlement      Private investor
04/95                  shares(1)     of dispute

04/95   Options to     50,000       Services        Employee
        purchase       options(1)
        Common Stock

05/95   Options to     50,000       Services        Employee
        purchase       options(1)
        Common Stock

07/95   Common Stock   450,000      $1,800,000      Private investors
                       shares(2)

09/95   Options to     50,000       Services        Employee
        purchase       options(1)
        Common Stock

10/95   Common Stock   49,157      Sale of          Private investor
& 6/96                 shares(2)   interest in      group
                                   real property

10/95   Common Stock   500,000     $2,050,000      Private investors
                       shares(2)

12/95   Common Stock   225,000     $1,035,000      Private investors
                       shares(2)

01/96   Options to     57,500      Services        Employee
        purchase       options(1)
        Common Stock

03/96   Common Stock   900,000     $5,175,000      Private investors
                       shares(2)

07/96   Preferred      760         $7,600,000      Private investors
        Stock -        shares(2)
        Series B

09/96   Options to     1,850,000   Services        Directors, officers
        purchase       options(1)                  employees and
        Common Stock                               consultants

09/96   Preferred      27,631      $27,631,000    Private investors
        Stock -        shares(1)
        Series A

09/96   Preferred      260         $2,600,000     Private investors
        Stock -        shares(2)
        Series C

09/96   Warrants to    30,000       Modification  Rabobank
        purchase       warrants(1)  of credit
        Common Stock                terms

11/96   Preferred      240          $2,400,000    Private investors
        Stock -        shares(2)
        Series B

11/96   Preferred      40           $400,000      Private investors
        Stock -        shares(2)
        Series C



12/96   Common Stock   63,000       Settlement    Two former creditors
                       shares(1)    of claims     of Sun World

12/96   Common Stock   10,000       $25,000 -     Private investor
                       shares(1)    Exercise of
                                    options

1/97    Options to     50,000       Consulting     Consultant
        purchase       options(1)   services
        Common Stock

1/97    Common Stock   100,000      $425,000 -     Former employees
                       shares(1)    Exercise of
                                    options

3/97    Options to     275,000      Services       Employees
        purchase       options(1)
        Common Stock

3/97    Common Stock   28,000       $65,000 -      Employee
                       shares(1)    Exercise of
                                    options

3/97    Common Stock   30,000       Transfer of    Ansbacher
                       shares(2)    loan
                                    ("Ansbacher
                                    Loan")

3/97    Warrants to    75,000       Assumption     ING Baring (U.S.)
        purchase       warrants(1)  of Ansbacher   Capital Corporation
        Common Stock                Loan

4/97    Common Stock   125,000      Services -      Chief Executive Officer
                       shares(1)    Restricted
                                    stock award

_________________________

(1) The Company believes that the transactions in which these securities were sold were exempt from registration under the Act by virtue of Section 4(2) thereof as transactions not involving any public offerings. In each transaction, the number of investors was limited, the investors confirmed to the Company their investment intent, the investors were provided with information about the Company and/or access to such information, and restrictions were placed on resales of the securities.

(2) The Company believes that the transactions in which these securities were sold were not subject to the registration requirements of the Act by virtue of Rules 901 and 903 of Regulation S promulgated under the Act. In each transaction, the offers and sales were made in offshore transactions, without any directed selling efforts, to investors which certified that they were not U.S. persons.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
-----------------------------------------------------
    (a)  EXHIBITS
         --------
    The following exhibits are filed or incorporated by reference as part of this Registration Statement.

               2.1 Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (as modified)(1)

               2.2   Plan Implementation Agreement dated July 12, 1996(1)

               2.3   Supplement to Plan Support Agreement dated June 3,
                     1996(1)

               2.4 Stock Purchase Agreement with Howard Marguleas dated September 13, 1996(2)

               2.5 Form of Stock Purchase Agreement with Minority Stockholders of Sun World dated September 13, 1996(2)

               3.1 Certificate of Incorporation of the Company, as amended(3)

               3.2 Amendment to Certificate of Incorporation dated November 8, 1996(4)

               3.3   Bylaws of the Company, as amended to date(5)

               4.1 Specimen Form of Stock Certificate for the Company's registered stock(5)

               4.2 Certificate of Designations of 6% Convertible Series A Preferred Stock(2)

               4.3 Certificate of Designations of 6% Convertible Series B Preferred Stock(6)

               4.4 Certificate of Designations of 6% Convertible Series C Preferred Stock(2)

               4.5 Indenture dated as of April 16, 1997 among Sun World as issuer, the Company and certain subsidiaries of Sun World as guarantors, and IBJ Schroder Bank & Trust Company as Trustee, for the benefit of holders of 11-1/4% First Mortgage Notes due 2004.

               5.1 Opinion of Miller & Holguin as to certain corporate law matters

              10.1   1984 Incentive Stock Option Plan(7)

              10.2   1988 Nonstatutory Stock Option Plan(8)

              10.3   1996 Stock Option Plan(13)

              10.4 Stock Purchase and Fee Agreement dated March 22, 1989 between the Company and Mark A. Liggett(7)

              10.5 Form of Limited Partnership Agreement of Southwest Fruit Growers, L.P.(9)

              10.6 Farm Management Agreement dated as of March 28, 1990 between the Company and Southwest Fruit Growers, L.P.(9)

              10.7 Promissory Note in the amount of $3,486,868 dated as of March 28, 1990 issued by Southwest Fruit Growers, L.P. in favor of the Company (Hyder Note)(9)

              10.8 Promissory Note in the amount of $4,934,922 dated as of March 28, 1990 issued by Southwest Fruit Growers, L.P. in favor of the Company (Cadiz Note)(9)

              10.9 Promissory Note in the amount of $3,141,344 dated as of March 28, 1990 issued by Southwest Fruit Growers, L.P. in favor of the Company (Farming Note)(9)

              10.10 Second Amendment and Supplement to Stock Purchase and Fee Agreement, dated December 23, 1992 between the Company and Mark Liggett(10)

              10.11 Loan Agreement dated March 15, 1995 between the Company, CVDC and Ansbacher(11)

              10.12 Fourth Loan Modification Agreement dated March 15, 1995 between the Company, CVDC and Rabobank(11)

              10.13 Form of Option Agreement dated April 20, 1995 between the Company and David Peterson(11)

              10.14  Plan Support Agreement dated December 11, 1995(12)

              10.15 Waiver of Certain Provisions of Plan Support Agreement dated January 12, 1996(12)

              10.16 Amended and Restated Credit Agreement between Sun World International, Inc. and Caisse Nationale de Credit Agricole dated September 13, 1996(4)

              10.17 Promissory Note between Sun World International, Inc. and Caisse Nationale de Credit Agricole dated September 13, 1996(4)

              10.18 New Hancock Credit Agreement between Sun World International, Inc. and John Hancock Mutual Life Insurance Company dated September 13, 1996(4)

              10.19  Secured Promissory Note between Sun World
                     International, Inc. and John Hancock Mutual Life Insurance Company dated September 13, 1996(4)

              10.20 Form of Employment Agreement dated September 13, 1996 between Sun World, the Company and Timothy J. Shaheen(14)

              10.21 Form of Employment Agreement dated September 13, 1996 between Sun World, the Company and Stanley E. Speer(14)

              21.1   Subsidiaries of the Registrant

              23.1   Consent of Price Waterhouse LLP

              23.2   Consent of Deloitte & Touche LLP

              23.3   Consent of Miller & Holguin (included in Exhibit 5.1)

              27.1   Financial Data Schedule(1)(4)(14)

______________________________

(1)   Previously filed as Exhibit to the Company's Report on Form
      10-Q for the quarter ended June 30, 1996

(2)   Previously filed as Exhibit to the Company's Report on Form
      8-K dated September 13, 1996

(3)   Previously filed as Exhibit to the Company's Registration
      Statement on Form S-1 (Registration No. 33-75642) declared effective May 16, 1994

(4)   Previously filed as Exhibit to the Company's Report on Form
      10-Q for the quarter ended September 30, 1996

(5)   Previously filed as Exhibit to the Company's Report on Form
      8-K dated May 6, 1992

(6) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996

(7) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1989

(8) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1988

(9) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990

(10) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1993

(11) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995

(12)  Previously filed as Exhibit to the Company's Report on Form
      10-Q for the quarter ended December 31, 1995

(13)  Previously filed as Exhibit A to the Company's Proxy
      Statement relating to the Annual Meeting of Stockholders held on November 8, 1996



(14) Previously filed as Exhibit to the Company's Transition Report on Form 10-K for the nine months ended December 31, 1996.



      (b)  FINANCIAL STATEMENT SCHEDULES
           -----------------------------------
      The following financial statement schedules are filed as part of this Registration Statement and should be read in conjunction with the consolidated financial statements of the
Company:

     SCHEDULE                                                PAGE

     Schedule  I:          Condensed Financial Information
                           of Registrant                      S-1

     Schedule II:          Valuation and Qualifying Accounts  S-4


     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Company's
Consolidated Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS.
          ---------------
     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-19109 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on Apri1 29, 1997.

                               CADIZ LAND COMPANY, INC.


                           By: /s/ Keith Brackpool
                               ---------------------------------
                               Keith Brackpool
                               Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-19109 has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE        TITLE                      DATE
--------------------  ---------------------      -----------------------

/S/ Dwight W. Makins  Chairman of the Board      April 29, 1997
    ----------------   and Director
    Dwight W. Makins

/S/ Keith Brackpool    Chief Executive Officer   April 29, 1997
    ---------------    and Director
    Keith Brackpool    (Principal Executive
                       Officer)

/S/ J.F.R. Hammond     Director                  April 29, 1997
    ---------------
    J.F.R. Hammond


/S/ Stephen D. Weinress  Director                April 29, 1997
    -------------------
    Stephen D. Weinress

/S/ Susan K. Chapman    Chief Financial Officer  April 29, 1997
    ----------------    and Secretary
    Susan K. Chapman   (Principal Financial &
                        Accounting Officer)


           INDEX TO FINANCIAL STATEMENT SCHEDULES

Schedule  I:   Condensed Financial Information of Registrant.....S-1

Scheudle II:   Valuation and Qualify Accounts....................S-4



SCHEDULE I - CONDENSED FINANCIAL INFORMATION of REGISTRANT

Consolidated Balance Sheet
December 31, 1996
($ in thousands)
                                  Assets
                                  ------
 Current assets:
       Cash and cash equivalents                $    2,132
       Accounts receivable, net                         31
       Inventories                                       7
       Due from subsidiary                             332
       Prepaid expenses and other                      274
                                                ----------
       Total current assets                          2,776

Investment in subsidiary                            42,460
Property, plant and equipment, net                  11,241
Land held for development                           12,671
Water rights and transfer and
  storage projects                                   2,683
Other assets                                           150
Excess purchase price over net
  assets acquired, net                               4,981
                                                ----------
                                                $   76,962
                                                ==========

  Liabilities, Redeemable Preferred Stock, Preferred Stock,
           Common Stock & Other Stockholders' Equity
   --------------------------------------------------------

Current liabilities:
      Accounts payable                          $    1,332
      Accrued liabilities                            1,513
      Deferred revenue                                 375
      Long-term debt, current portion                  518
                                                ----------
      Total current liabilities                      3,738

Long-term debt                                      17,992

Other Liabilities                                       60

Commitments and contingencies

Series A redeemable preferred stock -
  $.01 par value; ($1,000 liquidation value);
  60,000 shares authorized;
  27,431 shares issued and outstanding at
  December 31, 1996                                 27,431

Preferred stock - $.01 par value;
  40,000 shares authorized,
  340 shares issued and outstanding at
  December 31, 1996                                      -

Common stock - $.01 par value; 45,000,000
  shares authorized; shares issued and
  outstanding - 23,445,868 at
  December 31, 1996 and 19,247,611 at
  March 31, 1996                                       234

Additional paid-in capital                          88,574

Accumulated deficit                                (61,067)
                                                   --------
                                                $   76,962
                                                 ==========

See accompanying notes to the consolidated financial statements.


SCHEDULE I - CONDENSED FINANCIAL INFORMATION of REGRISTRANT (Continued)

Consolidated Statement of Cash Flows
($ in thousands)

                                           For the Nine Months
                                                  Ended
                                            December 31, 1996
                                           -------------------
Cash flows from operating activities:
         Net loss                              $  (5,174)
         Adjustments to reconcile net
           loss to cash used for
           operating activities:
             Depreciation and amortization         1,388
             Interest capitalized to debt            481
             Changes in operating assets
               and liabilities:
             Decrease in accounts receivable         411
             Decrease in inventories                 259
             Increase in due from subsidiary        (923)
             Increase in prepaid expenses and other (317)
             Decrease in accounts payable           (441)
             Increase in accrued liabilities         219
             Increase in deferred revenue            375
                                                ---------
            Net cash used for operating
              activities                          (3,722)
                                                ---------
Cash flows from investing activities:
         Additions to property, plant
          and equipment                              (27)
         Land purchase and development              (490)
         Water transfer and storage projects        (187)
         Acquisition of Sun World                (36,587)
                                                --------
            Net cash used for investing
              activities                         (37,291)
                                                --------
Cash flows from financing activities:
         Net proceeds from issuance of stock      37,761
         Proceeds from short-term debt               347
         Principal payments on short-term debt       (17)
         Dividends paid on conversion of
           preferred stock                           (99)
                                                --------
            Net cash provided by
              financing activities                37,992

Net decrease in cash and cash equivalents         (3,021)

Cash and cash equivalents, beginning of period     5,153
                                                --------
Cash and cash equivalents, end of period       $   2,132
                                               =========

See accompanying notes to the consolidated financial statements.


SCHEDULE I - CONDENSED FINANCIAL INFORMATION of REGISTRANT (Continued)

Consolidated Statement of Operations
(In thousands except per share data)

                                       For the Nine Months
                                              Ended
                                        December 31, 1996
                                        -----------------
Revenues                                       $  1,278
                                               --------
Costs and expenses:
   Cost of sales                                  1,329
   Resource development                           1,133
   Landfill prevention activities                   394
   General and administrative                     2,073
   Depreciation                                     598
   Amortization                                     175
                                               --------
   Total costs and expenses                       5,702
                                               --------
Operating loss                                   (4,424)
Interest expense, net                             1,391
                                               --------
Net loss before income taxes                     (5,815)

Income tax benefit                                  641
                                               --------
Net Loss                                         (5,174)

Less: Preferred stock dividends                    (674)

      Imputed dividend on preferred stock        (2,451)
                                               ---------

Net loss applicable to common stock           $  (8,299)
                                              =========
Net loss per common share                     $    (.41)
                                              =========
Weighted average shares outstanding              20,500
                                              =========

See accompanying notes to the consolidated financial statements.


SCHEDULE II - VALUATION & QUALIFYING ACCOUNTS

For the nine ended December 31, 1996 and the years ended
 March 31, 1996 and 1995
($ in thousands)

                                                  Additions
                            Balance   Charge   -----------------
                              at        to      Charge            Balance
                          Beginning    Costs      to                at
                              of        and      Other    Deduc-   End of
                           Period     Expenses  Accounts  tions    Period
                         -----------  --------  --------  -----   --------
Nine months ended
  December 31, 1996

   Allowance for
    doubtful accounts        $   -0-   $  107   $  373   $  -0-   $   480

   Amortization of excess
    of purchase price over
    net assets acquired        1,851      175      -0-      -0-     2,026
                            --------   ------   ------    ------   ------
                            $  1,851   $  282   $  373   $  -0-   $ 2,506
                            ========   ======   ======   ======   =======
Fiscal year ended
  March 31, 1996

  Allowance for
   doubtful accounts       $     -0-   $  -0-   $  -0-   $  -0-   $   -0-

  Amortization of excess
   of purchase price over
   net assets acquired        1,617       234      -0-      -0-     1,851
                           --------    -------  ------    ------   ------
                           $  1,617   $   234   $  -0-    $ -0-   $ 1,851
                           ========   =======   ======    ======  =======

Fiscal year ended
  March 31, 1995

  Allowance for
   doubtful accounts      $    -0-   $   -0-   $   -0-   $  -0-   $   -0-

  Amortization of excess
   of purchase price over
   net assets acquired       1,383       234       -0-       -0-     1,617
                          --------   -------   -------   -------   -------
                          $  1,383   $   234   $   -0-   $   -0-   $ 1,617
                          ========   =======   =======   =======   =======